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                                                                    EXHIBIT 2.01
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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            BROADBASE SOFTWARE, INC.,

                            SOLDIER ACQUISITION CORP.

                                       AND

                                SERVICESOFT, INC.





                                                              SEPTEMBER 18, 2000

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                                TABLE OF CONTENTS


ARTICLE 1 DEFINITION OF CERTAIN TERMS....................................................2

ARTICLE 2 PLAN OF MERGER.................................................................3
        2.1 The Merger...................................................................3
        2.2 Escrow.......................................................................6
        2.3 Securities Law Compliance....................................................7
        2.4 Tax and Accounting Aspects of the Merger.....................................8
        2.5 Antitrust....................................................................8
        2.6 Further Assurances...........................................................8

ARTICLE 3 ADDITIONAL AGREEMENTS..........................................................8
        3.1 Public Announcement..........................................................8
        3.2 Fees and Expenses............................................................8
        3.3 Resale Restrictions..........................................................9
        3.4 Integration Matters..........................................................9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SERVICESOFT..................................9
        4.1 Organization and Good Standing...............................................9
        4.2 Subsidiaries and Guarantees..................................................9
        4.3 Capitalization..............................................................10
        4.4 Power, Authorization and Non-Contravention..................................11
        4.5 No Violation of Charter Documents, Contracts or Laws........................12
        4.6 Documents and Disclosures...................................................12
        4.7 Servicesoft Financial Statements............................................13
        4.8 Litigation..................................................................14
        4.9 Taxes.......................................................................14
        4.10 Title to Properties........................................................15
        4.11 Absence of Certain Changes or Events.......................................16
        4.12 Intellectual Property......................................................18
        4.13 Compliance with Laws.......................................................20
        4.14 Agreements and Commitments.................................................20
        4.15 Employees..................................................................22
        4.16 Environmental Matters......................................................25
        4.17 Certain Transactions and Agreements........................................26
        4.18 Accounts Receivable........................................................26
        4.19 Board of Directors, Officers and Key Personnel.............................27
        4.20 Insurance..................................................................27
        4.21 Voting Arrangements........................................................27
        4.22 Ownership of Shares of Broadbase Capital Stock.............................27
        4.23 Information Supplied.......................................................27
        4.24 Servicesoft Financial Projections..........................................28

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BROADBASE AND NEWCO.........................28
        5.1 Organization and Good Standing..............................................28
        5.2 Capitalization..............................................................28
        5.3 Power, Authorization and Non-Contravention..................................29



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
        5.4 No Violation of Charter Documents, Contracts or Laws........................30
        5.5 Sec Filings.................................................................30
        5.6 Broadbase Financial Statements..............................................31
        5.7 Litigation..................................................................31
        5.8 Absence of Certain Changes or Events........................................31
        5.9 Intellectual Property.......................................................32
        5.10 Compliance with Laws.......................................................33
        5.11 Information Supplied.......................................................33
        5.12 Accuracy of Disclosure.....................................................34

ARTICLE 6 SERVICESOFT PRE-CLOSING COVENANTS.............................................34
        6.1 Access to Information.......................................................34
        6.2 Advice of Changes...........................................................34
        6.3 Conduct of Business.........................................................34
        6.4 Prospectus/Proxy Statement..................................................37
        6.5 Stockholder Approval........................................................38
        6.6 No Solicitation.............................................................40
        6.7 Regulatory Approvals........................................................41
        6.8 Necessary Consents..........................................................42
        6.9 Blue Sky Laws...............................................................42
        6.10 Servicesoft Dissenting Shares..............................................42
        6.11 Litigation.................................................................42
        6.12 Certain Employee Benefits..................................................42
        6.13 Notification of Employee Problems..........................................42
        6.14 Certain Agreements.........................................................42
        6.15 Servicesoft Affiliates.....................................................42
        6.16 Satisfaction of Closing Conditions.........................................43
        6.17 Conversion of Servicesoft Preferred Stock and Servicesoft Warrants.........43
        6.18 Confirmation of Equity Interests...........................................43

ARTICLE 7 BROADBASE PRE-CLOSING COVENANTS...............................................43
        7.1 Advice of Changes...........................................................44
        7.2 Conduct of Business.........................................................44
        7.3 Regulatory Approvals........................................................45
        7.4 Amendment of Certificate of Incorporation...................................45
        7.5 Broadbase Stockholders' Approval............................................45
        7.6 Litigation..................................................................46
        7.7 Certain Employee Benefits...................................................46
        7.8 Satisfaction of Conditions Precedent........................................47
        7.9 Blue Sky Laws...............................................................47
        7.10 Nasdaq Listing.............................................................47
        7.11 Board Representation.......................................................47
        7.12 Bridge Loan................................................................47
        7.13 Section 16.................................................................48
        7.14 Director and Officer Insurance.............................................48
        7.15 Necessary Consents.........................................................48
        7.16 Director and Officer Indemnification.......................................48
        7.17 No Solicitation............................................................48



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
ARTICLE 8 CLOSING MATTERS...............................................................49
        8.1 The Closing.................................................................49
        8.2 Exchange of Certificates....................................................49
        8.3 Dissenting Shares...........................................................51
        8.4 Employee Plans..............................................................52

ARTICLE 9 CONDITIONS TO OBLIGATIONS OF SERVICESOFT......................................52
        9.1 Accuracy of Representations and Warranties..................................52
        9.2 Covenants...................................................................52
        9.3 Absence of Material Adverse Effect..........................................52
        9.4 Compliance with Law.........................................................52
        9.5 Government Consents.........................................................52
        9.6 Form S-4....................................................................52
        9.7 Requisite Approvals.........................................................53
        9.8 Opinion of Broadbase's Counsel..............................................53
        9.9 Hart-Scott Rodino Compliance................................................53
        9.10 Election of Servicesoft Designees to the Board of Directors of Broadbase...53
        9.11 Absence of Litigation......................................................53

ARTICLE 10 CONDITIONS TO OBLIGATIONS OF BROADBASE.......................................53
        10.1 Accuracy of Representations and Warranties.................................53
        10.2 Covenants..................................................................53
        10.3 Absence of Material Adverse Effect.........................................53
        10.4 Compliance with Law........................................................54
        10.5 Government Consents........................................................54
        10.6 Form S-4...................................................................54
        10.7 Requisite Approvals........................................................54
        10.8 Conversion of Preferred Stock..............................................54
        10.9 Exercise or Redemption of Warrants.........................................54
        10.10 Termination of Rights.....................................................54
        10.11 Third-Party Consents; Assignments; Other Documents........................54
        10.12 Dissenting Shares.........................................................54
        10.13 Resignations..............................................................54
        10.14 Escrow Agreement..........................................................54
        10.15 Opinion of Servicesoft's Counsel..........................................55
        10.16 Hart-Scott-Rodino Compliance..............................................55
        10.17 Affiliates Letter.........................................................55

ARTICLE 11 TERMINATION OF AGREEMENT.....................................................55
        11.1 Right to Terminate.........................................................55
        11.2 Termination Procedures.....................................................56
        11.3 Continuing Obligations.....................................................56
        11.4 Termination Fee............................................................56

ARTICLE 12 SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING
        COVENANTS ......................................................................57
        12.1 Survival of Representations................................................57
        12.2 Agreement to Indemnify.....................................................57
        12.3 Limitations on Liability; Exceptions.......................................58
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
        12.4 Survival of Claims.........................................................58
        12.5 No Indemnity for Corporate Agents..........................................58
        12.6 Servicesoft Stockholders' Representative...................................59

ARTICLE 13 MISCELLANEOUS................................................................61
        13.1 Entire Agreement...........................................................61
        13.2 Assignment; Binding Upon Successors and Assigns............................61
        13.3 No Third Party Beneficiaries...............................................61
        13.4 No Joint Venture...........................................................61
        13.5 Construction of Agreement..................................................61
        13.6 Severability...............................................................61
        13.7 Section Headings...........................................................61
        13.8 Amendment, Extension and Waivers...........................................61
        13.9 Governing Law..............................................................62
        13.10 Dispute Resolution........................................................62
        13.11 Other Remedies............................................................62
        13.12 Notices...................................................................62
        13.13 Time is of the Essence....................................................63
        13.14 Effect of Disclosure Letters..............................................64
        13.15 Counterparts..............................................................64



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                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of September 18, 2000, by and among Broadbase Software, Inc., a Delaware corporation ("BROADBASE"), Servicesoft, Inc., a Delaware corporation ("SERVICESOFT"), and Soldier Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Broadbase ("NEWCO").

                                    RECITALS

        A. The parties intend that, on the terms and subject to the conditions of this Agreement, Newco will merge with and into Servicesoft in a reverse triangular merger (the "MERGER"), with Servicesoft to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and a Certificate of Merger substantially in the form of Exhibit A (the "CERTIFICATE OF MERGER") and the applicable provisions of the laws of the State of Delaware. Upon the effectiveness of the Merger, all the outstanding capital stock of Servicesoft ("SERVICESOFT STOCK") will be converted into capital stock of Broadbase, and Broadbase will assume all outstanding options to purchase shares of capital stock of Servicesoft, as provided in this Agreement and the Certificate of Merger.

        B. The Boards of Directors of Broadbase, Servicesoft and Newco have determined that the Merger is in the best interests of, their respective companies and stockholders, have approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and subject to the conditions of this Agreement.

        C. Concurrently with the execution of this Agreement, and as a condition and inducement for the parties' willingness to enter into this Agreement: (i) all executive officers and directors of each of Broadbase and Servicesoft, and each of the stockholders of Servicesoft and Broadbase listed on Schedule 1 are entering into a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit B (the "VOTING Agreement"), pursuant to which such officers and directors of Broadbase and Servicesoft and such stockholders of Broadbase and Servicesoft will agree irrevocably to vote all shares of Broadbase or Servicesoft capital stock, as applicable, beneficially owned by such stockholders, in favor of the Merger and the transactions contemplated by the Merger, and (ii) each of the employees of Servicesoft listed on Schedule 2 shall have executed and delivered to Broadbase an employment and non-competition agreement in substantially the form attached hereto as Exhibit C (the "EMPLOYMENT AGREEMENT"), to be effective upon the "Effective Time" (as defined in Section 2.1).

        D. Following the execution of this Agreement, Broadbase will advance to Servicesoft, on an as-needed basis, bridge loans of up to an aggregate of $15 million for the purpose of financing operating expenses incurred in the ordinary course of business, pursuant to the terms set forth in the form of convertible promissory note attached hereto as Exhibit D.

        E. Prior to the "Closing Date" (as defined in Section 8.1), and as a condition and inducement to Broadbase's willingness to enter into this Agreement, Broadbase and the "Representative" (as defined in Section 2.2(d)) shall execute and deliver an Escrow Agreement in substantially the form attached hereto as Exhibit E (the "ESCROW AGREEMENT"), to be effective upon consummation of the Merger, pursuant to which certain shares of Broadbase common stock issued in the Merger will be withheld by Broadbase and deposited in escrow as security for the indemnification obligations provided for in Article 12.

        F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.



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        In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

        1. DEFINITIONS OF CERTAIN TERMS

                "ACQUISITION" means any transaction or series of related transactions (i) that results in the holders of record of an entity's capital stock immediately prior to such transaction or transactions holding less than fifty percent (50%) of the voting power of such entity immediately after such transaction or transactions, including the acquisition of such entity by another entity and any reorganization (other than a reincorporation of such entity under the laws of the state of Delaware), merger, consolidation or share exchange, or
(ii) that results in the sale of all or substantially all of the assets of such entity.

                "ANCILLARY AGREEMENTS" means either of or both the "Servicesoft Ancillary Agreements" and the "Broadbase Ancillary Agreements" as the context requires.

                "BROADBASE ANCILLARY AGREEMENTS" has the meaning set forth in
Section 5.3(a).

                "BROADBASE DISCLOSURE LETTER" means that disclosure letter dated as of the date hereof and provided by Broadbase and Newco to Servicesoft simultaneously with the execution and delivery of this Agreement.

                "BROADBASE OPTION" has the meaning set forth in Section 2.1(a)(iii).

                "BROADBASE STOCKHOLDER" means a holder of shares of Broadbase's capital stock, including Broadbase common stock.

                "CONTRACT" means, with respect to any person, any written or oral agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, work order, commitment, covenant, obligation, promise or undertaking of any nature to which such person is a party or by which its properties or assets may be bound.

                "CONVERSION RATIO" means the ratio of Exchange Shares into which each share of Servicesoft Common Stock shall be converted pursuant to Section 2.1(a).

                "ESCROW AGENT" has the meaning set forth in Section 2.2(a).

                "ESCROW PERIOD" means that time period beginning at the Effective Time and ending at 12:01 a.m. on the first anniversary of the Closing Date.

                "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                "EXCHANGE SHARES" means the shares of Broadbase common stock to be issued to Servicesoft Stockholders in the Merger pursuant to Section 2.1.

                "GAAP" means U.S. generally accepted accounting principles, applied on a consistent basis.

                "HSR ACT" has the meaning set forth in Section 2.5.

                "KNOWLEDGE" when used with respect to any entity, means the actual knowledge of the executive officers of such entity, after due inquiry. For these purposes, "executive officer" will include the president, chief executive officer, chief financial officer, any managing director, any vice president, and the general counsel of such entity.

                "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, circumstance or effect that is materially adverse to the business, employees, assets (including



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intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, unless such entity can sustain the burden of proving that any such change, event, circumstance or effect results from (i) changes in general economic conditions, or (ii) changes affecting the industry generally in which the entity operates which do not affect such entity disproportionately.

                "SERVICESOFT ANCILLARY AGREEMENTS" has the meaning set forth in
Section 4.4(a).

                "SERVICESOFT CANADA" means Servicesoft Technologies Canada, a corporation organized under the laws of Canada.

                "SERVICESOFT CANADA COMMON STOCK" means the shares of common stock of Servicesoft Canada which are exchangeable on a one-for-one basis into shares of Servicesoft Common Stock.

                "SERVICESOFT CANADA PREFERRED STOCK" means the shares of preferred stock of Servicesoft Canada which are exchangeable on a one-for-one basis into shares of Servicesoft Series H Preferred Stock.

                "SERVICESOFT COMMON STOCK" means the shares of common stock of Servicesoft, par value $.01 per share.

                "SERVICESOFT CONTRACT" means any Contract: (a) to which Servicesoft is a party; or (b) by which Servicesoft or any of its assets is bound or subject to any obligation.

                "SERVICESOFT DISCLOSURE LETTER" means that disclosure letter dated as of the date hereof and provided by Servicesoft to Broadbase and Newco simultaneously with the execution and delivery of this Agreement.

                "SERVICESOFT OPTION" has the meaning set forth in Section
4.3(b).

                "SERVICESOFT PREFERRED STOCK" means the shares of Series H Convertible Preferred Stock of Servicesoft, par value $.01, shares of Series I Convertible Preferred Stock of Servicesoft, par value $.01, shares of Series J Convertible Preferred Stock of Servicesoft, par value $.01, one share of Series X Special Voting Preferred Stock, par value $.01, and one share of Series Y Special Voting Preferred Stock, par value $.01.

                "SERVICESOFT SERIES H PREFERRED STOCK" means the shares of Series H Convertible Preferred Stock of Servicesoft, par value $.01.

                "SERVICESOFT STOCKHOLDER" means a holder of shares of Servicesoft's capital stock, including Servicesoft common stock.

                "SERVICESOFT WARRANT" has the meaning set forth in Section
4.3(b).

                "SECURITIES ACT" means the Securities Act of 1933, as amended.

                "SEC" means the Securities and Exchange Commission.

        2. PLAN OF MERGER

                2.1 The Merger. The Certificate of Merger will be filed with the Secretary of State of the State of Delaware as soon as practicable after the "Closing" (as defined in Section 8.1). The effective time of the Merger (the "EFFECTIVE TIME") shall be the time of filing of the Certificate of Merger unless otherwise specified in the Certificate of Merger. On the terms and subject to the conditions of this Agreement and the Certificate of Merger, at the Effective Time, Newco will be merged with and into Servicesoft (such remaining entity, as appropriate, the "SURVIVING CORPORATION") in a



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statutory merger pursuant to the Certificate of Merger and in accordance with applicable provisions of Delaware Law as follows:

                        (a) Conversion of Servicesoft Securities.

                                (i) Conversion of Servicesoft Shares. On the
terms and subject to the conditions of this Agreement, at the Effective Time,
(i) each share of Servicesoft Common Stock and Servicesoft Preferred Stock that is issued and outstanding immediately prior to the Effective Time, including shares of Servicesoft Common Stock or Servicesoft Preferred Stock issued or issuable upon the exchange of Servicesoft Canada Common Stock and Servicesoft Canada Preferred Stock, but excluding any Dissenting Shares (as defined in
Section 2.1(a)(ii)) and any shares of Servicesoft Series X Preferred Stock and Servicesoft Series Y Preferred Stock, will, by virtue of the Merger and at the Effective Time without further action on the part of any holder thereof (except as expressly provided herein) be converted into and represent the right to receive 1.4404 Exchange Shares and (ii) each share of Servicesoft Series X Preferred Stock and Servicesoft Series Y Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be redeemed for a redemption price of $1.00.

                                (ii) Dissenting Shares. Holders of shares of
Servicesoft's capital stock who have duly complied with all requirements for perfecting stockholders' rights of appraisal, as set forth in Section 262 of the Delaware General Corporation Law ("DELAWARE Law"), shall be entitled to their rights under the Delaware Law with respect to such shares ("DISSENTING SHARES").

                                (iii) Assumption and Conversion of Servicesoft
Options and Restricted Stock.

                                        (A) Effective at the Effective Time,
        Broadbase will assume all outstanding Servicesoft Options, and each of the Servicesoft Options shall by its terms be converted into an option to purchase that number of shares of Broadbase common stock (a "BROADBASE OPTION") which equals the number of shares of Servicesoft Common Stock issuable pursuant to such Servicesoft Option immediately prior to the Effective Time, multiplied by the Conversion Ratio, rounded down to the nearest whole share. The per share exercise price for each Broadbase Option will equal the per share exercise price of each such Servicesoft Option immediately prior to the Effective Time divided by the Conversion Ratio, rounded up to the nearest whole cent. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this Section 2.1(a)(iii)(A). No Broadbase Options or Exchange Shares shall be issued with respect to Servicesoft Options that are canceled subsequent to the date of this Agreement and prior to the Effective Time.

                                    (B) Continuation Of Vesting And Repurchase
        Rights. If any shares of capital stock of Servicesoft ("SERVICESOFT CAPITAL STOCK") that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by Servicesoft, upon any termination of a stockholder's employment, directorship or other relationship with Servicesoft (and/or any affiliate of Servicesoft), as the case may be, under the terms of any restricted stock purchase agreement or other agreement with Servicesoft, then the Exchange Shares issued upon the conversion of such shares of Servicesoft Capital Stock in the Merger will, subject to compliance with applicable laws, continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such Exchange Shares may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Servicesoft shall take all actions that may be necessary to ensure that, from and after the



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        Effective Time, Broadbase is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.


                                    (C) Terms of Assumption of Stock Options and
        Restricted Stock; Vesting. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms of each Broadbase Option will be the same in all material respects as the corresponding Servicesoft Option, and no material number of options or shares of restricted stock will be accelerated as a result of the Merger, or actual or constructive termination of employment following the Merger, except as set forth in
        Item 2.1(a)(iii)(C) of the Servicesoft Disclosure Letter. Except as set forth in Item 2.1(a)(iii)(C) of the Servicesoft Disclosure Letter, no vesting of shares subject to Servicesoft Options, warrants or restricted stock will be accelerated as a result of the Merger or any event associated with the Merger and if any holder of Servicesoft Options, warrants or restricted stock has acceleration provisions that would be triggered by the Merger or any event associated with the Merger, Servicesoft shall cause each such holder to waive such acceleration provisions except for those Servicesoft Options, warrants and restricted stock listed in Item 2.1(a)(iii)(C) of the Servicesoft Disclosure Letter. Continuous employment with Servicesoft will be credited to holders of Broadbase Options received upon exchange of Servicesoft Options pursuant to Section 2.1(a)(iii)(A) for purposes of determining the vesting of such Broadbase Options from and after the Effective Time.

                                (iv) Servicesoft Warrants and Preferred Stock.

                                    (A) Assumption and Conversion of Servicesoft
        Warrants. Effective at the Effective Time, Broadbase will assume all outstanding Servicesoft Warrants (as defined in Section 4.3(b)), and each of the Servicesoft Warrants shall by its terms be converted into a warrant to purchase that number of shares of Broadbase common stock (a "BROADBASE WARRANT") which equals the number of shares of Servicesoft Common Stock issuable pursuant to such Servicesoft Warrant immediately prior to the Effective Time, multiplied by the Conversion Ratio, rounded down to the nearest whole share. The per share exercise price for each Broadbase Warrant will equal the per share exercise price of each such Servicesoft Warrant immediately prior to the Effective Time divided by the Conversion Ratio, rounded up to the nearest whole cent. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this Section 2.1(a)(iv). No Broadbase Warrants or Exchange Shares shall be issued with respect to Servicesoft Warrants that are canceled subsequent to the date of this Agreement and prior to the Effective Time.

                                    (B) Preferred Stock. Prior to the Closing,
        Servicesoft shall use all reasonable efforts to cause each holder of shares of Servicesoft Preferred Stock to convert such shares of Servicesoft Preferred Stock, effective as of and contingent upon the consummation of the Merger, into Servicesoft Common Stock in accordance with the terms of the applicable instruments and agreements governing such Servicesoft Preferred Stock.

                                (v) Adjustment for Capital Changes. If prior to
the Merger, Broadbase or Servicesoft (A) recapitalizes either through a split-up of the outstanding shares of Broadbase or Servicesoft capital stock into a greater number, or through a combination of such outstanding shares into a lesser number, (B) reorganizes, reclassifies or otherwise changes such outstanding shares into the same or a different number of shares of other classes or into securities of another company (other than through a split-up or combination of shares provided for in the previous clause), or (C) declares a dividend on its outstanding shares payable in shares or securities convertible



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into shares, the calculation of the Conversion Ratio and the Escrow Shares (as
defined in Section 2.2(b)) will be adjusted appropriately so as to maintain the proportionate interests of the Servicesoft Stockholders and the holders of shares of Broadbase capital stock at the time of such recapitalization.

                                (vi) Fractional Shares. No fractional shares of
Broadbase common stock will be issued in connection with the Merger. However, in lieu thereof, each Servicesoft Stockholder who would otherwise be entitled to receive a fraction of a share of Broadbase common stock (excluding with respect to Servicesoft Options) will receive from Broadbase, together with the Exchange Shares to be delivered to such Servicesoft Stockholder, pursuant to Section 8.2(a)(i), an amount of cash equal to the product obtained by multiplying (A) the closing price of a share of Broadbase common stock on the Nasdaq National Market on the last trading day before the Effective Time by (B) the fraction of a share of Broadbase common stock that such holder would otherwise have been entitled to receive.

                        (b) Effects of the Merger. At the Effective Time: (i) Newco will merge with and into Servicesoft, Servicesoft will be the Surviving Corporation pursuant to the terms of the Certificate of Merger and the separate existence of Newco will thereupon cease; (ii) each share of Servicesoft Common Stock and each Servicesoft Option outstanding immediately prior to the Effective Time will be converted as provided in this Section 2.1, subject to the escrow provisions of Section 2.2; (iii) each share of common stock of Newco that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Newco, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Newco common stock are so converted shall be the only shares of Servicesoft Common Stock that are issued and outstanding immediately after the Effective
Time); (iv) the certificate of incorporation and bylaws of Servicesoft shall be amended and restated to contain provisions in substantially the form set forth in the certificate of incorporation and bylaws of Newco; (v) the sole director and officers of Newco immediately prior to the Effective Time will become the sole director and officers of the Surviving Corporation; (vi) each share of Servicesoft's capital stock held by Servicesoft or owned by Newco, Broadbase or any direct or indirect wholly-owned subsidiary of Servicesoft or of Broadbase immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof; and (vii) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

                2.2 Escrow

                        (a) Escrow Agent. State Street Bank and Trust Company of California, N.A., or such other escrow agent selected by Broadbase prior to the Closing and reasonably acceptable to Servicesoft (the "ESCROW AGENT") shall hold, release and perform other tasks related to the Escrow Shares pursuant to the provisions of the Escrow Agreement.

                        (b) Escrow Shares. Broadbase shall withhold from the number of Exchange Shares to be issued to each Servicesoft Stockholder pursuant to Section 2.1(a)(i), upon surrender of such Stockholder's Servicesoft Certificates, that number of Exchange Shares equal to ten percent (10%) of the Exchange Shares to be issued to such Servicesoft Stockholder pursuant to Section 2.1(a)(i), rounded to the nearest whole share (collectively, the "ESCROW SHARES"). As soon as practicable after the Effective Time, and in accordance with the provisions of the Escrow Agreement, Broadbase will deposit with the Escrow Agent certificates representing the Escrow Shares, issued in the name of each Servicesoft Stockholder according to the number of Escrow Shares withheld from such Servicesoft Stockholder hereunder, together with related stock transfer powers.

                        For the purposes of this Agreement and the Escrow Agreement, Escrow Shares will be deemed to have a per share value equal to the average of the closing prices of Broadbase Common Stock for the 10 trading days ending 2 trading days prior to the Closing (provided that such price shall be subject to adjustment to reflect any capital change in Broadbase of the type referred to in Section 2.1(a)(v), whether occurring at or after the Effective Time, and Broadbase shall promptly provide the Escrow Agent with written notice of such capital change) as provided in the Escrow Agreement.

                        (c) Escrow Period. The Escrow Agent will hold the Escrow Shares and any dividends and distributions on the Escrow Shares as collateral for Servicesoft's indemnification obligations, and shall release such Escrow Shares and any dividends or distributions thereon in accordance with the terms of the Escrow Agreement and Article 12.

                        (d) Consent to Escrow Agreement. In the event that the Merger is approved by the Servicesoft Stockholders as provided herein, the Servicesoft Stockholders shall, without any further act of any Servicesoft Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for Servicesoft's indemnification obligations under
Article 12 in the manner set forth in the Escrow Agreement, (ii) the appointment of Mark Skapinker as the representative of the Servicesoft Stockholders (the "REPRESENTATIVE") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Servicesoft Stockholder (other than holders of Dissenting Shares), and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, exercising the power to: authorize delivery to Broadbase of Escrow Shares in satisfaction of claims by Broadbase; agreeing to, negotiating, entering into settlements and compromises of and demanding arbitration and complying with orders of courts and awards of arbitrators with respect to such claims; resolving any claim made pursuant to
Section 12.2; and taking all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and (iii) to all of the other terms, conditions and limitations in the Escrow Agreement.

                2.3 Securities Law Compliance.

                        (a) Issuance of Exchange Shares in Exchange for Servicesoft Common Stock. The offer, sale and issuance of the Exchange Shares to be issued in the Merger shall be registered under the Securities Act on Form S-4 promulgated thereunder. As promptly as practicable after the date of this Agreement, Broadbase and Servicesoft shall prepare and file with the SEC a Form S-4 registration statement (the "FORM S-4") together with the prospectus/proxy statement included therein (the "PROSPECTUS/PROXY STATEMENT") and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Broadbase and Servicesoft shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Broadbase shall also take any action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the issuance of the Exchange Shares in the Merger. Servicesoft shall furnish to Broadbase all information concerning Servicesoft and the Servicesoft Stockholders as may be reasonably requested in connection with any action contemplated by this Section 2.3(a). Broadbase shall furnish to Servicesoft all information concerning Broadbase as may be reasonably requested in connection with any action contemplated by this Section 2.3(a).

                        (b) Issuance of Exchange Shares Pursuant to Exercises of Exchange Options. Broadbase shall cause the Exchange Shares that are issuable upon exercise of the Broadbase Options to be registered under the Securities Act on Form S-8 or any other applicable form within 15 days after the Closing Date. Broadbase will use reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses incorporated therein) so long as the Broadbase Options (or shares issued upon exercise thereof) remain outstanding.

                        (c) Resale of Exchange Shares. Holders of Exchange Shares will be wholly responsible for compliance with all federal and state securities laws regarding the sale, transfer or other disposition of such shares.

                2.4 Tax and Accounting Aspects of the Merger.

                        (a) Tax Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                        (b) Accounting Treatment. The parties intend that the Merger be treated as a "purchase" for accounting purposes.

                2.5 Antitrust. Each of Broadbase and Servicesoft will promptly prepare and file the applicable notices (if any) required to be filed by it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), and comply promptly with any requests to it from the Federal Trade Commission or United States Department of Justice for additional information.

                2.6 Further Assurances. Servicesoft agrees that if, at any time before or after the Effective Time, Broadbase considers or is advised that any further deeds, assignments or assurances are reasonably deemed necessary or desirable by Broadbase to vest, perfect or confirm in Broadbase title to any property or rights of Servicesoft or the Surviving Corporation as provided herein, Broadbase, the Surviving Corporation and their respective proper officers and directors are hereby authorized by Servicesoft to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or reasonably deemed by Broadbase to be desirable to vest, perfect or confirm title to such property or rights in Broadbase and otherwise to carry out the purpose of this Agreement, in the name of Servicesoft or otherwise. The officers and directors of Broadbase, Servicesoft, and the Surviving Corporation will take all such other lawful and necessary or desirable action to carry out the purposes of this Agreement.

        3. ADDITIONAL AGREEMENTS

                3.1 Public Announcement. Broadbase and Servicesoft will issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement. Thereafter, Broadbase and Servicesoft may issue such press releases, and make such other disclosures regarding the Merger, as they determine are required under applicable securities laws or regulatory rules provided that such press releases or other disclosures regarding the Merger shall not be made without the prior consent and approval of both parties with respect to the content of such releases and disclosures and with respect to the decision to release such press releases or disclosures. Servicesoft will take all reasonable precautions to prevent any trading in the securities of Broadbase by officers, directors, employees and agents of Servicesoft, having knowledge of any material information regarding Broadbase provided hereunder, including, without limitation, the existence of the transactions contemplated by this Agreement until the information in question has been publicly disclosed.

                3.2 Fees and Expenses. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby. Any such fees and expenses of Servicesoft in excess of $500,000, excluding the fees and expenses of investment bankers, ("EXCESS EXPENSES"), shall be paid by the Servicesoft Stockholders. All other fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Broadbase and Servicesoft shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Form S-4 (including financial statements and exhibits) and any amendments or supplements thereto) and the Proxy Statement/Prospectus (including any preliminary materials related thereto).

                3.3 Resale Restrictions. No "Servicesoft Affiliate" (as such term is defined in Section 6.15) will, directly or indirectly, sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce such Servicesoft Stockholder's risk of ownership or investment in, or make any offer or enter into any agreement relating to any of the foregoing with respect to any shares of the capital stock of Broadbase (including, without limitation, the Exchange Shares and any additional shares of capital stock of Broadbase acquired by such Servicesoft Stockholder, whether upon exercise of a stock option or otherwise), or any option or other right to purchase any shares of capital stock of Broadbase, during the period beginning on the date of this Agreement and ending on the date that is 90 days after the Closing Date. Notwithstanding the foregoing, in the event Broadbase enters into an agreement with respect to a Broadbase Acquisition (as such term is defined in Section 7.2(g)), the restrictions described in the previous sentence shall terminate on the date that is two days after the record date for a Broadbase stockholders' meeting to consider such Broadbase Acquisition, except with respect to a Servicesoft Affiliate who is at such time an Affiliate (as defined in the Securities Act) of Broadbase. Any such Servicesoft Affiliate shall be subject to any and all restrictions on transfer that are applicable to all officers, directors and other affiliates of Broadbase, whether by contract or pursuant to Broadbase policy.

                3.4 Integration Matters. Servicesoft and Broadbase will cooperate in good faith to identify and, to the extent practicable, to resolve matters regarding the orderly integration of their respective operations.

        4. REPRESENTATIONS AND WARRANTIES OF SERVICESOFT

                Except as set forth in the Servicesoft Disclosure Letter delivered to Broadbase and Newco herewith, (which, subject to Section 13.14, shall specifically refer to the Sections of this Agreement to which the specific Items of the Servicesoft Disclosure Letter therein constitute an exception), Servicesoft hereby represents and warrants to Broadbase as follows:

                4.1 Organization and Good Standing. Servicesoft and each Subsidiary (as defined in Section 4.2) is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Servicesoft. Except as set forth on Item 4.1 of the Servicesoft Disclosure Letter, Servicesoft has delivered or made available to Broadbase a true and correct copy of its certificate of incorporation and bylaws and similar governing instruments of each Subsidiary, each as amended to date (collectively, the "SERVICESOFT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Servicesoft nor any Subsidiary is in violation of any of the provisions of the Servicesoft Charter Documents. Servicesoft has delivered or made available to Broadbase all proposed or considered amendments to the Servicesoft Charter Documents.

                4.2 Subsidiaries and Guarantees. Except for the subsidiaries of Servicesoft listed in Item 4.2 of the Servicesoft Disclosure Letter (collectively the "SUBSIDIARIES" and each a "SUBSIDIARY"), Servicesoft does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. Neither Servicesoft nor any Subsidiary has agreed or is obligated to make, or is bound by any written agreement, contract, subcontract, lease, letter of intent, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, or benefit plan as in effect as of the date hereof pursuant to which it is required to make any future investment in or capital contribution to any other entity. Neither Servicesoft, nor any Subsidiary, is a general partner of any general partnership, limited partnership or other entity. Item 4.2 of the Servicesoft Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Servicesoft's direct or indirect equity interest therein.

                4.3 Capitalization.

                        (a) Authorized/Outstanding Capital Stock. As of the close of business on September 18, 2000, the authorized capital stock of Servicesoft consists solely of 30,000,000 shares of Servicesoft Common Stock and 16,450,002 shares of Servicesoft Preferred Stock, 8,000,000 of which are designated as Series H Convertible Preferred Stock, 4,450,000 are designated as Series I Convertible Preferred Stock, 4,000,000 are designated as Series J Convertible Preferred Stock, 1 is designated as Series X Special Preferred Stock and 1 is designated as Series Y Special Preferred Stock. As of the date hereof, there are issued and outstanding 4,257,439 shares of Servicesoft Common Stock, 7,364,796 shares of Servicesoft's Series H Preferred Stock (each of which is convertible into one share of Servicesoft common stock), 3,982,271 shares of Servicesoft's Series I Preferred Stock (each of which is convertible into one share of Servicesoft common stock), 3,481,478 shares of Servicesoft's Series J Preferred Stock (each of which is convertible into one share of Servicesoft common stock), 1 share of Servicesoft's Series X Special Preferred Stock, and 1 share of Servicesoft's Series Y Special Preferred Stock. Except as set forth on
Item 4.3(a) of the Servicesoft Disclosure Letter, all issued and outstanding shares of Servicesoft Common Stock and Servicesoft Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights or rights of first refusal by statute, Servicesoft's certificate of incorporation or bylaws, or any agreement or document to which Servicesoft is a party or by which it is bound, and have been offered, issued, sold and delivered by Servicesoft in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. A list of all holders of Servicesoft capital stock and the number of shares held by each as of the date hereof is set forth in Item 4.3(a) of the Servicesoft Disclosure Letter, to be updated as of the Closing Date.

                        (b) Options/Warrants/Rights. As of the close of business on September 18, 2000: (i) options to purchase 4,191,331 shares of Servicesoft Common Stock (the "SERVICESOFT OPTIONS") have been issued and are outstanding;
(ii) warrants to purchase 20,782 shares of Servicesoft Common Stock have been issued and are outstanding; and (iii) warrants to purchase 63,025 shares of Servicesoft Series H Preferred Stock have been issued and are outstanding, (the warrants in (ii) and (iii) are collectively referred to as the "SERVICESOFT WARRANTS"). A list of all holders of Servicesoft Options and Servicesoft Warrants is set forth in Item 4.3(b) of the Servicesoft Disclosure Letter. Item 4.3(b) of the Servicesoft Disclosure Letter lists for each person who holds Servicesoft Options or Servicesoft Warrants, the exercise price for each such Servicesoft Option or Servicesoft Warrant, the number of shares or other securities covered by each such Servicesoft Option or Servicesoft Warrant, the term of exercisability of each such Servicesoft Option or Servicesoft Warrant, the vesting schedule, the extent each such Servicesoft Option or Servicesoft Warrant is vested as of the date hereof and whether the vesting of such Servicesoft Option or Servicesoft Warrant will be accelerated as a result of the Merger or upon any other event. In addition, Item 4.3(b) of the Servicesoft Disclosure Letter lists all holders of shares of Servicesoft restricted stock and for each such person, the number of shares of Servicesoft Restricted Stock held, the terms of Servicesoft's right to repurchase such Servicesoft Restricted Stock, the schedule on which such rights lapse and whether such repurchase rights arise in full or in part as a result of the Merger or upon any other event. Servicesoft has delivered to Broadbase accurate and complete copies of all plans pursuant to which Servicesoft has ever granted stock options or warrants. Except as set forth in Section 4.3(a), this Section 4.3(b) and in Item 4.3(b) of the Servicesoft Disclosure Letter, there is no: (i) outstanding preemptive right, right of first refusal, stock appreciation right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from Servicesoft or, to Servicesoft's knowledge, from affiliates of Servicesoft, any shares of the capital stock or other securities of Servicesoft; (ii) outstanding security, instrument or obligation issued by Servicesoft or controlled affiliates of Servicesoft, that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Servicesoft; (iii) stockholders' rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Servicesoft or any successor of Servicesoft is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) Contract to which Servicesoft is a party relating to the voting or registration of or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) any shares of Servicesoft Common Stock; (v) liability for dividends accrued but unpaid; or
(vi) condition or circumstance, to Servicesoft's knowledge, that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of Servicesoft, including but not limited to promises to issue or grant securities of Servicesoft or to recommend to Servicesoft's board of directors to issue or grant securities of Servicesoft.

                        (c) Except as set forth in Item 4.3(c) of the Servicesoft Disclosure Letter, Servicesoft is not under any obligation to register under the Securities Act the resale of any of its presently outstanding securities or any securities that may be subsequently issued.

                        (d) To Servicesoft's knowledge: (i) no Servicesoft Stockholder has claimed any interest in any additional shares of capital stock of Servicesoft, or any options, warrants or other securities of Servicesoft, except for the number of shares of Servicesoft Common Stock or Servicesoft Preferred Stock which such person is shown to be the owner of in Item 4.3(a) and any Servicesoft Options and Servicesoft Warrants which such person is shown to be the owner of in Item 4.3(b); and (ii) no third party who is not listed in
Item 4.3(a) or Item 4.3(b) has made, or has, any claim of entitlement to receive any shares of the capital stock of Servicesoft, any warrants or other rights to acquire any capital stock of Servicesoft or any other securities of Servicesoft.

                4.4 Power, Authorization and Non-Contravention.

                        (a) Servicesoft and each Subsidiary has the corporate power and authority to: (i) carry on its business as now conducted; (ii) own, operate and lease its properties in the manner in which its properties are currently owned, used and leased and in the manner in which its properties are proposed to be owned, used and leased; (iii) perform its obligations under all Servicesoft Contracts, and (iv) enter into and perform its obligations under this Agreement and all agreements to which Servicesoft is or will be a party that are required to be executed pursuant to or in connection with this Agreement (the "SERVICESOFT ANCILLARY AGREEMENTS"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Servicesoft, subject only to the approval and adoption of this Agreement and the approval of the Merger by Servicesoft's stockholders (the "SERVICESOFT STOCKHOLDER APPROVAL") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of (i) a majority of the outstanding shares of Servicesoft Common Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series X Special Preferred Stock and Series Y Special Voting Preferred Stock, all voting together as a single class, and (ii) a majority of the outstanding shares of Servicesoft Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock and Series Y Special Voting Preferred Stock, all voting together as a single class, is sufficient for the Servicesoft

Stockholder Approval, and no other approval of any holder of any securities of Servicesoft is required in connection with the consummation of the transactions contemplated hereby.

                        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY") or other person, is required to be obtained or made by Servicesoft in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Servicesoft is qualified to do business, (ii) the filing of the Form S-4 and Prospectus/Proxy Statement with the SEC, each in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Form S-4, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Servicesoft, Broadbase or the Surviving Corporation or prevent, alter or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

                        (c) The Servicesoft Stockholders that have executed Voting Agreements collectively own shares of Servicesoft Common Stock and Servicesoft Preferred Stock representing, in the aggregate, voting power sufficient to approve the Merger.

                        (d) This Agreement and the Servicesoft Ancillary Agreements are, or when executed and delivered by Servicesoft and the other parties thereto will be, valid and binding obligations of Servicesoft enforceable against Servicesoft in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) the enforceability of provisions requiring indemnification; provided, however, that the Certificate of Merger and the Servicesoft Ancillary Agreements will not be effective until the earlier of the Effective Time and the date provided for therein.

                4.5 No Violation of Charter Documents, Contracts or Laws. Except as set forth in Item 4.5 of the Servicesoft Disclosure Letter, neither the execution and delivery of this Agreement or any Servicesoft Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (a) any provision of the certificate of incorporation, bylaws or other charter documents of Servicesoft or any Subsidiary, as currently in effect; (b) any material Servicesoft Contract; or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Servicesoft or its assets or properties, or any Subsidiary or its assets or properties. The consummation of the Merger and succession by Broadbase to all material rights, licenses, franchises, leases and agreements of Servicesoft and each Subsidiary will not require the consent of any third party.

                4.6 Documents and Disclosures.

                        (a) Servicesoft has provided to Broadbase, or to counsel for Broadbase, for examination true and complete copies of all documents and information listed in the Servicesoft Disclosure Letter or other exhibits called for by this Agreement, including, without limitation, the following: (i) copies of Servicesoft's certificate of incorporation, bylaws and other charter documents, as currently in effect; (ii) Servicesoft's minute book containing all records of all proceedings, consents, actions and meetings of the Stockholders, the Board of Directors and any committees of the Board of Directors of Servicesoft; (iii) Servicesoft's stock ledger; (iv) all material permits, orders and consents issued by any regulatory agency with respect to Servicesoft; and (v) to the extent available, all of the foregoing documents and information with respect to the Subsidiaries.

                        (b) The books of account, stock records, minute books and other records of Servicesoft: (i) are in all material respects true and complete and (ii) have been maintained in accordance with reasonable business practices. The books of account of Servicesoft are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Servicesoft as required by GAAP. Servicesoft has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP, and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of Servicesoft and its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                        (c) Servicesoft has furnished to Broadbase a true and complete copy of each registration statement and other filing filed with the SEC by Servicesoft (collectively, the "SERVICESOFT SEC DOCUMENTS"). Except as set forth in Item 4.6(c) of the Servicesoft Disclosure Letter, as of their respective dates, the Servicesoft SEC Documents: (i) were prepared in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder applicable to such Servicesoft SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Servicesoft SEC Document. Neither Servicesoft, nor any Subsidiary is required to file any forms, reports or other documents with the SEC.

                4.7 Servicesoft Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the registration statement on Form S-1 (Registration Statement No. 333-30476), as amended by Amendment No. 4 thereto, filed with the SEC on August 25, 2000 (the "SERVICESOFT S-1") (such financial statements, the "SERVICESOFT FINANCIAL STATEMENTS"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented the consolidated financial position of Servicesoft and its Subsidiaries as at the respective dates thereof and the consolidated results of Servicesoft's and its Subsidiaries' operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. Except as set forth in Item 4.7 of the Servicesoft Disclosure Letter, since Servicesoft's June 30, 2000 balance sheet (the "SERVICESOFT BALANCE SHEET", with June 30, 2000 hereinafter referred to as the "SERVICESOFT BALANCE SHEET DATE") contained in the Servicesoft S-1, neither Servicesoft nor any Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Servicesoft and the Subsidiaries taken as a whole, except for (i) liabilities incurred since the Servicesoft Balance Sheet Date in the ordinary course of business consistent with past practices,
(ii) liabilities incurred pursuant to this Agreement or with the prior written consent of Broadbase, and (iii) contingent liabilities that are not probable and that would not be required under GAAP to be set forth, reserved against or disclosed on a balance sheet. There has been no change in Servicesoft's accounting policies, except as described in the notes to the Servicesoft Financial Statements.

                4.8 Litigation. Except as set forth in Item 4.8 of the Servicesoft Disclosure Letter, there is no action, suit, arbitration, mediation, proceeding, claim or, to Servicesoft's knowledge, investigation pending against Servicesoft or any Subsidiary, nor, to Servicesoft's knowledge, are any of the foregoing threatened against Servicesoft or any Subsidiary before any court, administrative agency or arbitrator that, if determined adversely to Servicesoft or any Subsidiary, may reasonably be expected to have a Material Adverse Effect on Servicesoft. There is no judgment, decree, injunction or ruling of an administrative agency or arbitrator outstanding against Servicesoft or any Subsidiary, except as may reasonably be expected to have a Material Adverse Effect on Servicesoft or any Subsidiary of Servicesoft. To the knowledge of Servicesoft, there is no basis for any person, firm, corporation or entity to assert a claim against Servicesoft or any Subsidiary, or Broadbase as successor in interest to Servicesoft, based upon: (a) ownership or rights to ownership of any shares of Servicesoft common stock or other securities, (b) any rights as a Servicesoft securities holder, including, without limitation, any option, warrant or other right to acquire any Servicesoft securities, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between Servicesoft and any Servicesoft securities holder or former Servicesoft securities holder in such holder's capacity as such. As of the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending as to which Servicesoft has received notice of assertion against Servicesoft, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

                4.9 Taxes.

                        (a) Except as set forth on Item 4.9(a) of the Servicesoft Disclosure Letter, Servicesoft and each Subsidiary has timely filed all federal, state, local and foreign, returns, estimates, information statements and reports ("RETURNS") relating to "Taxes" (as defined below) required to be filed by or on behalf of Servicesoft and each Subsidiary with any "Tax" (as defined below) authority, such Returns are true, correct and complete in all material respects, and Servicesoft and each Subsidiary has paid all Taxes required to be paid, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the Financial Statements or, with respect to taxes that are not yet due on or prior to the date of this Agreement and which have become due thereafter, adequate reserves have been established by Servicesoft prior to the Closing.

                        (b) Servicesoft and each Subsidiary has withheld all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes which are not material to Servicesoft.

                        (c) Except as set forth in Item 4.9(c) of the Servicesoft Disclosure Letter, neither Servicesoft nor any Subsidiary has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, or to the knowledge of Servicesoft, proposed or assessed against Servicesoft or any of its subsidiaries, nor has Servicesoft or any Subsidiary executed any currently effective waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                        (d) Except as set forth in Item 4.9(d) of the Servicesoft Disclosure Letter, no audit or other examination of any Return of Servicesoft or any Subsidiary by any Tax authority is presently in progress, nor has Servicesoft or any Subsidiary been notified of any request for such an audit or other examination.

                        (e) No adjustment relating to any Returns filed by Servicesoft or any Subsidiary has been proposed in writing formally or informally by any Tax authority to Servicesoft or any Subsidiary or any representative thereof.

                        (f) Except as set forth in Item 4.9(f) of the Servicesoft Disclosure Letter, to Servicesoft's knowledge, neither Servicesoft nor any Subsidiary has any liability for unpaid Taxes which has not been accrued for or reserved on the Servicesoft Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the Servicesoft Balance Sheet Date in connection with the operation of the business of Servicesoft and the Subsidiaries in the ordinary course.

                        (g) Except as set forth in Item 4.9 of the Servicesoft Disclosure Letter, there is no agreement, plan or arrangement to which Servicesoft or any Subsidiary is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Servicesoft or any Subsidiary, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Servicesoft is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

                        (h) Neither Servicesoft nor any Subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Servicesoft.

                        (i) Neither Servicesoft nor any Subsidiary is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

                        (j) Except as may be required as a result of the Merger, Servicesoft and the Subsidiaries have not been required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing Date.

                        (k) None of Servicesoft's or any Subsidiary's assets are Tax exempt use property within the meaning of Section 168(h) of the Code.

                        (l) Servicesoft has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Servicesoft distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

                For the purposes of this Agreement, "Tax" or "Taxes" refers to
(i) any and all federal, state, local and foreign Taxes, assessments and other governmental charges, duties, impositions and liabilities relating to Taxes, including Taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property Taxes, together with all interest, penalties and additions imposed with respect to such amounts,
(ii) any liability for payment of any amounts of the type described in clause
(i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity.

                4.10 Title to Properties.

                        (a) Except as set forth in Item 4.10 to the Servicesoft Disclosure Letter, Servicesoft and each Subsidiary of Servicesoft has good and marketable title to all of its assets as shown on the Servicesoft Balance Sheet, free and clear of all liens, charges or encumbrances (other than mechanics', carriers', workers' and other similar liens arising in the ordinary course of business securing obligations not yet due and payable, liens for Taxes not yet due and payable (all such liens "PERMITTED LIENS") and imperfections in title which do not, individually or in the aggregate, prevent such assets from being used for the purpose for which they are currently being used or otherwise materially impair the operations of Servicesoft). The machinery and equipment included in the assets of Servicesoft and the Subsidiaries is in all material respects in good condition and repair, normal wear and tear excepted. Neither Servicesoft nor any Subsidiary is in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and Servicesoft has not received any notice of such violation with which it has not complied or had waived.

                        (b) Servicesoft and the Subsidiaries own no real property. All leases of real or personal property to which Servicesoft or any Subsidiary is a party are fully effective and afford Servicesoft or such Subsidiary peaceful and undisturbed possession of the subject matter of the lease. As a result of the transactions contemplated by this Agreement, the Surviving Corporation will obtain a valid ownership or leasehold interest in all personal property that Servicesoft or its Subsidiaries currently own or lease and all real property that Servicesoft or its Subsidiaries currently lease, as of the date of this Agreement, in each case free and clear of all title defects and encumbrances of any kind, except: (i) Permitted Liens and (ii) imperfections in title which do not, individually or in the aggregate, prevent such assets from being used for the purpose for which they are currently being used or otherwise materially impair the operations of Servicesoft.

                4.11 Absence of Certain Changes or Events. Since the Servicesoft Balance Sheet Date, Servicesoft and the Subsidiaries have carried on their business in the ordinary course substantially in accordance with the procedures and practices in effect on the Servicesoft Balance Sheet Date.

                        (a) Except as set forth in Item 4.11(a) of the Servicesoft Disclosure Letter or permitted by the terms of this Agreement, since the Servicesoft Balance Sheet Date there has not been with respect to Servicesoft or any Subsidiary:

                                (i) any change, circumstance or effect that is
or is reasonably likely to be materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Servicesoft and its Subsidiaries, taken as a whole;

                                (ii) any contingent liability incurred by
Servicesoft or any Subsidiary as guarantor or surety with respect to the obligations of others which exceed in the aggregate $100,000;

                                (iii) any mortgage, encumbrance or lien placed
on any of the properties of Servicesoft or any Subsidiary except: (A) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business, and (B) liens for current Taxes not yet due and payable;

                                (iv) any purchase, license, sale or other
disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the property (including Servicesoft IP Rights, as defined in Section 4.12(b)), assets or goodwill of Servicesoft or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice;

                                (v) any material damage, destruction or loss of
any material property or asset, whether or not covered by insurance;

                                (vi) any change in the compensation payable or
to become payable to any of Servicesoft's or any Subsidiary's directors, officers, employees or consultants (other than normal raises) for non-officers in connection with promotions or annual performance evaluations, in the ordinary course of business consistent with past practice), or any change or agreement to make any bonus or similar payment or arrangement made to or with any of such directors, officers, employees or consultants, other than normal bonuses granted or committed to be granted prior to the date of this Agreement;

                                (vii) any material change with respect to the
senior management of Servicesoft or any Subsidiary or the termination of the employment of a material number of employees of Servicesoft and its Subsidiaries; or

                                (viii) any loss of one or more material
customers of Servicesoft or any Subsidiary or such number of such customers which together represent a material amount of business.

                        (b) Except as set forth in Item 4.11(b) or as permitted by the terms of this Agreement, since the Servicesoft Balance Sheet Date neither Servicesoft nor any Subsidiary has:

                                (i) formed any subsidiary or acquired any equity
interest or other interest in any other entity;

                                (ii) amended their certificates of
incorporation, bylaws or any other charter document;

                                (iii) made any payment or discharged any
material lien or liability of Servicesoft or any Subsidiary, which lien or liability was not either (A) shown on the balance sheet as of the Servicesoft Balance Sheet Date included in the Servicesoft Financial Statements or (B) incurred in the ordinary course of business after the Servicesoft Balance Sheet Date;

                                (iv) incurred any obligation or liability to any
of their officers, directors, stockholders or affiliates, or any loans or advances made to any of its officers, directors, stockholders or affiliates, except normal compensation and expense allowances payable to officers or directors;

                                (v) sold, issued, granted or authorized the
issuance or grant of: (A) any shares of its capital stock of any class or other security (other than (1) options issued to employees in the ordinary course of business consistent with past practice and identified in Item 4.3(b) of the Servicesoft Disclosure Letter (all of which had been granted as of the date of this Agreement), or (2) pursuant to exercise of outstanding stock options and warrants); (B) any option, call, warrant, obligation, subscription, or other right to acquire any capital stock or any other security, except for stock options described in Section 4.3 or (C) any instrument convertible into or exchangeable for any capital stock or other security; or accelerated the vesting of any outstanding option or other security, except for acceleration provisions that are contained in existing stock option grants (each of which is listed in Item 4.11(b));

                                (vi) declared, set aside or paid any dividend
on, or made any other distribution in respect of, their capital stock, or made any changes in any rights, preferences, privileges or restrictions of any of their outstanding capital stock;

                                (vii) effected any split, stock dividend,
combination or recapitalization of their capital stock or any direct or indirect redemption, purchase or other acquisition by Servicesoft or any Subsidiary of their capital stock;

                                (viii) effected or been a party to any
transaction relating to a merger, consolidation, sale of all or substantially all of their assets, or similar transaction; or accepted or otherwise entered into any Acquisition Proposal (as defined in Section 6.7(a));

                                (ix) executed, amended, relinquished, terminated
or failed to renew any material Contract, lease, transaction or legally binding commitment other than in the ordinary course of its business (nor to Servicesoft's knowledge, has there been any written or oral indication or assertion by the other party thereto of its desire to so amend, relinquish, terminate or not renew any such Contract, lease transaction or legally binding commitment);

                                (x) deferred the payment of any accounts payable
outside the ordinary course of business or in an amount which is material or any discount, accommodation or other concession made outside the ordinary course of business in order to accelerate or induce the collection of any receivable;

                                (xi) borrowed any money other than in the
ordinary course of its business, and not in excess of $100,000 in the aggregate;

                                (xii) been the subject of any pending or, to
Servicesoft's knowledge, threatened labor dispute or claim of unfair labor practices; or

                                (xiii) made or entered into any agreement or
understanding to do any of the foregoing (other than as disclosed in Item 4.11(b)).

                4.12 Intellectual Property.

                        (a) Definition. As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, URLs, copyright, copyright applications, mask work rights, moral rights, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary information, proprietary processes and formulae, databases and data collections, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

                        (b) Ownership of Intellectual Property. Servicesoft and each Subsidiary of Servicesoft owns all right, title and interest in, or has license (sufficient for the conduct of its business as presently conducted), to all Intellectual Property Rights used in or reasonably necessary to the conduct of its business as presently conducted (with such Intellectual Property Rights being hereinafter collectively referred to as the "SERVICESOFT IP RIGHTS"). Except as set forth in Item 4.12(b)(i) of the Servicesoft Disclosure Letter, Servicesoft has the unrestricted, worldwide right to design, develop, use, reproduce, manufacture, sell, license and distribute all of its products and services (such products and services being set forth in Item 4.12(b)(ii) of the Servicesoft Disclosure Letter and hereinafter collectively referred to as the "SERVICESOFT PRODUCTS AND SERVICES") as such Servicesoft Products and Services are currently being designed, developed, used, reproduced, manufactured, sold, licensed and distributed, and the right to use all of its customer and supplier lists. Except as set forth in Item 4.12(b)(iii), neither Servicesoft nor any Subsidiary has granted any reseller, distributor, sales representative, original equipment manufacturer, value added reseller or other third party any right to reproduce, manufacture, sell, license or distribute any of its products or services in any market segment or geographic location. Set forth in Item 4.12(b)(iv) is a true and complete list of all copyright, mask work and trademark registrations and applications and all patents and patent applications for Servicesoft IP Rights owned by Servicesoft or its Subsidiaries. Except for licensed materials pursuant to agreements set forth in Item 4.12(b)(i) of the Servicesoft Disclosure Letter and except for widely available commercial software licensed by Servicesoft from third parties on standard commercial terms, all Servicesoft IP Rights are owned by Servicesoft or its U.S. or Canadian Subsidiaries (or, with respect to customer lists of other Subsidiaries or consulting work product created by other Subsidiaries, such other Subsidiaries). Except as set forth in Item 4.12(b)(i) and Item 4.14 of the Servicesoft Disclosure Letter, Servicesoft has not transferred ownership of or granted any third parties any rights in or with respect to any Servicesoft IP Rights, other than non-exclusive licenses granted in the ordinary course of business. Servicesoft is not aware of any loss, cancellation, termination or expiration of any such registration or patent except as set forth in Item 4.12(b)(v) of the Servicesoft Disclosure Letter. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Servicesoft IP Right, will not cause forfeiture or termination or give rise to a right of forfeiture or termination of any Servicesoft IP Right or materially impair the right of Servicesoft to use, sell or license any Servicesoft IP Right or portion thereof.

                        (c) No Violation of Rights of Others. The business of Servicesoft and each Subsidiary of Servicesoft and the design, development, use, manufacture, sale, license or provision of any Servicesoft Product and Service does not, and will not as a result of the Merger, cause Servicesoft or any Subsidiary of Servicesoft to infringe or violate any of the Intellectual Property Rights of any other person nor will any claim of such infringement or violation after the Effective Date arise from facts prior to the Effective Date; provided that with respect to infringement of patents, the representation in the preceding clause of this sentence only relates to patents known to Servicesoft. Except as set forth in Item 4.12(c) of the Servicesoft Disclosure Letter, neither Servicesoft nor any Subsidiary has received any written or oral claim or notice of infringement or potential infringement of the Intellectual Property Rights of any other person. To the knowledge of Servicesoft, neither Servicesoft nor any Subsidiary is using any confidential information or trade secrets of third party, including, but not limited to, any past or present employees or their respective past employers. There are no royalties, honoraria, fees or other payments payable by Servicesoft or any Subsidiary of Servicesoft to any third party under any written or oral contract or understanding or otherwise by reason of the ownership, use, license, sale, or disposition of any Intellectual Property that is or was Servicesoft IP Rights (other than as set forth in Item 4.12(c) of the Servicesoft Disclosure Letter).

                        (d) Protection of Rights. Servicesoft has taken commercially reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Servicesoft IP Rights. To the knowledge of Servicesoft, there is no material unauthorized use, infringement or misappropriation of any Servicesoft IP Rights by any third party, including, to the knowledge of Servicesoft, any Servicesoft employee or Subsidiary employee. All current Servicesoft and Subsidiary officers, employees and consultants (other than employees and consultants who are not and have not been involved in developing Servicesoft IP Rights or providing services to customers and who have no managerial responsibilities) have executed and delivered to Servicesoft an agreement regarding the protection of proprietary information and the assignment to Servicesoft of all Intellectual Property Rights arising from the services performed for Servicesoft or any Subsidiary by such persons, and Servicesoft made available or has delivered to Broadbase or its counsel copies of all such agreements.

                        (e) Conformity of Products and Services. All software developed by Servicesoft or any Subsidiary and licensed by Servicesoft or any Subsidiary to customers and all other products manufactured, sold, licensed, leased or delivered by Servicesoft or any Subsidiary to customers and all services provided by Servicesoft or any Subsidiary to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers and Servicesoft has no material liability or obligation (and, to Servicesoft's knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Servicesoft giving rise to any material liability or obligation) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor set forth on the Balance Sheet. Servicesoft and its Subsidiaries have no obligations with respect to any product or service to deliver any new or additional functionalities, versions, ports or products, or to perform any additional services, except for (i) maintenance and support obligations incurred in the ordinary course of business and consistent with past practices, made available on substantially similar terms to all customers who have obtained substantially similar products or services, and (ii) future consulting service or license obligations incurred in the ordinary course of business with respect to prior consulting engagements, and not resulting from the failure of any products licensed or sold or services rendered by Servicesoft or its Subsidiaries to comply in a material respect with any applicable commitments, specifications or warranties, and (iii) obligations which are reflected in reserves on the Balance Sheet identified to the future obligation(s) in question. Servicesoft and its Subsidiaries have good commercial working relationships with their customers and suppliers. Servicesoft and each Subsidiary of Servicesoft has taken such actions as are necessary or appropriate to document the software and its operations found in the Servicesoft Products and Services and any software used in the development, compilation, maintenance and support of the Servicesoft Products and Services, such that the materials comprising such software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

                4.13 Compliance with Laws. Servicesoft and each Subsidiary is and will be at the Closing Date in compliance, in all respects material to Servicesoft, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Servicesoft or any Subsidiary, or to the assets, properties and business of Servicesoft or any Subsidiary, including, without limitation:

                        (a) all applicable federal and state securities laws and regulations;

                        (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Servicesoft's or any Subsidiary's owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours or
(iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 4.16), building standards, zoning or other similar matters;

                        (c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data;

                        (d) the Immigration Reform and Control Act; and

                        (e) all governmental and nongovernmental regulations related to the operation and use of the Internet.

                        Servicesoft and each Subsidiary has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

                4.14 Agreements and Commitments. Except as set forth in Item
4.14 of the Servicesoft Disclosure Letter and delivered or made available by Servicesoft to Broadbase herewith, or as listed in Item 4.12 or Item 4.15 as required by Section 4.12 or Section 4.15, as the case may be, neither Servicesoft nor any Subsidiary is a party or subject to any oral or written executory agreement, obligation or commitment that is material to Servicesoft, its financial condition or business or which is described below, including but not limited to the following:

                        (a) Any Contract providing for payments by or to Servicesoft or any Subsidiary in an amount with respect to any single transaction of (i) $200,000 or more in the ordinary course of business or (ii) $100,000 or more not in the ordinary course of business;

                        (b) Any contract, license or agreement to which Servicesoft or any Subsidiary is a party (i) with respect to Servicesoft IP Rights licensed or transferred to any third party (other than standard agreements with customers arising in the ordinary course of business consistent with past practice, the forms of which have been delivered to Broadbase or its counsel); and (ii) pursuant to which a third party has licensed or transferred any intellectual property to Servicesoft or any Subsidiary (except for commercially available, non-customized software sold at retail, or sold at less than $5,000 per license or per seat and not embedded in Servicesoft Products and Services or sub-licensed to customers of Servicesoft or its Subsidiaries);

                        (c) Any agreement by Servicesoft or any Subsidiary to encumber, transfer or sell any material rights in or with respect to any Servicesoft IP Rights except non-exclusive software licenses;

                        (d) Any Contract providing for development of technology for Servicesoft which technology (i) is used or incorporated in any products currently distributed by Servicesoft or any Subsidiary or used in any service provided by Servicesoft or any Subsidiary or (ii) is anticipated to be used or incorporated in any planned products or services of Servicesoft or a Subsidiary, or any Contract that requires Servicesoft to perform specified development work for a third party.

                        (e) Any Contract currently in force for hosting, data center, transaction processing or other services related to the Servicesoft website and provision of hosted versions of Servicesoft products and services;

                        (f) Any agreement for the sale or lease of real or personal property involving more than $100,000 per year;

                        (g) Any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of Servicesoft's or its Subsidiary's products or services (other than standard agreements arising in the ordinary course of business consistent with past practice, the forms of which have been delivered to Broadbase or its counsel);

                        (h) Any franchise agreement or financing statement;

                        (i) Any stock redemption or purchase agreement;

                        (j) Any joint venture Contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

                        (k) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of Servicesoft or of any Subsidiary incurred or made in the ordinary course of business, and except as disclosed in the Servicesoft Financial Statements;

                        (l) Any Contract containing covenants purporting to limit Servicesoft's or any Subsidiary's freedom to compete in any line of business in any geographic area or to sell products or services to a specific entity;

                        (m) Any Contract currently in force to provide source code to any third party for any product or technology;

                        (n) Any Contract for the employment of any officer, employee or consultant of Servicesoft or any Subsidiary or any other type of Contract or understanding with any officer, employee or consultant of Servicesoft or any Subsidiary that is not immediately terminable by Servicesoft or the Subsidiary without cost or liability;

                        (o) Any Contract for consulting or similar services with a term of more than sixty (60) days and which is not terminable without penalty with notice of sixty (60) days or less; or

                        (p) any Contract granting most favored nation pricing and/or terms to any customer, licensee, purchaser, reseller, promoter or remarketer of any of Servicesoft or its Subsidiaries' products or services.

                        All agreements, obligations and commitments listed in
Item 4.12, Item 4.14, or Item 4.15, as required by Section 4.12, this Section 4.14, or Section 4.15, as the case may be, are valid and in full force and effect, and except as expressly noted, a true and complete copy of each has been delivered or made available to Broadbase. Except as noted in Item 4.14, neither Servicesoft nor, to the knowledge of Servicesoft, any other party is in material breach of or default under any material term of any such agreement, obligation or commitment. Neither Servicesoft nor any Subsidiary has any liability for renegotiation of government Contracts or sub-Contracts which are material to Servicesoft.

                4.15 Employees.

                        (a) General Compliance. Servicesoft and each of the Subsidiaries is in compliance in all material respects with all applicable laws relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. Except as set forth in
Item 4.15(a) of the Servicesoft Disclosure Letter, neither Servicesoft nor any Subsidiary has employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other applicable laws. All Servicesoft or Subsidiary employees are legally permitted to be employed by Servicesoft or the Subsidiary in the United States of America. Servicesoft will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

                        (b) Good Labor Relations. Servicesoft and each of the
Subsidiaries: (i) has never been and is not now subject to a union organizing effort; (ii) is not subject to any collective bargaining agreement with respect to any of its employees; (iii) is not subject to any other Contract with any trade or labor union, employees' association or similar organization; and (iv) has no current labor disputes and has had no material labor disputes or claims of unfair labor practices since December 31, 1999. Servicesoft and the Subsidiaries have good labor relations, and have no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a Material Adverse Effect on such labor relations. Between January 1, 2000 and the date of this Agreement, to Servicesoft's knowledge, no executive officer of Servicesoft or any of its Subsidiaries, or material number of other employees of Servicesoft or any of its Subsidiaries, has given notice that such employee intends to terminate his or her employment with Servicesoft or any such Subsidiary. As of the date of this Agreement, Servicesoft has no knowledge that any key personnel or other employees intend to leave its or a Subsidiary's employment. There are no controversies pending or, to Servicesoft's knowledge, threatened, between Servicesoft or any Subsidiary and any of their employees that would be reasonably likely to result in Servicesoft incurring any material liability.

                        (c) Employee Plans. Item 4.15(c) of the Servicesoft Disclosure Letter identifies: (i) each "employee benefit plan", as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and (ii) all other written or formal plans or Contracts involving direct or indirect compensation or benefits (including any employment Contracts entered into between Servicesoft or any Subsidiary and any employee of Servicesoft or any Subsidiary, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Servicesoft or any Subsidiary under which Servicesoft or any Subsidiary or any ERISA Affiliate (as defined below) has any present or future Liability (collectively, the "SERVICESOFT EMPLOYEE PLANS"). For purposes of this Section 4.15, "ERISA AFFILIATE" shall mean any entity which is a member of: (i) a "controlled group of corporations", as defined in Section 414(b) of the Code; (ii) a group of entities under "common control", as defined in Section 414(c) of the Code; or (iii) an "affiliated service group", as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Servicesoft or any Subsidiary. Copies of all Servicesoft Employee Plans (and, if applicable, related trust agreements) and all related documents, amendments and written interpretations (including summary plan descriptions) thereto have been made available to Broadbase or its counsel, together with the two most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Servicesoft Employee Plan. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Servicesoft Employee Plan which is covered by Title I of ERISA which would result in a material liability to Servicesoft, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Servicesoft Employee Plan has or will make Servicesoft, any Subsidiary or any Servicesoft or Subsidiary officer or director subject to any material liability under Title I of ERISA or liability for any material Tax (as defined in Section 4.9) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA. Except as set forth in Item 4.15(c) of the Servicesoft Disclosure Letter, no Servicesoft Employee Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. All contributions due from Servicesoft or any Subsidiary with respect to any of the Servicesoft Employee Plans have been made as required under such plans and, to the extent applicable, ERISA, other than contributions accrued in the ordinary course of business consistent with past practice after the Servicesoft Balance Sheet Date as a result of operations of Servicesoft and its Subsidiaries after the Servicesoft Balance Sheet Date, all of which have been paid or will be paid when and as required or, if not required to be made, have been accrued on the Servicesoft Financial Statements. Servicesoft and each of the Subsidiaries has performed in all material respects all obligations required to be performed by it under each Servicesoft Employee Plan, and each Servicesoft Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Servicesoft Employee Plans. All individuals who, pursuant to the terms of any Servicesoft Employee Plans, are entitled to participate in any Servicesoft Employee Plan, currently are participating in such Servicesoft Employee Plan or have been offered an opportunity to do so. No employee of Servicesoft or any of its Subsidiaries, and no person subject to any health plan of Servicesoft or any of its Subsidiaries has made medical claims through such health plan during the 12 months preceding the date hereof for more than $100,000 in the aggregate for which Servicesoft is responsible, or has any catastrophic illness.

                        (d) Pension Plans. All Servicesoft Employee Plans which individually or collectively would constitute an "employee pension benefit plan", as defined in Section 3(2) of ERISA (collectively, the "SERVICESOFT PENSION PLANS"), are identified as such in Item 4.15(d) of the Servicesoft



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

Disclosure Letter. Any Servicesoft Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "SERVICESOFT 401(a) PLAN") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part is exempt from Tax pursuant to Section 501(a) of the Code. No Servicesoft Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Servicesoft Pension Plans are subject to Title IV of ERISA. Servicesoft has delivered to Broadbase or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Servicesoft 401(a) Plan, if any exists.

                        (e) Benefit Arrangements. Item 4.15(e) of the Servicesoft Disclosure Letter lists each employment, severance (including all post-employment Liabilities) or other similar Contract or policy and each Contract providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which: (i) is not a Servicesoft Employee Plan; (ii) is entered into, maintained or contributed to by Servicesoft or any Subsidiary; and (iii) covers any employee or former employee or independent contractor or consultant of Servicesoft or any Subsidiary. Such Contracts and policies as are described in this Section 4.15(e) are herein referred to collectively as the "SERVICESOFT BENEFIT ARRANGEMENTS." Each Servicesoft Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Servicesoft Benefit Arrangement. Servicesoft has delivered to Broadbase or its counsel a complete and correct copy or description of each Servicesoft Benefit Arrangement. All individuals who, pursuant to the terms of any Servicesoft Benefit Arrangement, are entitled to participate in any such Servicesoft Benefit Arrangement, are currently participating in such Servicesoft Benefit Arrangement or have been offered an opportunity to do so and have declined.

                        (f) Since December 31, 1999, there has been no amendment to, written interpretation or announcement (whether or not written) by Servicesoft or any Subsidiary relating to, or change in employee participation or coverage under, any Servicesoft Employee Plan or Servicesoft Benefit Arrangement that would increase materially the expense of maintaining such Servicesoft Employee Plan or Servicesoft Benefit Arrangement in the future.

                        (g) COBRA Compliance. Servicesoft and each of the Subsidiaries has complied in all material respects prior to the date hereof, with the continuation coverage requirements of Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Sections 601 through 608 of ERISA, the American Civil Disabilities Act of 1990, as amended, and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, and no material Tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Servicesoft or any Subsidiary.

                        (h) No Violation of Contracts. To the knowledge of Servicesoft, no Servicesoft or Subsidiary employee or consultant is in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any other Contract, or any restrictive covenant relating to the right of any such employee to be employed by Servicesoft or any Subsidiary, or to use Intellectual Property Rights of others.

                        (i) Effect of Merger.

                                (i) Except as set forth in Item 4.15(i) of the
Servicesoft Disclosure Letter, neither Servicesoft nor any Subsidiary is a party to any Contract or plan with any key personnel of

Servicesoft: (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Servicesoft in the nature of any of the transactions contemplated by this Agreement; (B) providing any term of employment or compensation guarantee; or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment.

                                (ii) Other than as set forth in Item 4.15(i) of
the Servicesoft Disclosure Letter, neither Servicesoft nor any of its Subsidiaries is a party to any (i) agreement with any of its executive officers or other key employees (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Servicesoft in the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or
(C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Neither Servicesoft nor any of its Subsidiaries has any obligations to pay any amounts, or provide any benefits, to any former employees or officers, other than as set forth in Item 4.15(i) of the Servicesoft Disclosure Letter.

                        (j) List of Current Servicesoft Employees. A list of all current Servicesoft and Subsidiary employees and consultants as of September 18, 2000, and the current compensation of each is set forth in Item 4.15(j) of the Servicesoft Disclosure Letter.

                4.16 Environmental Matters.

                        (a) For the purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement, "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under: (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any other applicable federal, state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

                        (b) None of Servicesoft's or any Subsidiary's properties or facilities is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition.

                        (c) During the time that Servicesoft or any Subsidiary has owned or leased properties or owned or operated any facilities:

                                (i) neither Servicesoft nor any Subsidiary nor
any third party has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials;

                                (ii) there have been no disposals, releases or
threatened releases of Hazardous Materials on, from or under such properties or facilities;

                                (iii) no Hazardous Materials have been
transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority; and

                                (iv) there has been no litigation, proceeding or
administrative action brought, threatened in writing against Servicesoft or any Subsidiary, or any settlement reached by Servicesoft or any Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

                        (d) Servicesoft has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities that may have occurred prior to Servicesoft or a Subsidiary having taken possession of any of such properties or facilities.

                4.17 Certain Transactions and Agreements. To Servicesoft's knowledge, no person who is an officer or director of Servicesoft or any Subsidiary, or a member of any such officer's or director's immediate family:

                        (a) has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with Servicesoft or any Subsidiary, or with Broadbase (except with respect to any interest in less than 2% of the outstanding voting shares of any corporation whose stock is publicly traded);

                        (b) is directly or indirectly interested in any Contract with Servicesoft or any Subsidiary, including, but not limited to, any loan arrangements, except for compensation for services as an officer (listed in Item
4.17 of the Servicesoft Disclosure Letter), director or employee of Servicesoft and except for the normal rights of a stockholder or optionholder.

                        (c) has any interest in any (i) Servicesoft IP Rights or
(ii) property (other than Servicesoft IP Rights) used in the business of Servicesoft or any Subsidiary whether such property is real or personal, tangible or intangible.

                        To Servicesoft's knowledge, no Servicesoft or Subsidiary officer or director, or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any entity which purchases from or sells, licenses or furnishes to Servicesoft or any Subsidiary any goods, property, technology or intellectual or other property rights or services, or (ii) any Contract to which Servicesoft or any Subsidiary is a party or by which it may be bound or affected other than with respect to arms-length transactions.

                4.18 Accounts Receivable. The receivables shown on the balance sheet of Servicesoft on the Servicesoft Balance Sheet Date arose in the ordinary course of business consistent with past practice and have been collected or, as of the date of this Agreement, are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the balance sheet of Servicesoft on the Servicesoft Balance Sheet Date. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the past practices of Servicesoft and its

Subsidiaries. The receivables of Servicesoft and its Subsidiaries arising after the Servicesoft Balance Sheet Date and prior to the Closing Date arose or will arise in the ordinary course of business consistent with past practice and have been collected or are, as of the date of this Agreement, collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with the past practices of Servicesoft and its Subsidiaries. None of Servicesoft's receivables is subject to any material claim of offset, recoupment, setoff or counter-claim and it has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of receivables are contingent upon the performance by Servicesoft or any of its Subsidiaries of any obligation or contract other than normal warranty repair and replacement and other than products' progress bills in the ordinary course of business consistent with past practice. No person has any lien on any of such receivables (except Permitted Liens) and no agreement for deduction or discount has been made with respect to any of such receivables. Item 4.18 of the Servicesoft Disclosure Letter sets forth as of August 31, 2000, or such other date as specified therein, an aging of accounts receivable of Servicesoft and its Subsidiaries in the aggregate and by customer. There are no accounts receivable which are subject to asserted warranty claims known to Servicesoft made within the last year, including the type and amounts of such claims.

                4.19 Board of Directors, Officers and Key Personnel. Item 4.19 of the Servicesoft Disclosure Letter accurately sets forth, as of the date of this Agreement: (a) the name and title of each of Servicesoft's officers and its Subsidiaries' officers; (b) the name and title of supervisory, developmental or other key personnel of Servicesoft and its Subsidiaries; and (c) the name and address of each member of Servicesoft's board of directors, except as otherwise indicated thereon, and its Subsidiaries' boards of directors.

                4.20 Insurance. Servicesoft and each Subsidiary maintains, and at all times since its inception has maintained, fire and casualty, workers compensation, general liability, business interruption and product liability insurance (which policies are listed in Item 4.20 of the Servicesoft Disclosure Letter) which it believes to be reasonably prudent for similarly sized and similarly situated businesses. Item 4.20 sets forth all material claims made under insurance policies since December 31, 1997 and the premiums that apply with respect to such insurance policies as of the date of this Agreement.

                4.21 Voting Arrangements. Except for the Voting Agreements, or as set forth in Item 4.5 of the Servicesoft Disclosure Letter, there are no outstanding stockholder agreements, voting trusts, proxies or other Contracts to which Servicesoft or, to Servicesoft's knowledge, to which any other person or entity is a party, relating to the voting of any shares of Servicesoft's capital stock.

                4.22 Ownership of Shares of Broadbase Capital Stock. Except as set forth in Item 4.22 of the Servicesoft Disclosure Letter, as of the date hereof, neither Servicesoft nor any Subsidiary nor, to Servicesoft's knowledge, any of Servicesoft's affiliates or associates (as such terms are defined under the Exchange Act of 1934): (a) beneficially owns, directly or indirectly; or (b) is party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Broadbase capital stock (except for shares of Broadbase capital stock in the aggregate representing less than 1% of the outstanding shares of Broadbase capital stock).

                4.23 Information Supplied. None of the information supplied or to be supplied by Servicesoft for inclusion in the Form S-4 and the Prospectus/Proxy Statement (both as defined in Section 2.3(a)), at the date such information is supplied, at the time of the meeting of the stockholders of Broadbase to approve the Merger, and at the time of the meeting, or the date of the written consent, of the Servicesoft Stockholders to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or will, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                4.24 Accuracy of Disclosure. The representations and warranties contained in this Agreement, taken together with the Servicesoft Disclosure Letter and any exhibits, schedules, certificates and documents to be delivered by Servicesoft to Broadbase pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

        5. REPRESENTATIONS AND WARRANTIES OF BROADBASE AND NEWCO

                Except as set forth in the Broadbase Disclosure Letter, (which, subject to Section 13.14, shall specifically refer to the Sections of this Agreement to which the specific Items of the Servicesoft Disclosure Letter therein constitute an exception), each of Broadbase and Newco, where applicable, hereby represents and warrants to Servicesoft as follows:

                5.1 Organization and Good Standing. Each of Broadbase and Newco is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Broadbase. Broadbase has delivered or made available to Servicesoft a true and correct copy of its and Newco's certificate of incorporation and bylaws, each as amended to date (collectively, the "BROADBASE CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Broadbase nor Newco is in violation of any of the provisions of the Broadbase Charter Documents. Broadbase has delivered or made available to Servicesoft all proposed or considered amendments to the Broadbase Charter Documents.

                5.2 Capitalization.

                        (a) Authorized/Outstanding Capital Stock. As of the close of business on September 11, 2000, the authorized capital stock of Broadbase consisted solely of 90,000,000 shares of Broadbase common stock and 5,000,000 shares of Broadbase preferred stock. As of the close of business on September 11, 2000, there were issued and outstanding 47,887,765 shares of Broadbase common stock and no shares of Broadbase preferred stock. All issued and outstanding shares of Broadbase common stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, Broadbase's certificate of incorporation or bylaws, or any agreement or document to which Broadbase is a party or by which it is bound, and have been offered, issued, sold and delivered by Broadbase in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

                        (b) Options/Warrants/Rights. As of the close of business on September 11, 2000, options to purchase 15,023,519 shares of Broadbase common stock ("BROADBASE OPTIONS") had been issued and were outstanding and no Broadbase Warrants to purchase shares of Broadbase common stock were issued and are outstanding as of such date. Between September 11, 2000, and the date of this Agreement, Broadbase has not granted any options or warrants or issued any shares except pursuant to the acquisitions of Panopticon, Inc. and Decisionism, Inc. and as set forth in Item 5.8(b) of the Broadbase Disclosure Letter. A list of all holders of Broadbase Options as of September 11, 2000, is set forth in
Item 5.2(b) of the Broadbase Disclosure Letter. Item 5.2(b) of the Broadbase Disclosure Letter lists for each person who held Broadbase Options as of September 11, 2000, the exercise price for each such Broadbase Option, the number of shares or other securities covered by each such Broadbase Option and the term of exercisability of each such Broadbase Option. Except as set forth in this Section 5.2(b) and in Item 5.2(b) of the Broadbase Disclosure Letter, as of the close of business on September 11, 2000, there is no: (i) outstanding preemptive right, stock appreciation right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from Broadbase or, to Broadbase's knowledge, from affiliates of Broadbase, any shares of the capital stock or other securities of Broadbase; (ii) outstanding security, instrument or obligation issued by Broadbase or controlled affiliates of Broadbase, that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Broadbase; (iii) Contract under which Broadbase is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) Contract to which Broadbase is a party relating to the voting or registration of or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) any shares of Broadbase common stock; (v) liability for dividends accrued but unpaid; or (vi) condition or circumstance, to Broadbase's knowledge, that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any person to the effect that such person is entitled to acquire or receive any shares of capital stock or other securities of Broadbase, including, but not limited to, promises to issue or grant securities of Broadbase or to recommend to Broadbase's board of directors to issue or grant securities of Broadbase. Broadbase is not required to issue any shares of Broadbase common stock or options to acquire shares of Broadbase common stock in connection with its acquisitions of Panopticon, Inc. and Decisionism, Inc. in excess of the amounts set forth in Item 5.2(b) of the Broadbase Disclosure Letter.

                        (c) The authorized capital stock of Newco consists of 1,000 shares of common stock, $0.001 par value per share, all of which, as of the date hereof, are issued and outstanding and are held by Broadbase. All of the outstanding shares of Newco's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Newco was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

                        (d) The shares of Broadbase common stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable will not be subject to any right of rescission, will not be subject to preemptive rights or rights of first refusal by statute, Broadbase's certificate of incorporation or bylaws, or any agreement or document to which Broadbase is a party or by which it is bound, and will be offered, issued, sold and delivered by Broadbase in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

                5.3 Power, Authorization and Non-Contravention.

                        (a) Each of Broadbase and Newco has the corporate power and authority to: (i) carry on its business as now conducted; (ii) own, operate and lease its properties in the manner in which its properties are currently owned, used and leased and in the manner in which its properties are proposed to be owned, used and leased; (iii) perform its obligations under all Contracts to which it is a party, and (iv) enter into and perform its obligations under this Agreement, and all agreements to which Broadbase or Newco is or will be a party that are required to be executed pursuant to this Agreement (the "BROADBASE ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Broadbase Ancillary Agreements have been duly and validly approved and authorized by Broadbase's Board of Directors and Newco's Board of Directors, as applicable. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Broadbase and Newco, subject only to the approval and adoption of this Agreement and the approval of the Merger by Broadbase's stockholders (THE "BROADBASE STOCKHOLDER APPROVAL") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority in interest of the stock present or represented by proxy at a valid meeting of Broadbase's stockholders is sufficient for the Broadbase Stockholder Approval, and no other approval of any holder of any securities of Broadbase is required in connection with the consummation of the transactions contemplated hereby.

                        (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Broadbase or Newco in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing with the SEC of the Form S-4, the Form S-8 and the Prospectus/Proxy Statement and a Current Report on Form 8-K with respect to the Merger, each in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Form S-4, (iii) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issued in the Merger, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Broadbase or the Surviving Corporation or prevent, alter or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

                        (c) This Agreement and the Broadbase Ancillary Agreements are, or when executed by Broadbase and Newco (as applicable) and the other parties thereto will be, valid and binding obligations of Broadbase and Newco, enforceable against Broadbase and Newco in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) the enforceability of provisions requiring indemnification; provided, however, that the Certificate of Merger and the Broadbase Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

                5.4 No Violation of Charter Documents, Contracts or Laws. Neither the execution and delivery of this Agreement or any Broadbase Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of: (a) any provision of the certificate of incorporation, bylaws or other charter documents of Broadbase or Newco, as currently in effect; (b) any material Broadbase Contract; or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Broadbase or its assets or properties. The consummation of the Merger and succession by Broadbase to all rights, licenses, franchises, leases and agreements of Broadbase will not require the consent of any third party, and will not have a Material Adverse Effect on Broadbase or the Surviving Corporation.

                5.5 SEC Filings.

                        (a) Broadbase has filed all forms, reports and documents required to be filed by Broadbase with the SEC since the effective date of the registration statement of Broadbase's initial public offering, and has made available to Servicesoft such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Broadbase may file subsequent to the date hereof) are referred to herein as the "BROADBASE SEC DOCUMENTS." As of their respective dates, the Broadbase SEC
Documents: (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Broadbase SEC Documents; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Broadbase SEC Document. None of Broadbase's subsidiaries is required to file any forms, reports or other documents with the SEC.

                5.6 Broadbase Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Broadbase SEC Documents (the "BROADBASE FINANCIAL STATEMENTS"), including any Broadbase SEC Documents filed after the date hereof until the
Closing: (i) complied (or will comply as of their dates in the case of Broadbase SEC Documents filed after the date of this Agreement) as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared (or will be prepared in the case of Broadbase SEC Documents prepared after the date of this Agreement) in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act); and (iii) fairly presented the consolidated financial position of Broadbase and its subsidiaries as at the respective dates thereof and the consolidated results of Broadbase's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Broadbase contained in the Broadbase SEC Documents as of June 30, 2000 is hereinafter referred to as the "BROADBASE BALANCE SHEET", with June 30, 2000 hereinafter referred to as the Broadbase Balance Sheet Date. Except as disclosed in the Broadbase Financial Statements, since the date of the Broadbase Balance Sheet neither Broadbase nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Broadbase and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Broadbase Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement. There has been no change in Broadbase's accounting policies, except as described in the notes to the Broadbase Financial Statements.

                5.7 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or, to Broadbase's knowledge, investigation pending, nor, to Broadbase's knowledge, are any of the foregoing threatened against Broadbase or Newco before any court, administrative agency or arbitrator that, if determined adversely to Broadbase or Newco, may reasonably be expected to have a Material Adverse Effect on Broadbase or Newco. There is no judgment, decree, injunction or ruling of an administrative agency or arbitrator outstanding against Broadbase or Newco, except as may reasonably be expected to have a Material Adverse Effect on Broadbase or Newco. As of the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending as to which Broadbase or Newco has received notice of assertion against Broadbase or Newco, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. To the knowledge of Broadbase, there is no basis for any person, firm, corporation or entity to assert a claim against Broadbase or any subsidiary of Broadbase based upon rights to ownership of any shares of Broadbase common stock or any option, warrant or other right to acquire any shares of Broadbase common stock, other than shares, options, warrants or rights included in the amounts therefor set forth in Section 5.2.


                5.8 Absence of Certain Changes or Events. Since the Broadbase Balance Sheet Date, Broadbase has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect on the Broadbase Balance Sheet Date.

                        (a) Except as set forth in Item 5.8 of the Broadbase Disclosure Letter, since the Broadbase Balance Sheet Date there has not been any change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Broadbase and its subsidiaries, taken as a whole.

                        (b) Except as set forth in Item 5.8 or permitted by the terms of this Agreement, since the Broadbase Balance Sheet Date, Broadbase has not:

                                (i) amended its certificate of incorporation,
bylaws or any other charter document;

                                (ii) declared, set aside or paid any dividend
on, or made any other distribution in respect of, its capital stock, or made any changes in any rights, preferences, privileges or restrictions of any of its outstanding capital stock;

                                (iii) effected any split, stock dividend,
combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition by Broadbase of its capital stock; or

                                (iv) consummated any transaction relating to a
merger, consolidation, sale of all or substantially all of its assets.

                                (v) incurred any obligation or liability to any
of its officers, directors, stockholders or affiliates, or made any loans or advances to any of its officers, directors, stockholders or affiliates, except normal compensation and expense allowances payable to officers or directors;

                                (vi) sold, issued, granted or authorized the
issuance or grant of: (A) any shares of its capital stock of any class or other security (other than (1) options issued to employees in the ordinary course of business consistent with past practice, or (2) pursuant to exercise of outstanding stock options); (B) any option, call, warrant, obligation, subscription, or other right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security; or accelerated the vesting of any outstanding option or other security;

                                (vii) made or entered into any agreement or
understanding to do any of the foregoing other than as disclosed in Item 5.8 of the Broadbase Disclosure Letter.

                5.9 Intellectual Property.

                        (a) Ownership of Intellectual Property. Broadbase owns all right, title and interest in, or has the right to use, all Intellectual Property Rights used in or reasonably necessary to the conduct of its business as presently conducted and the business of the licensing and use of Broadbase products and the sale of commercial services using such Intellectual Property Rights (with such Intellectual Property Rights being hereinafter collectively referred to as the "BROADBASE IP RIGHTS"). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Broadbase IP Right, will not cause forfeiture or termination or give rise to a right of forfeiture or termination of any Broadbase IP Right or materially impair the right of Servicesoft to use, sell or license any Broadbase IP Right or portion thereof.

                        (b) No Violation of Rights of Others. The business of Broadbase, as conducted as of the date hereof, does not, and the business of the licensing and use of Broadbase products, and the sale of Broadbase commercial services after the Effective Time will not, cause Broadbase to infringe or violate any of the Intellectual Property Rights of any other person. Broadbase has not received any written or oral claim or notice of infringement or potential infringement of the Intellectual Property Rights of any other person which could be reasonably expected to have a Material Adverse Effect on Broadbase. To its knowledge, Broadbase is not using any confidential information or trade secrets of any past or present employees.

                        (c) Protection of Rights. Broadbase has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Broadbase IP Rights. To the knowledge of Broadbase, there is no material unauthorized use, infringement or misappropriation of any Broadbase IP Rights by any third party, including, to the knowledge of Broadbase, any Broadbase employee. Except as set forth in Item 5.9(c), Broadbase is not aware of any infringement of any Broadbase IP Rights by any third party. All officers, employees and consultants of Broadbase and its subsidiaries (other (i) than employees and consultants who are not and have not been involved in developing Broadbase IP Rights or providing services to customers and who have no managerial responsibilities and (ii) officers, employees and consultants of Panopticon, Inc. and Decisionism, Inc.) have executed and delivered to Broadbase an agreement regarding the protection of proprietary information and the assignment to Broadbase of all Intellectual Property Rights arising from the services provided for Broadbase or any subsidiary of Broadbase by such persons.

                5.10 Compliance with Laws. Broadbase has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in compliance, in all respects material to Broadbase, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Broadbase, or to the assets, properties and business of Broadbase, including, without limitation:

                        (a) all applicable federal and state securities laws and regulations;

                        (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Broadbase's owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours or (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 4.16), building standards, zoning or other similar matters;

                        (c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data;

                        (d) the Immigration Reform and Control Act; and

                        (e) all governmental and nongovernmental regulations related to the operation and use of the Internet.

                        Broadbase has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

                5.11 Information Supplied. None of the information supplied or to be supplied by Broadbase for inclusion in the Form S-4 and the Prospectus/Proxy Statement, at the date such information is supplied, at the time of the meeting of the stockholders of Broadbase to approve the Merger, and at the time of the meeting, or the date of the written consent, of the Servicesoft Stockholders to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or will, in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                5.12 Accuracy of Disclosure. The representations and warranties contained in this Agreement, taken together with the Broadbase Disclosure Letter and any exhibits, schedules, certificates and documents to be delivered by Broadbase to Servicesoft pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

        6. SERVICESOFT PRE-CLOSING COVENANTS

                During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article 11 hereof, Servicesoft covenants to and agrees with Broadbase (and, where Broadbase explicitly agrees to perform certain actions pursuant to specific provisions in this Article 6, Broadbase covenants to and agrees with Servicesoft) as follows:

                6.1 Access to Information. Until the Closing Date and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Servicesoft will provide Broadbase and its agents with reasonable access, during regular business hours, to the files, books, records and offices of Servicesoft and the Subsidiaries, including, without limitation, any and all information relating to Servicesoft and Subsidiary taxes, commitments, Contracts, leases, licenses, real, personal and intangible property, and financial condition. Servicesoft will cause its accountants to cooperate with Broadbase and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                6.2 Advice of Changes. Servicesoft will promptly advise Broadbase in writing of: (i) the discovery by Servicesoft of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by Servicesoft contained in this Agreement untrue or inaccurate in any material respect; (ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Servicesoft contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; (iii) any breach of any covenant or obligation of Servicesoft pursuant to this Agreement or any Ancillary Agreement; (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 10 impossible or unlikely; and (v) any Material Adverse Effect on Servicesoft.

                6.3 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Servicesoft and each of its subsidiaries shall, except to the extent that Broadbase shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due, pay or perform other material obligations when due, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings,
(iv) maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear, and (v) keep in full force all insurance policies identified in Item 4.20 of the Servicesoft Disclosure Letter and obtain any additional insurance required consistent with past practices for its business and property. In addition, during that period, Servicesoft will promptly notify Broadbase of any material event involving its business or operations consistent with the agreements contained herein.

                        In addition, except as provided otherwise herein or as approved or recommended by Broadbase, Servicesoft will not, without the prior written consent of an executive officer of Broadbase, which consent shall not be unreasonably withheld or delayed:

                        (a) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Servicesoft and its Subsidiaries or which have a book value in excess of $250,000, other than non-exclusive licenses of Servicesoft IP Rights pursuant to agreements entered into in the ordinary course of business consistent with past practices ;

                        (b) borrow any money or guarantee any such indebtedness of another person or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing; which obligations, liabilities or indebtedness exceed $250,000 in the aggregate; provided, however, that Servicesoft may enter into a line of credit for up to $10 million with a nationally recognized financial institution on reasonable terms;

                        (c) enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than non-exclusive licenses, distribution or similar other agreements entered into in the ordinary course of business consistent with past practice;

                        (d) grant or pay any bonus, royalty, severance or termination pay, or increase the salary or other compensation payable or to become payable, to any of Servicesoft's or any Subsidiary's directors, officers or employees or consultants (except (i) pursuant to existing arrangements disclosed in Item 4.15(a) of the Servicesoft Disclosure Letter, (ii) normal raises in salary (not to exceed ten percent) for non-officers in connection with promotions or annual performance evaluations, in the ordinary course of business consistent with past practice and (iii) severance or termination pay to non-officer employees upon termination in an amount not to exceed four weeks' salary), or enter into any new employment agreement (other than offer letters for new hires on an "at-will" basis), or enter into any consulting agreement which provides for payment of more than $100,000 annually with any person, or adopt any new plan of the type described in Section 4.15(c);

                        (e) amend or cause or permit any amendment of its certificate of incorporation, bylaws or any other charter document;

                        (f) enter into any material lease or Contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice or enter into any agreement of the types described in Section 4.14;

                        (g) amend or terminate any Contract or license to which Servicesoft or a subsidiary thereof is a party, or relinquish or fail to renew any material Contract or license to which it is a party or waive, release or assign any material rights or clause thereunder, in each case, in a manner that would have or would reasonably be expected to have a Material Adverse Effect on Servicesoft;

                        (h) issue or sell any shares of its capital stock of any class or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock other than (i) the issuance of shares pursuant to the exercise of warrants or options outstanding on the date of this

Agreement, or the exchange of exchangeable securities of Servicesoft Canada that are outstanding on the date of this agreement, or the conversion of shares of Servicesoft Preferred Stock that are outstanding on the date of this Agreement or that are issued upon any such exchange; in each case provided that (A) such options, warrants, exchangeable securities or shares of convertible preferred stock are disclosed in Item 4.3 of the Servicesoft Disclosure Letter and (B) such exercise, exchange or conversion is effected in accordance with the terms of such options, warrants, exchangeable securities or convertible preferred stock as in effect on the date of this Agreement; (ii) option grants not to exceed 200,000 shares of Servicesoft Common Stock in the aggregate issuable thereunder under the Servicesoft Employee Plans in the ordinary course consistent with past practice, the terms of which shall provide for vesting over a four year period, with the first 25% vesting one year after the date of grant and the remaining 75% vesting in equal ratable installments monthly thereafter, without any provision for acceleration of such vesting upon the occurrence of any event or condition except as required by the terms of the Servicesoft Employee Plans; (iii) the issuance of warrants to purchase up to 100,000 shares of Servicesoft's Common Stock in connection with the line of credit permitted under clause (b) if Servicesoft shall enter into such line of credit; and (iv) the issuance of up to 64,515 shares of Servicesoft Common Stock to current or former employees of Servicesoft in connection with the termination of Servicesoft's employee stock purchase plan;

                        (i) declare, set aside or pay any cash, stock or other dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

                        (j) split or combine the outstanding shares of its capital stock of any class, pay any stock dividend, or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                        (k) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Servicesoft or enter into any joint ventures, partnerships, strategic relationships or alliances;

                        (l) make or permit to be made any capital expenditures, or make or commit or commit or agree to make any payments that would be classified as expenses in each case which exceed $250,000 in any one transaction or the terms of which transactions are not in the ordinary course of business consistent with past practice;

                        (m) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

                        (n) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Servicesoft Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

                        (o) materially change the pricing of Servicesoft's products and services;

                        (p) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices, or agree to any audit assessment by any tax authority or make any tax election;

                        (q) change any insurance coverage or issue any certificates of insurance other than in the ordinary course of business consistent with past practice;

                        (r) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel and expenses shall be documented by receipts for the claimed amounts in accordance with past practice;

                        (s) make any material payments outside the ordinary course of business consistent with past practice;

                        (t) take any action which would have or would reasonably be expected to have a Material Adverse Effect on Servicesoft; or

                        (u) agree to do, or permit a Subsidiary to do or agree to do, any of the things described in the preceding clauses 6.4(a) through (t).

                        Notwithstanding any provision to the contrary contained herein, in the event that Broadbase does not comply with its obligation to provide Servicesoft with Loans as required under Section 7.12, then Servicesoft shall be entitled to borrow up to $15 million or issue equity securities for net proceeds of up to $15 million on such terms as Servicesoft may deem appropriate, provided that in the event of any issuance of equity securities, rights to acquire equity securities or convertible securities, appropriate adjustment shall be made to the Conversion Ratio so that the percentage of the fully-diluted outstanding common stock of Broadbase owned in aggregate by the Servicesoft Stockholders and former holders of Servicesoft options and warrants immediately following the Effective Time (determined using the treasury method) will not be increased as a result of such issuance; and provided further that such transaction does not involve an Acquisition Transaction.

                6.4 Prospectus/Proxy Statement.

                        (a) SEC Filings. As promptly as practicable after the execution of this Agreement, Servicesoft and Broadbase will prepare and file with the SEC, the Prospectus/Proxy Statement and Broadbase will prepare and file with the SEC the Form S-4 in which the Prospectus/Proxy Statement will be included. Each of Servicesoft and Broadbase will respond to any comments of the SEC, will use its respective reasonable efforts to have the Form S-4 registration statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Servicesoft and Broadbase will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Each of Servicesoft and Broadbase will promptly provide all information relating to its business or operations necessary for inclusion in the Form S-4 and Prospectus/Proxy Statement to satisfy all requirements of applicable state and federal securities laws, and will be solely responsible for any statement, information or omission in the Prospectus/Proxy Statement relating to it or its affiliates based upon written information furnished by it. Servicesoft will not provide or publish to its stockholders any material concerning it or its affiliates that violates the Securities Act or Exchange Act with respect to the transactions contemplated hereby.

                        (b) HSR Filings. As promptly as practicable after the date of this Agreement, each of Servicesoft and Broadbase will prepare and file
(i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein if required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Servicesoft and Broadbase each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.4. Neither Broadbase nor Servicesoft nor any of their respective affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Broadbase or Servicesoft, any of their respective affiliates or subsidiaries, or the holding separate of the shares of Servicesoft capital stock to be acquired or the Exchange Shares, or imposing or seeking to impose any limitation on the ability of Broadbase or Servicesoft or any of their respective subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Servicesoft capital stock to be acquired by Broadbase or the Exchange Shares to be issued to Servicesoft Stockholders.

                        (c) Joint Participation. Each of Servicesoft and Broadbase will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4, the Prospectus/Proxy Statement or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Prospectus/Proxy Statement, the Merger or any Antitrust Filing or Other Filing. Each of Servicesoft and Broadbase will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.5 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Form S-4 or any Antitrust Filing or Other Filing, Servicesoft or Broadbase, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Servicesoft and/or Broadbase, such amendment or supplement.

                6.5 Stockholder Approval.

                        (a) Servicesoft will hold a special meeting or solicit written consent of the Servicesoft Stockholders as promptly as practicable, and in any event (to the extent permissible under applicable law) no more than forty
(40) days after the SEC has declared the Form S-4 effective. Servicesoft will solicit from the Servicesoft Stockholders proxies in favor of the approval of this Agreement and the Merger, and, subject to the fiduciary obligations of Servicesoft's directors, Servicesoft will use all reasonable efforts to take all other action necessary or advisable to secure the vote or consent of the Servicesoft Stockholders required under Delaware Law to obtain such approvals. Any meeting of the Servicesoft Stockholders shall be called, held and conducted, and any proxies or shareholder written consents will be solicited, in compliance with all applicable federal laws, Delaware Law and Servicesoft's certificate of incorporation and bylaws, and all other applicable legal requirements. Servicesoft's obligation to call, give notice of, convene, hold and conduct the Servicesoft Stockholders Meeting (as defined in Section 6.5(b)) or solicit a written consent of the Servicesoft Stockholders in accordance with this Section
6.5 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Servicesoft of any Acquisition Proposal (as defined in Section 6.6(a)) or Superior Offer (as defined in Section 6.5(d)), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Servicesoft to the Servicesoft Stockholders to approve this Agreement and the Merger.

                        (b) In the event a meeting of the Servicesoft Stockholders is held to approve this Agreement and the Merger (the "SERVICESOFT STOCKHOLDERS MEETING"), then notwithstanding anything to the contrary contained in this Agreement, Servicesoft may adjourn or postpone the Servicesoft

Stockholders Meeting if as of the time for which the Servicesoft Stockholders Meeting is originally scheduled there are insufficient shares of Servicesoft capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Servicesoft Stockholders Meeting, in which case the Servicesoft Stockholders Meeting shall be re-convened as soon as a quorum is available. Servicesoft shall ensure that the Servicesoft Stockholders Meeting is called, noticed, convened, held and conducted prior to and separate from any meeting of the Servicesoft Stockholders at which any Acquisition Proposal or Acquisition Transaction (as defined in Section 6.6(a)) is considered or voted upon.

                        (c) Subject to Section 6.5(d): (i) the Board of Directors of Servicesoft shall unanimously recommend that the Servicesoft Stockholders approve this Agreement and the Merger; (ii) the Form S-4 and Prospectus/Proxy Statement, and the written consent of stockholders, if any, shall include a statement to the effect that the Board of Directors of Servicesoft has recommended that the Servicesoft Stockholders approve this Agreement and the Merger; and (iii) neither the Board of Directors of Servicesoft nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Broadbase, the recommendation of the Board of Directors of Servicesoft that the Servicesoft Stockholders vote in favor of and approve this Agreement and the Merger.

                        (d) Nothing in this Agreement shall prevent the Board of Directors of Servicesoft from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Servicesoft and is not withdrawn, (ii) Servicesoft shall have provided written notice to Broadbase (a "NOTICE OF SUPERIOR OFFER") advising Broadbase that Servicesoft has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Broadbase shall not have, within three business days of Broadbase's receipt of the Notice of Superior Offer, made an offer that Servicesoft's Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of national standing) to be at least as favorable to Servicesoft's stockholders as such Superior Offer (it being agreed that the Board of Directors of Servicesoft shall convene a meeting to consider any such offer by Broadbase promptly following the receipt thereof), (iv) the Board of Directors of Servicesoft concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Servicesoft to comply with its fiduciary obligations to Servicesoft's stockholders under applicable law and (v) Servicesoft shall not have violated any of the restrictions set forth in Section 6.6 or this Section
6.5. Servicesoft shall provide Broadbase with at least two business days prior notice (or such lesser prior notice as provided to the members of Servicesoft's Board of Directors but in no event less than twenty-four hours) of any meeting of Servicesoft's Board of Directors at which Servicesoft's Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 6.5(d) shall limit Servicesoft's obligation to hold and convene Servicesoft Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Servicesoft shall have been withdrawn, amended or modified). For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Servicesoft pursuant to which the stockholders of Servicesoft immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Servicesoft), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Servicesoft, on terms that the Board of Directors of Servicesoft determines, in its reasonable judgment

(based on the written advice of a financial advisor of national standing) to be more favorable to Servicesoft stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Servicesoft's Board of Directors (based on the advice of its financial advisor) to be obtained by such third party on a timely basis.

                6.6 No Solicitation.

                        (a) Definitions.

                                (i) "ACQUISITION PROPOSAL" means any offer or
proposal (other than an offer or proposal by Broadbase) relating to an Acquisition Transaction with respect to Servicesoft.

                                (ii) "ACQUISITION TRANSACTION" with respect to
any entity means any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (a) any acquisition or purchase from such entity by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of such entity or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of such entity, or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving such entity; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of such entity; or (c) any liquidation or dissolution of such entity.

                        (b) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 11, Servicesoft and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

                                (i) solicit, or initiate the making, submission
or announcement of any Acquisition Proposal;

                                (ii) furnish to any person any non-public
information with respect to any Acquisition Proposal or take any other action to facilitate any inquiries regarding any Acquisition Proposal;

                                (iii) participate or engage in any discussions
or negotiations with any person with respect to any Acquisition Proposal, except that Servicesoft may inform third parties, in response to unsolicited inquiries, of the existence of these provisions;

                                (iv) approve, endorse or recommend any
Acquisition Proposal (except, in the case of a Superior Offer, if (1) neither Servicesoft nor any representative of Servicesoft and its Subsidiaries shall have violated any of the restrictions set forth in this Section 6.6 and (2) the Board of Directors of Servicesoft concludes in good faith, after consultation with its outside legal counsel, that it must approve, endorse or recommend such Superior Offer in order for it to comply with its fiduciary obligations to Servicesoft's stockholders under applicable law); or

                                (v) enter into any letter of intent or similar
document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

provided, however, that notwithstanding the foregoing, prior to the approval of this Agreement and the Merger at the Servicesoft Stockholders' Meeting, this
Section 6.6(b) shall not prohibit Servicesoft from furnishing nonpublic information regarding Servicesoft and its Subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to Servicesoft an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Servicesoft reasonably concludes (based on the written advice of a financial advisor of national standing) may constitute a Superior Offer if (1) neither Servicesoft nor any representative of Servicesoft and its Subsidiaries shall have violated any of the restrictions set forth in this Section 6.6, (2) the Board of Directors of Servicesoft concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Servicesoft to comply with its fiduciary obligations to Servicesoft's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Servicesoft gives Broadbase written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Servicesoft's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Servicesoft receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Servicesoft's confidential information as the confidentiality agreement entered into by the parties hereto, (4) Servicesoft gives Broadbase at least two business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Servicesoft furnishes such nonpublic information to Broadbase (to the extent such nonpublic information has not been previously furnished by Servicesoft to Broadbase). Servicesoft and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Servicesoft or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Servicesoft or any of its Subsidiaries shall be deemed to be a breach of this Section 6.6 by Servicesoft; provided that if such violation consists of a communication by any such advisor which was unauthorized by Servicesoft and Servicesoft terminates its relationship with such advisor and with such advisor's employer immediately upon becoming aware of such communication, then such from and after such termination, then such communication shall no longer be deemed to constitute a material breach of this Agreement for purposes of Sections 10.2 and 11.1(a)(ii).

                        (c) In addition to the obligations of Servicesoft set forth in Section 6.6(b), Servicesoft as promptly as practicable shall advise Broadbase orally and in writing of any request for non-public information or any other inquiry which Servicesoft believes is likely to lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request, inquiry or Acquisition Proposal, and the identity of the person or group making any such request, inquiry or Acquisition Proposal. Servicesoft will keep Broadbase informed as promptly as practicable in all material respects of amendments to any such request, inquiry or Acquisition Proposal.

                6.7 Regulatory Approvals. Servicesoft will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Broadbase may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Servicesoft will use all reasonable efforts to obtain or assist Broadbase in obtaining all such authorizations, approvals and consents.

                6.8 Necessary Consents. Servicesoft will use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Servicesoft, in addition to those set forth in Section 6.4, to allow the consummation of the transactions provided for herein and to facilitate and allow Broadbase to carry on Servicesoft's business after the Closing Date.

                6.9 Blue Sky Laws. Servicesoft shall use all reasonable efforts to assist Broadbase to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger.

                6.10 Servicesoft Dissenting Shares. As promptly as practicable after the date the Prospectus/Proxy Statement is distributed to Servicesoft Stockholders and prior to the Closing Date, Servicesoft shall furnish Broadbase with the name and address of each Servicesoft Stockholder who has up to such time dissented and the number of shares owned by such Servicesoft Stockholders.

                6.11 Litigation. Servicesoft will notify Broadbase in writing promptly after learning of any material action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Servicesoft or threatened against it. In addition, Servicesoft will notify Broadbase in writing promptly after learning of any action, suit, proceeding, claim, arbitration or investigation threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would be reasonably expected to have a Material Adverse Effect on Broadbase. If Servicesoft becomes subject to a review by the Internal Revenue Service or any other taxing agency or authority for accounting periods prior to the Closing Date (including but not limited to any short tax year resulting from the Merger), then Servicesoft acknowledges that Broadbase will be entitled to participate in such review. Servicesoft will not enter into any settlement or other stipulation with respect to any such review without the written consent of Broadbase, which consent will not be unreasonably withheld.

                6.12 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, Servicesoft and Broadbase shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for employees of Servicesoft and its Subsidiaries following the Merger. Servicesoft shall take such actions as are necessary to terminate such Servicesoft Employee Plans as are requested by Broadbase to be terminated, provided that those employees of Servicesoft and its Subsidiaries who are eligible to participate in each such Servicesoft Employee Plan shall be provided the opportunity to participate in a substantially comparable employee benefit plan maintained by Broadbase and provided further that Broadbase requests such termination no later than ten days prior to the Closing Date. Servicesoft agrees that it shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than the Employment Agreements) prior to the Closing.

                6.13 Notification of Employee Problems. Servicesoft will promptly notify Broadbase if any of Servicesoft's officers becomes aware that any of its officers and software developer managers, or any material number of other employees intends or threatens to leave its employ.

                6.14 Certain Agreements. Servicesoft will use all reasonable efforts to cause all present employees and consultants of Servicesoft who have not previously executed Servicesoft's forms of assignments of copyright and other intellectual property rights to Servicesoft to execute such forms.

                6.15 Servicesoft Affiliates. To help ensure that the issuance of the Exchange Shares complies with the Securities Act, prior to the Closing Date Servicesoft will deliver a letter identifying all persons who are, in Servicesoft's reasonable judgment, "affiliates" of Servicesoft at that time (the "SERVICESOFT AFFILIATES"). Servicesoft will provide Broadbase with all information and documents needed to evaluate this list for compliance with securities laws. Broadbase will cause the Exchange Shares issued to the Servicesoft Affiliates to bear legends with respect to any application limitations on transfer under Rule 145 promulgated under the Securities Act.

                6.16 Satisfaction of Closing Conditions. Servicesoft will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 10 or elsewhere in this Agreement on or before the Closing. Servicesoft will use all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

                6.17 Conversion of Servicesoft Preferred Stock and Servicesoft Warrants. Servicesoft agrees to solicit from the holders of each series of Servicesoft Canada Preferred Stock consent to exchange all of the shares of Servicesoft Canada Preferred Stock into shares of Servicesoft Series H Preferred Stock prior to the Effective Time of the Merger. Servicesoft further agrees to solicit from the holders of each series of Servicesoft Preferred Stock consent to convert all of the shares of Servicesoft Preferred Stock (other than the Servicesoft Series X Preferred Stock and Servicesoft Series Y Preferred Stock) into shares of Servicesoft Common Stock prior to the Effective Time, and to use all reasonable efforts to cause such conversion. In addition, Servicesoft agrees to use all reasonable efforts to cause each holder of Servicesoft Warrants to exercise, effective as of, and contingent upon, the consummation of the Merger, all Servicesoft Warrants beneficially owned by such person in full in accordance with the terms of such Servicesoft Warrants. Subject to Section 7.18, Servicesoft shall use all reasonable efforts to cause each share of Servicesoft Canada Preferred Stock and Servicesoft Canada Common Stock to be exchanged, prior to the Effective Time of the Merger, for shares of Servicesoft Preferred Stock and Servicesoft Common Stock, respectively, in accordance with the terms of such Servicesoft Canada Preferred Stock and the constituent documents of Servicesoft Canada.

                6.18 Confirmation of Equity Interests. Prior to the Effective Time (and, in the case of any convertible securities which are to be converted, or warrants which are to be exercised, prior to the Effective Time, prior to such conversion or exercise), Servicesoft will provide Broadbase with such information and documents as Broadbase may from time to time reasonably request with respect to the calculations of antidilution adjustments, dividends and share and warrant issuances that are reflected in the Servicesoft Disclosure Letter. If, prior to the Effective Time, any person shall notify Servicesoft of its election to exercise any warrants or convert any convertible securities of Servicesoft, or exchange any Servicesoft Canada Preferred Stock or Servicesoft Canada Common Stock for Servicesoft Capital Stock, in each case where the terms of such exercise or conversion would give effect to any antidilution adjustments or dividends by Servicesoft, or where the number of shares to be issued upon such exercise or conversion would differ from the number set forth or reflected in the Servicesoft Disclosure Letter, then Servicesoft shall notify Broadbase in writing of such exercise, conversion or exchange prior to issuing or delivering any shares of Servicesoft Capital Stock upon such exercise or conversion, and, if requested by Broadbase, shall not deliver any such shares of Servicesoft Capital Stock until the holder of the warrant being exercised, or the security being converted or exchange, has confirmed to Servicesoft and Broadbase its concurrence with the number set forth or reflected in the Servicesoft Disclosure Letter.

        7. BROADBASE PRE-CLOSING COVENANTS

                During the period from the date of this Agreement until the Effective Time, Broadbase covenants to and agrees with Servicesoft (and, where Servicesoft explicitly agrees to perform certain actions pursuant to specific provisions in this Article 7, Servicesoft covenants to and agrees with Broadbase) as follows:

                7.1 Advice of Changes. Broadbase will promptly advise Servicesoft in writing of: (i) the discovery by Broadbase of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by Broadbase contained in this Agreement untrue or inaccurate in any material respect; (ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Broadbase contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; (iii) any breach of any covenant or obligation of Broadbase pursuant to this Agreement or any Ancillary Agreement; (iv) any event, condition, fact or circumstance that, to its knowledge, would cause the Merger not to qualify as a tax-free reorganization in accordance with the provisions of Section 368(a)(1)(A) and
Section 368(a)(2)(E) of the Code; (v) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in
Article 9 impossible or unlikely; and (v) any Material Adverse Effect on Broadbase.

                7.2 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Broadbase and each of its subsidiaries shall, except to the extent that Servicesoft shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, (iii) preserve its relationships with customers and licensees, (iv) maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear, and (v) keep in full force all of its insurance policies and obtain any additional insurance required consistent with past practices for its business and property. In addition, during that period, Broadbase will promptly notify Servicesoft of any material event involving its business or operations consistent with the agreements contained herein, subject to any obligations of confidentiality.

                        In addition, except as provided otherwise herein or as approved or recommended by Servicesoft, Broadbase will not, without the prior written consent of an executive officer of Servicesoft, which consent shall not be unreasonably withheld or delayed:

                        (a) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case which involve the issuance of equity securities, or securities convertible into or exchangeable for equity securities, which in the aggregate represent more than 4,789,769 shares of common stock; provided that the pending acquisitions of Panopticon, Inc. and Decisionism, Inc. by Broadbase shall not be restricted by this Section 7.2;

                        (b) issue or sell any shares of its capital stock of any class or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock other than (i) in connection with permitted acquisitions of the type described in Section 7.2(a) and in the acquisitions of Panopticon, Inc. and Decisionism, Inc., (ii) upon exercise of outstanding options or warrants, or (iii) option grants not to exceed 800,000 shares of Broadbase Common Stock in the aggregate issuable thereunder, to employees, consultants and directors of Broadbase in the ordinary course, consistent with past practice plus options issuable (or which may be assumed) in connection with the acquisitions of Panopticon, Inc. and Decisionism, Inc.;

                        (c) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Broadbase, other than non-exclusive licenses of Broadbase IP in the ordinary course of business;

                        (d) amend or cause or permit any amendment of its certificate of incorporation, bylaws or any other charter document, other than the amendment of Broadbase's certificate of incorporation to authorize additional shares of Broadbase common stock to be issued to Servicesoft Stockholders pursuant to the Merger;

                        (e) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

                        (f) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

                        (g) Consummate, or enter into any agreement to consummate, or hold any stockholders' meeting to consider and approve, any Broadbase Acquisition (as defined below), unless the record date for the meeting of Broadbase stockholders to approve such Broadbase Acquisition is (or will be) after the Effective Time. Notwithstanding anything in this Agreement to the contrary, Broadbase may enter into an agreement with a third party regarding a Broadbase Acquisition as long as the record date for a Broadbase stockholders' meeting to consider such Acquisition Proposal for Broadbase falls on a date after the Effective Time. As used herein, "BROADBASE ACQUISITION" shall mean an Acquisition of Broadbase.

                        (h) take any action that Broadbase knows will cause the Merger to fail to qualify as a tax-free reorganization.

                        (i) agree to do, or permit a Subsidiary to do or agree to do, any of the things described in the preceding clauses 7.2(a) through (h).

                7.3 Regulatory Approvals. Broadbase will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Servicesoft may reasonably request, in connection with the consummation of the transactions provided for in this Agreement including, without limitation, the Form S-4 and any applicable filings under the HSR Act. Broadbase will use all reasonable efforts to obtain all such authorizations, approvals and consents.

                7.4 Amendment of Certificate of Incorporation. Broadbase will amend its certificate of incorporation to authorize additional shares of Broadbase Common Stock to be issued to Servicesoft Stockholders.

                7.5 Broadbase Stockholders' Approval. Broadbase will call a special meeting of its stockholders, to be held within forty (40) days after the Form S-4 shall have been declared effective by the SEC (the "BROADBASE STOCKHOLDERS' MEETING"). Broadbase will solicit from its stockholders proxies in favor of the approval of the issuance of the Exchange Shares pursuant to the Merger, an amendment to Broadbase's Certificate of Incorporation to increase the authorized number of shares of Broadbase Common Stock in order to permit the issuance of Exchange Shares pursuant to the Merger, and any related matters and, to the extent required by applicable law or by Broadbase's certificate of incorporation or bylaws, in favor of the approval of this Agreement and the Merger (such approvals, the "BROADBASE STOCKHOLDER Approvals"). Broadbase will use all reasonable efforts to take all other action necessary or advisable to secure the vote of its stockholders required under Delaware Law to obtain the Broadbase Stockholder Approvals. Subject to the following sentence, (i) the Board of Directors of Broadbase shall unanimously recommend that the stockholders of Broadbase give the Broadbase

Stockholder Approvals; (ii) the Form S-4 and the Prospectus/Proxy Statement will include a statement to the effect that Broadbase's Board of Directors has recommended that the stockholders of Broadbase vote in favor of the Broadbase Stockholder Approvals; and (iii) neither the Board of Directors of Broadbase nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Servicesoft, the recommendation of the Board of Directors of Broadbase that the stockholders of Broadbase vote in favor of the Broadbase Stockholder Approvals. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Board of Directors of Broadbase from withholding, withdrawing, amending or modifying its recommendation in favor of the Broadbase Stockholder Approvals if (i) an unsolicited bona fide offer made by a third party to consummate a Broadbase Acquisition (including, without limitation, the acquisition by any person or group, including by way of tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving Broadbase, directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Broadbase) in which, such third party has required as a condition to closing such transaction, that this Agreement shall have been terminated and the Merger not effected (a "BROADBASE ACQUISITION OFFER") is made to Broadbase and is not withdrawn, (ii) Broadbase shall have provided written notice to Servicesoft advising Servicesoft that Broadbase has received a Broadbase Acquisition Offer, specifying all of the material terms and conditions of such Broadbase Acquisition Offer and identifying the person or entity making such Broadbase Acquisition Offer and (iii) the Board of Directors of Broadbase concludes in good faith, after consultation with its outside legal counsel and a financial advisor of national standing, that, in light of such Broadbase Acquisition Offer, the withholding, withdrawal, amendment or modification of its recommendation that the stockholders of Broadbase give the Broadbase Stockholder Approvals is required in order for the Board of Directors of Broadbase to comply with its fiduciary obligations to Broadbase's stockholders under applicable law. The Broadbase Stockholders' Meeting will be called, held and conducted, and any proxies will be solicited, in compliance with applicable law. Broadbase's obligation to call, give notice of, convene, hold and conduct the Broadbase Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the stockholders of Broadbase of a Broadbase Acquisition Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Broadbase at such Broadbase Stockholders' Meeting. Broadbase may not hold a meeting of its stockholders to consider a Broadbase Acquisition unless the record date for such meeting is after the Effective Time.

                7.6 Litigation. Broadbase will notify Servicesoft in writing promptly after learning of any action, suit, proceeding, claim, arbitration or investigation threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would be reasonably expected to have a Material Adverse Effect on Broadbase.

                7.7 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, Servicesoft and Broadbase shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for Servicesoft employees following the Merger. Broadbase's benefit arrangements and employee plans shall, to the extent that this provision does not violate the applicable plan, policy, program or arrangement, give full credit (including, without limitation, for purposes of eligibility, vesting and benefits accrued) for each participant's service to Servicesoft for all purposes for which such service was recognized under Servicesoft's benefit arrangements or employee plans prior to the effective time.

                7.8 Satisfaction of Conditions Precedent. Broadbase will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9 on or before the Closing Date. Broadbase will use all reasonable efforts to cause the transactions provided for in this

Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

                7.9 Blue Sky Laws. Broadbase shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

                7.10 Nasdaq Listing. Broadbase agrees to authorize for listing on the Nasdaq Stock Market the shares of Broadbase Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

                7.11 Board Representation. Broadbase shall appoint the chief executive officer of Servicesoft and Robert Davoli (or such other person as may be designated by the mutual agreement of Broadbase and Servicesoft) to Broadbase's Board of Directors as of the Effective Time; provided however, that if upon such appointment and any concurrent resignations of any present Broadbase directors, the Board of Directors of Broadbase shall consist of seven
(7) or more members, then Broadbase shall appoint one additional person (who shall be mutually acceptable to Servicesoft and Broadbase) to the Board of Directors of Broadbase.

                7.12 Bridge Loan.

                        (a) Provided this Agreement has not been terminated as provided in Article 11, Broadbase agrees to advance to Servicesoft, on an as-needed-basis, bridge loans of up to an aggregate of $15 million (the "LOANS") for the purpose of financing operating expenses incurred in the ordinary course of business, pursuant to the terms set forth in the form of convertible promissory note attached hereto as Exhibit D, and subject to execution and delivery of such note by Servicesoft. Each advance of all or any portion of the Loan shall be subject to the conditions that (i) the representations and warranties of Servicesoft set forth in this Agreement shall be true and correct in all material respects as of the time of such advance, (ii) Servicesoft shall not have breached in any material respect any covenant contained in this Agreement, and (iii) Servicesoft shall have given Broadbase at least five (5) days' written notice requesting such advance and affirming that the conditions described in clauses (i) and (ii) have been satisfied.

                        (b) If this Agreement is terminated pursuant to Article 11, then all unpaid principal and accrued interest under the Loan (at the rate of 8.5% per annum) shall become due and payable by Servicesoft on the date that is one year after the date of such termination (the "DUE DATE"); provided; however, that Broadbase shall be entitled to require earlier repayment either upon (i) the closing of any equity financing following such termination, in which case, Broadbase shall be entitled to receive the lesser of (1) the aggregate amount of the unpaid principal and accrued interest under the Loan and
(2) 50% of the funds raised in such equity financing, in either case, in payment for the unpaid principal and accrued interest under the Loan, with the remainder to be paid off in full on the Due Date, or (ii) an Acquisition of Servicesoft. Servicesoft agrees to provide Broadbase with at least ten days' prior written notice of the closing of Servicesoft's next equity financing and of any Acquisition of Servicesoft, including the terms thereof. At the election of Broadbase, the Loans may at any time be converted into shares of Servicesoft common stock at $10 per share or into the same securities as are issued in the next equity financing following such termination at a conversion price equal to the price per share of the equity securities sold in such equity financing, and each party hereto will take all steps necessary or advisable to effect such result.

                7.13 Section 16. Provided that Servicesoft delivers to Broadbase the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Broadbase, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange
Act), shall adopt resolutions prior to the consummation of the Merger, providing that the receipt by the Company Insiders (as defined below) of Broadbase Common Stock upon conversion of the Servicesoft Common Stock, and of options for Broadbase Common Stock upon conversion of the Servicesoft Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 13b-3(d). "Section 16 Information" shall mean information regarding the Company Insiders, the number of shares of Servicesoft capital stock held by each such Company Insider and expected to be exchanged for Broadbase Common Stock in connection with the Merger, and the number and description of the Servicesoft Options held by each such Company Insider and expected to be converted into options for Broadbase Common Stock in connection with the Merger. "Company Insiders" shall mean those officers and directors of Servicesoft who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Broadbase and who are listed in the Section 16 Information.

                7.14 Access to Information. Until the Closing Date and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, Broadbase will provide Servicesoft and its agents with reasonable access, during regular business hours, to the files, books, records and offices of Broadbase and its subsidiaries, including, without limitation, any and all information relating to Broadbase's taxes, commitments, Contracts, leases, licenses, real, personal and intangible property, and financial condition; provided that Broadbase shall not be required to provide Servicesoft or its agents with access to any files, books, records or information where (a) such access would waive any privileges available under applicable law, or (b) would violate the terms of any nondisclosure agreement with any third party after Broadbase shall have used all reasonable efforts to obtain a waiver of, or consent to disclosure under, such agreement.

                7.15 Necessary Consents. Broadbase will use all reasonable efforts to obtain such written consents and take such other actions as may be necessary or appropriate for Broadbase, in addition to those set forth in
Section 7.5, to allow the consummation of the transactions provided for herein.

                7.16 Director and Officer Indemnification. From and after the Effective Time, Broadbase shall cause the certificate of incorporation and by-laws of the Surviving Corporation to include indemnification provisions substantially identical in all material respects to the corresponding existing provisions in the certificate of incorporation and by-laws of Servicesoft.

                7.17 No Solicitation. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 11, Broadbase and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly solicit or initiate the making, submission or announcement of any Acquisition with respect to Broadbase. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Broadbase or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Broadbase or any of its Subsidiaries shall be deemed to be a breach of this Section 7.17 by Broadbase; provided that if such violation consists of a communication by any such advisor which was unauthorized by Broadbase and Broadbase terminates its relationship with such advisor and with such advisor's employer, or terminates the employment of such employee, immediately upon becoming aware of such communication, then from and after such termination, such communication shall no longer be deemed to constitute a material breach of this Agreement for purposes of Sections 9.2 and 11.1(a)(ii).

                7.18 Conversion of Servicesoft Canada Common Stock. If requested by Servicesoft, Broadbase shall enter into such amendments of this Agreement as may be necessary to allow the holders of Servicesoft Canada Common to defer exchanging their shares until February 15, 2001, if Canadian counsel for both Servicesoft and Broadbase reach agreement on the structure of any amendment required to the constituent documents of Servicesoft Canada; provided that any such amendment and any such deferred exchange of shares of Servicesoft Canada Common stock for Exchange Shares: (i) provides for the issuance of Exchange Shares to the holders of Servicesoft Canada common stock upon their exchange on the same basis as if they had exchanged at or before the Effective Time of the Merger, including the retention of ten percent (10%) of such Exchange Shares in escrow; (ii) would not involve any adverse tax consequences for such holders or for Servicesoft, Servicesoft Canada or Broadbase, (iii) provides that the Exchange Shares to be issued upon conversion of the Servicesoft Canada Common Stock will be registered on the Form S-4 (or other applicable form) to be filed with the SEC in connection with the registration of the other Exchange Shares,
(iv) would not require the issuance or creation of any new class of preferred stock of Broadbase, or other amendments to Broadbase's charter documents, (v) would not involve any adverse accounting consequences for Broadbase, and (vi) be reasonably practicable to implement.

        8. CLOSING MATTERS

                8.1 The Closing. Subject to termination of this Agreement as provided in Article 11, the closing of the transactions provided for herein (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 no later than the third (3rd) business day following satisfaction of waiver of all of the conditions to Closing specified in Article 9 and Article 10 or, if all of the conditions to the Closing have not been satisfied or waived by such date, such other place, time and date as Servicesoft and Broadbase may mutually select (the "CLOSING DATE"). Concurrently with the Closing or as soon thereafter as possible, the Certificate of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the office Delaware Secretary of State.

                8.2 Exchange of Certificates.

                        (a) Procedures.

                                (i) U.S. Stock Corporation, transfer agent for
Broadbase common stock, will act as exchange agent (the "EXCHANGE AGENT") for the Exchange Shares. On the Closing Date, Broadbase will deposit with the Exchange Agent the Exchange Shares, to be held by the Exchange Agent until released as provided herein. As soon as practicable after the Closing, Broadbase shall cause to be mailed to each holder of record of a certificate(s) for shares of Servicesoft capital stock (the "SERVICESOFT CERTIFICATES"): (A) a letter of transmittal in form reasonably satisfactory to Broadbase (which shall (1) include a schedule ("SCHEDULE 1") in which such holder shall identify the number of shares of Servicesoft capital stock owned by such holder, and (2) specify that delivery shall be effected, and risk of loss and title to the Servicesoft Certificates shall pass, only upon delivery of the Servicesoft

Certificates to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Servicesoft Certificates in exchange for certificates representing Exchange Shares.

                                As soon as practicable after the Effective Time,
each Servicesoft Stockholder (1) will surrender either (x) the Servicesoft Certificates to Broadbase for cancellation or (y) an affidavit of lost (or nonissued) certificate and a bond in form and amount reasonably satisfactory to Broadbase or the Exchange Agent (a "BOND"), (2) will execute and deliver an indemnification agreement pursuant to which each Servicesoft Stockholder will agree to indemnify the Indemnified Persons (as defined in Section 12.2) pursuant to the terms of Article 12 (the "INDEMNIFICATION LETTER"), (3) will execute and deliver a representation letter (the "SERVICESOFT STOCKHOLDER REPRESENTATION LETTER") containing (A) representations to the effect that such Servicesoft Stockholder (i) has valid and marketable title to the shares of Servicesoft Common Stock or Servicesoft Preferred Stock set forth opposite such Servicesoft Stockholder's name in Schedule 1 to the letter of transmittal, (ii) the legal right, power and all authorizations and approvals required by applicable law to sell, transfer and deliver the shares to be sold by such Servicesoft Stockholder, (iii) has not sold, assigned or otherwise transferred to any third party any of his or her right, title or interest in or to any of such shares of Servicesoft Common Stock or Servicesoft Preferred Stock set forth on Schedule 1 to the letter of transmittal, and that there exists no pledge, lien, security interest, claim or encumbrance whatsoever on or relating to any of such shares of Servicesoft Common Stock or Servicesoft Preferred Stock and (B) releasing and terminating any registration rights, rights of accelerated vesting (except such rights as are described in Item 2.1(a)(iii)(C) of the Servicesoft Disclosure Letter), rights of first refusal, rights to any liquidation preference or redemption rights to which such Servicesoft Stockholder may otherwise have been entitled, and, if such Servicesoft Stockholder is a party to the 7th Amended and Restated Registration Rights Agreement of Servicesoft dated January 13, 2000, or the 2nd Amended and Restated Shareholders' Agreement of Servicesoft dated January 13, 2000 consenting to the termination of such agreement, (4) if such Servicesoft Stockholder is an affiliate of Servicesoft, a letter agreement signed by such Servicesoft Stockholder stating that such Stockholder shall not sell, transfer, or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any Exchange Shares for 90 days following the Effective Time (the "SERVICESOFT AFFILIATE AGREEMENT"). Promptly following the Effective Time and receipt of Servicesoft Certificates and/or the Bonds, the Indemnification Letter, the Servicesoft Stockholder Representations, and if applicable, the Servicesoft Affiliate Agreement, Broadbase will cause the Exchange Agent to issue to such surrendering holder certificate(s) the number of Exchange Shares to which such holder is entitled pursuant to Section 2.1, less the Escrow Shares to be deposited into escrow on behalf of such holder pursuant to Section 2.2, and will distribute any cash payable under Section 2.1(a)(vi); provided that if the information set forth in the Servicesoft Stockholder Representations is inconsistent with the information set forth in the Servicesoft Disclosure Letter, then Broadbase shall be entitled to condition such issuance upon its confirmation, to its reasonable satisfaction, that such difference will not have any material adverse consequences to Broadbase or require the issuance of a greater number of Exchange Shares than would have been required had such information been consistent.

                                (ii) At the Effective Time, the stock transfer
books of Servicesoft will be closed and no transfer of shares of Servicesoft capital stock will thereafter be made. If, after the Effective Time, Servicesoft Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 8.2; provided, however, that subject to applicable law any Servicesoft Certificate that is not properly submitted to Broadbase for exchange and cancellation within three years after the Effective Time shall no longer evidence ownership of or any right to receive shares of Broadbase common stock and all rights of the holder of such Servicesoft Certificate, with respect to the shares previously evidenced by such Servicesoft Certificate, shall cease.

                                (iii) Subject to the provisions of Section 2.2
and the Escrow Agreement with respect to the Escrow Shares, all Exchange Shares delivered upon the surrender of Servicesoft Certificates in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to the Servicesoft common stock evidenced by such Servicesoft Certificates.

                        (b) Unexchanged Shares. Until Servicesoft Certificates outstanding prior to the Merger (or affidavits of lost (or non-issued) certificates and attendant Bonds) are surrendered pursuant to Section 8.2(a), such Servicesoft Certificates will be deemed, for all purposes, to evidence ownership of (i) the number of Exchange Shares into which the Servicesoft common stock will have been converted (less the number of shares to be withheld as Escrow Shares pursuant to Section 2.2) and (ii) if applicable, cash in lieu of fractional shares.

                        (c) Payment of Dividends. No dividends or distributions payable to holders of record of Broadbase common stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to holders of any unsurrendered Servicesoft Certificates until such holders surrender their Servicesoft Certificates (or affidavits of lost (or non-issued) certificates and attendant Bonds). Upon such surrender, subject to the effect, if any, of applicable escheat and other laws, there will be delivered to such tendering holder the amount of any dividends and distributions paid with respect to Exchange Shares so withheld as of any date subsequent to the Effective Time and prior to such date of delivery, less any non-cash dividends and distributions paid with respect to the Escrow Shares (which shall be held until the Escrow Shares are released as and to the extent provided in the Escrow Agreement)

                        (d) Miscellaneous.

                                (i) If any certificates for Exchange Shares are
to be issued in a name other than that in which the Servicesoft Certificate surrendered in exchange therefor is registered, the following shall be conditions of such exchange: (A) the Servicesoft Certificate must be properly endorsed and otherwise in proper form for transfer, and (B) the person requesting such exchange shall either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Exchange Shares in a name other than that of the registered holder of the Servicesoft Certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

                                (ii) Notwithstanding anything in this Agreement
to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a Servicesoft Stockholder for any Exchange Shares or dividends thereon or the cash payments otherwise due hereunder delivered to a public official pursuant to applicable abandoned property, escheat or other similar laws following the passage of time specified therein.

                8.3 Dissenting Shares. Notwithstanding anything to the contrary in this Agreement:

                        (a) No Dissenting Shares will be converted into or represent a right to receive the consideration described in Section 2.1(a)(i). Instead, each holder of Dissenting Shares will be entitled only to such rights as are granted by Delaware Law for Dissenting Shares. The Exchange Shares to which such dissenting Servicesoft Stockholders would have been entitled had each assented to the merger, will have the status of authorized and unissued shares of Broadbase.

                        (b) For each Servicesoft Stockholder who complies with all requirements for obtaining stockholders' rights of appraisal with respect to such shares, but subsequently loses (through the failure to perfect or otherwise) or effectively withdraws such demand for such rights of appraisal in accordance with Delaware Law, such holder's shares shall, as of the Effective Time (or, if after the Effective Time, upon the occurrence of such event) automatically be converted into and represent only the right to receive the consideration described in Section 2.1 upon surrender of the applicable certificate(s) as provided in Section 8.2.

                        (c) Servicesoft shall comply with the notice and other procedural requirements set forth in Section 262 of Delaware Law with respect to any Servicesoft Stockholder that properly demands stockholders' rights of appraisal for such Servicesoft shares and that has not lost or effectively withdrawn such demand for such rights of appraisal rights. Broadbase shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Servicesoft shall not, except with the prior written consent of Broadbase, voluntarily make any payment with respect to any demands for the exercise of appraisal rights or offer to settle or settle any such demands.

                8.4 Employee Plans. As of the Effective Time, Broadbase and Servicesoft shall take such actions as are necessary to effect the mutually acceptable employee benefit and compensation arrangements as determined pursuant to Section 6.12.

        9. CONDITIONS TO OBLIGATIONS OF SERVICESOFT

                Servicesoft's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Servicesoft, but only in a writing signed on behalf of Servicesoft by its Chief Executive Officer or Chief Financial Officer:

                9.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Broadbase and Newco set forth in Article 5 of this Agreement shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct as of the date hereof and on and as of such particular date as if made on and as of such particular date.

                9.2 Covenants. Broadbase shall have performed and complied in all material respects with all of its covenants contained in Article 7 on or before the Closing Date, and Servicesoft shall have received a certificate to such effect executed on behalf of Broadbase an officer of Broadbase.

                9.3 Absence of Material Adverse Effect. No change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Broadbase shall have occurred since the date of this Agreement and be continuing.

                9.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

                9.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

                9.6 Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the

Prospectus/Proxy Statement shall on the Closing not be subject to any proceedings commenced or threatened by the SEC.

                9.7 Requisite Approvals. The principal terms of this Agreement, the Merger and the Certificate of Merger shall have been approved and adopted by the written consent or vote of: (a) the Servicesoft Stockholders, as required by applicable law and Servicesoft's certificate of incorporation and by-laws, (b) Broadbase stockholders, and (c) Broadbase's Board of Directors.

                9.8 Opinion of Broadbase's Counsel. Servicesoft shall have received from Fenwick & West LLP, counsel to Broadbase, an opinion letter in substantially the form attached hereto as Exhibit F, dated as of the Closing Date.

                9.9 Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted.

                9.10 Election of Servicesoft Designees to the Board of Directors of Broadbase. The Board of Directors of Broadbase shall have taken appropriate action to elect Massood Zarabian and another person to be designated by the mutual agreement of the parties hereto, to the Board of Directors of Broadbase, effective upon the Effective Time and, if applicable, one (1) additional person mutually acceptable to Broadbase and Servicesoft in the event the Board of Directors of Broadbase shall consist of seven (7) or more members, as contemplated by Section 7.11.

                9.11 Absence of Litigation. No litigation or proceeding shall be pending which could reasonably be expected to have the effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on Broadbase that has not been previously disclosed to Servicesoft herein.

        10. CONDITIONS TO OBLIGATIONS OF BROADBASE

                The obligations of Broadbase hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Broadbase, but only in a writing signed on behalf of Broadbase by its Chief Executive Officer or Chief Financial Officer:

                10.1 Accuracy of Representations and Warranties. Each of the representations and warranties of Servicesoft set forth in Article 4 of this Agreement shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct on and as of the date hereof and on and as of such particular date as if made on and as of such particular date.

                10.2 Covenants. Servicesoft shall have performed and complied in all material respects with all of its covenants contained in Article 6 on or before the Closing Date, and Broadbase shall have received a certificate to such effect executed on behalf of Servicesoft by the President, Chief Executive Officer or Chief Financial Officer of Servicesoft.

                10.3 Absence of Material Adverse Effect. No change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, employees, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Servicesoft shall have occurred since the date of this Agreement and be continuing.

                10.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

                10.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

                10.6 Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Prospectus/Proxy Statement shall on the Closing not be subject to any proceedings commenced or threatened by the SEC.

                10.7 Requisite Approvals. The principal terms of this Agreement, the Merger and the Certificate of Merger shall have been approved and adopted by the written consent or vote of: (a) the Servicesoft Stockholders, (b) Servicesoft's Board of Directors, and (c) the Broadbase stockholders.

                10.8 Conversion of Preferred Stock. Subject to Section 7.18, all shares of Servicesoft Canada Preferred Stock and Servicesoft Canada Common Stock shall have been exchanged for shares of Servicesoft Series H Preferred Stock and Servicesoft Common Stock, respectively, in accordance with the terms of the organizational and other constituent documents of Servicesoft Canada. All outstanding shares of Servicesoft Preferred Stock (including shares of Servicesoft Series H Preferred Stock issued or issuable pursuant to the condition stated in the preceding sentence but excluding shares of Series X Preferred Stock and Series Y Preferred Stock) shall have been converted into shares of Servicesoft Common Stock in accordance with the terms of Servicesoft's certificate of incorporation.

                10.9 Third-Party Consents; Assignments; Other Documents. Broadbase shall have received: (a) duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates set forth on Schedule 3 hereto; and (b) any other written consents, assignments, waivers, authorizations or other certificates where, in the case of this clause (b), the failure to have received the same would have a Material Adverse Effect on Servicesoft.

                10.10 Dissenting Shares. The number of Dissenting Shares shall not constitute more than ten percent (10%) of the total number of shares of Servicesoft common stock (on an as-if converted to Servicesoft common stock basis) outstanding immediately prior to the Effective Time.

                10.11 Resignations. Broadbase shall have received an executed letter from each member of the Board of Directors and each officer of Servicesoft immediately prior to the Effective Time of the Merger to the effect that each such director and/or officer agrees to resign his or her post as a director or officer of the Surviving Corporation effective as of the Effective Time of the Merger.

                10.12 Escrow Agreement. Broadbase shall have received the Escrow Agreement, executed by Servicesoft and in substantially the form attached hereto as Exhibit E, providing for the escrow of the Escrow Shares.

                10.13 Opinion of Servicesoft's Counsel. Broadbase shall have received from McDermott, Will & Emery, counsel to Servicesoft, an opinion letter in substantially the form attached hereto as Exhibit G, dated as of the Closing Date.

                10.14 Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted.

                10.15 Affiliates Letter. Servicesoft shall have delivered to Broadbase the letter required by Section 6.16 naming all persons who are "affiliates" of Servicesoft for purposes of Rule 145 under the Securities Act.

                10.16 Absence of Litigation. No litigation or proceeding shall be pending which could reasonably be expected to have the effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on Servicesoft that has not been previously disclosed to Broadbase herein.

                10.17 Section 280G Approval. Any agreement, plan or arrangement to which Servicesoft or any Subsidiary is a party that would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code ("SECTION 280G") shall have been approved by the holders of such percentage of the outstanding Servicesoft Preferred Stock and Servicesoft Common Stock (excluding shares held by the person that is or would be the beneficiary or recipient of such payment) as may be required in order that Section 280G not apply to limit the deductibility of such payment, and any "disqualified individuals" as defined in Section 280G shall have agreed to forfeit any payments that would otherwise be non-deductible if shareholder approval is not so obtained.

        11. TERMINATION OF AGREEMENT

                11.1 Right to Terminate.

                        (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the Servicesoft Stockholders:

                                (i) by the mutual written consent of Servicesoft
and Broadbase;

                                (ii) by either Servicesoft or Broadbase, if such
party (including its stockholders) is not in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such other party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation of such other party will have become untrue, in either case to an extent that would cause the conditions set forth in Article 9 (for Servicesoft) or Article 10 (for Broadbase) not to be satisfied and such breaching party fails to cure such material breach within 15 days of written notice of such material breach from the non-breaching party (except that no cure period will be provided for a breach which by its nature cannot be cured);

                                (iii) by either Servicesoft or Broadbase, if the
Merger shall not have been consummated by February 28, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 11(a)(iii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                                (iv) by either Servicesoft or Broadbase, if
there is a final nonappealable order of a federal or state court in effect preventing consummation of the Merger, or if any statute, rule, regulation or order is enacted, promulgated or issued or deemed applicable to the Merger by any governmental body that would make consummation of the Merger illegal;

                                (v) by either Servicesoft or Broadbase if the
required approval of the Servicesoft Stockholders contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote by written consent or at a meeting of the Servicesoft Stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this 11.1(a)(v) shall not be available to Servicesoft where the failure to obtain the Servicesoft Stockholder approval shall have been caused by the action or failure to act of Servicesoft (or an officer or director of Servicesoft) and such action or failure to act constitutes a material breach of this Agreement;

                                (vi) by either Servicesoft or Broadbase, if the
required approval of Broadbase Stockholders contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required votes at a meeting of Broadbase stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 11.1(a)(vi) shall not be available to Broadbase where the failure to obtain the Broadbase stockholder approvals shall have been caused by the action or failure to act of Broadbase and such action or failure to act constitutes a material breach by Broadbase of this Agreement;

                11.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 11.1, such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis of such termination. Termination of this Agreement will be effective upon the delivery of such notice.

                11.3 Continuing Obligations. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 7.12(b), this
Section 11.3, Section 11.4 and Article 12, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties pursuant to any agreement to maintain the confidentiality of information regarding the other party, all of which obligations shall survive termination of this Agreement in accordance with their terms.

                11.4 Termination Fee.

                        (a) In the event that this Agreement is terminated (x) by Broadbase under Section 11.1(a)(ii) or (y) by either Broadbase or Servicesoft under Section 11.1(a)(v), Servicesoft shall promptly, but in no event later than two days after the date of such termination, pay Broadbase a fee equal to $12.5 million in immediately available funds (the "SERVICESOFT TERMINATION FEE"); provided, however, that in the case of termination pursuant to Section 11.1(a)(ii), such payment shall be made only if (1) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (2) within nine months following the termination of this Agreement, either an Acquisition Transaction is consummated, or Servicesoft enters into an agreement providing for an Acquisition Transaction, in which case such termination fee shall be paid within two days of the consummation of such Acquisition Transaction.

                        (b) In the event that this Agreement is terminated by Servicesoft under Section 11.1(a)(ii) or by either Broadbase or Servicesoft under Section 11.1(a)(vi), Broadbase shall promptly, but in no event later than two days after the date of such termination, pay Servicesoft a fee equal to $12.5 million in immediately available funds (the "BROADBASE TERMINATION FEE"); provided, however, that in the case of termination pursuant to Section 11.1(a)(ii), such payment shall be made only if (1) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (2) within nine months following the termination of this Agreement, either an Acquisition Transaction is consummated, or Broadbase enters into an agreement providing for an Acquisition Transaction. If any principal or interest under any of the Loans contemplated by Section 7.12 remain outstanding, then the Broadbase Termination Fee payable by Broadbase pursuant to this Section 11.4(b) shall be reduced by the amount of the outstanding Loans owed by Servicesoft. In addition, in the event that (1) this Agreement is terminated by Broadbase or Servicesoft under Section 11.1(a)(vi) and (2) either (x) the Form S-4 and the Prospectus/Proxy Statement did not include, pursuant to Section 7.5 of this Agreement, a statement to the effect that Broadbase's

Board of Directors has recommended that Broadbase Stockholders vote in favor of the Broadbase Stockholder Approvals or (y) the Board of Directors of Broadbase (or a committee thereof) shall have withdrawn, amended or modified, in a manner adverse to Servicesoft, the recommendation of the Board of Directors of Broadbase that the stockholders of Broadbase vote in favor of the Broadbase Stockholder Proposals, then the outstanding principal of, and accrued interest on, the Loans shall be immediately deemed to have been repaid in full and all remaining amounts available with respect to the Loans shall be paid to Servicesoft at such time as the payment of the Broadbase termination fee, without any recourse to, or further obligation on the part of, Servicesoft.

                        (c) Each party hereto acknowledges that the agreements contained in this Section 11.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if any party hereto fails to pay in a timely manner the amounts due pursuant to this Section 11.4, and, in order to obtain such payment, the other party makes a claim that results in a judgment against the breaching party for the amounts set forth in this
Section 11.4, the breaching party shall pay to the other party such other party's reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 11.4 at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Absent a willful breach of this Agreement, any Servicesoft Termination Fee or Broadbase Termination Fee paid pursuant to this Section 11.4 shall be the sole liability of the paying party.

        12. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

                12.1 Survival of Representations. All representations, warranties, covenants and agreements of Broadbase and Servicesoft contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement and the expiration of the Escrow Period, whereupon such representations, warranties, covenants and agreements will expire.

                12.2 Agreement to Indemnify. Subject to the limitations set forth in this Article 12, the Servicesoft Stockholders will severally indemnify and hold harmless Broadbase and its officers, directors, agents and employees, and each person, if any, who controls or may control Broadbase within the meaning of the Securities Act (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses, including without limitation, reasonable legal fees and costs (hereinafter referred to as "DAMAGES") directly or indirectly arising out of or resulting from:

                        (a) any misrepresentation or breach of or default in connection with any of the representations, warranties, agreements and covenants given or made by Servicesoft in this Agreement or any certificate, document or instrument delivered by or on behalf of Servicesoft pursuant hereto;

                        (b) any Excess Expenses; or

                        (c) any failure of each Servicesoft Stockholder to have good, valid and marketable title to the issued and outstanding Servicesoft Capital Stock identified in Schedule 1 to such Servicesoft Stockholder's Letter of Transmittal, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever ("OWNERSHIP LOSSES");

provided, however, that for purposes of the foregoing clause (c), the Indemnified Person may only seek and recover Damages from the Servicesoft Stockholder who failed to have good, valid and marketable title to such shares of Servicesoft Capital Stock free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges.

                12.3 Limitations on Liability; Exceptions.

                        (a) Limitations on Liability. Subject to Section 12.3(c), the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement shall be the Indemnified Persons' sole recourse against the Servicesoft Stockholders under this Agreement, and no claim for Damages shall first be made under Section 12.2 after expiration of the Escrow Period. Except as set forth in Section 12.3(c), the remedies set forth in this Article 12 shall be the exclusive remedies of Broadbase and the other Indemnified Persons against any Servicesoft Stockholder under any theory or liability.

                        (b) Threshold. Except for indemnification with respect to Excess Expenses, the indemnification provided for in this Article 12 shall not apply unless and until the aggregate Damages for which one or more Indemnified Persons seeks indemnification exceeds $1,000,000, in which event the indemnification provided for in this Article 12 will include the aggregate of all Damages; provided, however, that this Section 12.3(b) shall not apply to liability or indemnification obligations of the Servicesoft Stockholders with respect to any matter or claim described in Section 12.2(b).

                        (c) Exceptions to Limitations on Liability. None of the limitations set forth in Sections 12.3(a) or 12.3(b) shall in any manner limit the liability or indemnification obligations of the Servicesoft Stockholders with respect to: (i) intentional fraud; or (ii) any Ownership Losses. Notwithstanding the foregoing, in no event shall any Servicesoft Stockholder be liable for any amounts in excess of the value of the aggregate consideration received by such Servicesoft Stockholder in connection with the Merger (determined as set forth in Section 4.5 of the Escrow Agreement); provided, however, that such limitation shall not apply to Damages resulting from intentional fraud by such Servicesoft Stockholder. In the event of intentional fraud, the Indemnified Persons agree that they shall seek indemnification against the Escrow Shares pro rata pursuant to the terms of the Escrow Agreement then available under the Escrow Agreement and shall only be entitled to receive indemnification for such claims directly from the Servicesoft Stockholders if all of the Escrow Shares have been released pursuant to the terms of the Escrow Agreement.

                12.4 Survival of Claims. Notwithstanding anything herein to the contrary, if, prior to the expiration of the Escrow Period, an Indemnified Person makes a claim for indemnification under either this Agreement or the Escrow Agreement with respect to a misrepresentation or breach of such representation, warranty or covenant, then the Indemnified Person's rights to indemnification under this Article 12 for such claim shall survive the expiration of the Escrow Period. In addition, notwithstanding anything herein to the contrary, the obligation of each Servicesoft Stockholder to indemnify the Indemnified Persons for any Damages resulting directly or indirectly from the failure of such Servicesoft Stockholders to have good, valid and marketable title to the issued and outstanding Servicesoft Capital Stock identified in
Schedule 1 to such Servicesoft Stockholder's Letter of Transmittal, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever shall continue in effect for the duration of the applicable statute of limitations.

                12.5 No Indemnity for Corporate Agents. Each of the indemnifying Servicesoft Stockholders agrees that such Servicesoft Stockholder will not make any claim for indemnification against Servicesoft by reason of the fact that such indemnifying stockholder was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claims is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expense or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Broadbase against the indemnifying stockholder pursuant to Section 12.2 or otherwise in its capacity as a Servicesoft Stockholder (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise).

                12.6 Servicesoft Stockholders' Representative.

                        (a) Authority. The Servicesoft Stockholders, by their approval of the Merger and/or their tender pursuant to Section 8.2 of Servicesoft Certificates, will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (a) the indemnification provisions of Article 12, (b) the Escrow Agreement, (c) the appointment of Mark Skapinker as the Representative of the Servicesoft Stockholders under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of the Servicesoft Stockholders (including their successors and assigns) as provided in the Escrow Agreement and (d) the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the Escrow Agreement, including, without limitation, the exercise of the power to: (i) authorize delivery to Broadbase of Escrow Shares in satisfaction of indemnity claims by Broadbase or any other Indemnified Person (as defined herein) pursuant to Article 12 and/or the Escrow Agreement; (ii) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (iii) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article 12; (iv) waive any right of any or all of the Servicesoft Stockholders following the Merger with respect to matters set forth in this Agreement, the Escrow Agreement or any other agreement contemplated by this Agreement; (v) give and receive all notices required to be given under this Agreement and the Escrow Agreement; and (vi) take all actions necessary in the sole judgment of the Representative for the accomplishment of the foregoing. The Representative will have unlimited authority and power to act on behalf of the Servicesoft Stockholders with respect to the Escrow Agreement and the disposition, settlement or other handling of all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Servicesoft Stockholders are treated in the same manner. The Representative is authorized to take any actions deemed by him to be appropriate or reasonably necessary to carry out the provisions of Article 12 hereof. In addition, the Representative is authorized to accept service of process upon the Servicesoft Stockholders. All decisions and actions of the Representative in connection with this Agreement and the Escrow Agreement shall be binding and conclusive upon the Servicesoft Stockholders, and Broadbase, the Surviving Corporation and the Escrow Agent will be entitled to rely on any action or decision of the Representative. The Representative will not be a trustee for any Servicesoft Stockholder or have any fiduciary duty to any Servicesoft Stockholder, and in performing the functions specified in this Agreement and the Escrow Agreement, the Representative will not be liable to any Servicesoft Stockholders for any act or omission the Representative made in good faith and in the exercise of reasonable judgment. As provided in the Escrow Agreement, any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of the Escrow Agreement, at the Representative's option, either (i) will be paid by the Servicesoft Stockholders to the Representative or (ii) if shares are available for distribution to the Servicesoft Stockholders pursuant to the Escrow Agreement, at the request of the Representative, a portion of those shares will be sold by the Escrow Agent and the proceeds paid to or at the direction of the Representative, in either case, pro rata in proportion to the Servicesoft Stockholders' respective percentage interests in the Escrow Shares.

                        (b) Standard of Conduct. Neither the Representative nor any of his partners, members, directors, officers, employees or agents shall be liable to any of the Servicesoft Stockholders for any error of judgment, act done or omitted by them, or mistake of fact or law in connection with his services pursuant to Article 12, unless caused by his own gross negligence or willful misconduct. In taking any action or refraining from taking any action whatsoever the Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him to be sufficient. The Representative shall not be required to take any action which is contrary to this Agreement, the Escrow Agreement or applicable law. The Representative may consult with counsel in connection with his duties and shall be fully protected in any act taken, suffered or permitted by them in good faith in accordance with the advice of counsel. In connection with their services under Article 12, the Representative shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                        (c) Indemnification. Each Servicesoft Stockholder agrees to indemnify the Representative, ratably in accordance with his or her pro rata share of the Escrow Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Representative in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Servicesoft Stockholder shall be liable for any of the foregoing to the extent they arise from the Representative's gross negligence or willful misconduct. The Representative shall be fully justified in refusing to take or to continue to take any action hereunder unless he shall first be indemnified to his reasonable satisfaction by the Servicesoft Stockholders against any and all liability and expense which may be incurred by him by reason of taking or continuing to take any such action.

                        (d) Resignation or Removal of the Representative. Subject to the appointment and acceptance of a successor Representative as provided below, the Representative may (i) resign at any time thirty (30) days subsequent to giving notice thereof to the Servicesoft Stockholders, and (ii) be removed at any time with or without cause by action of the Servicesoft Stockholders who represented a majority of the rights to the Escrow Shares. Upon any such resignation or removal, holders of a majority of the Escrow Shares may appoint a successor Representative, which successor shall be reasonably acceptable to Broadbase. If no successor Representative shall have been appointed by the Servicesoft Stockholders and accepted such appointment within twenty (20) days after the retiring Representative's giving of notice of resignation or the Servicesoft Stockholders' removal of the Representative, then the retiring or removed Representative may, on behalf of the Servicesoft Stockholders, appoint a successor, which shall be reasonably acceptable to Broadbase. Upon the acceptance of any appointment as the Representative hereunder, such successor Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Representative, and the retiring or removed Representative shall be discharged from his duties and obligations hereunder. After any retiring Representative's resignation or removal hereunder as the Representative, the provisions of Article 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Representative.

                        (e) Representative as Servicesoft Stockholder. The Representative, to the extent he is or was a Servicesoft Stockholder, shall have the same rights and powers under this Agreement as any other Servicesoft Stockholder and may exercise the same as though he were not serving as the Representative, and the term "Servicesoft Stockholder" shall include the Representative in his capacity as such.

        13. MISCELLANEOUS

                13.1 Entire Agreement. The Letter Agreement between Servicesoft and Broadbase dated August 17, 2000 with respect to non-disclosure of confidential information, this Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

                13.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                13.3 No Third Party Beneficiaries. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner, employee or any party hereto or any other Person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

                13.4 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

                13.5 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and have been reviewed by each party hereto. Accordingly, no ambiguity in the language hereof will be construed for or against either party.

                13.6 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

                13.7 Section Headings. A reference to an Article, Section, Exhibit or Schedule will mean an Article or Section in, or an Exhibit or Schedule to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

                13.8 Amendment, Extension and Waivers. At any time prior to the Effective Time, Broadbase, Newco and Servicesoft may, to the extent legally allowed: (a) extend the time for performance of any of the obligations of the other party; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant thereto; and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any term or provision of this Agreement may be amended. Any agreement to any amendment, extension or waiver will be valid only if set forth in writing and signed by

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the party to be bound. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The Agreement may be amended by the parties hereto at any time before or after approval of the Servicesoft Stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Servicesoft Stockholders without obtaining such further approval.

                13.9 Governing Law. The validity of this Agreement the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties of this Agreement will be exclusively governed by and construed in accordance with the internal laws of the State of Delaware, as applied to agreements entered into solely between residents of and to be performed entirely in the State of California, without reference to that body of law relating to conflicts of law or choice of law.

                13.10 Dispute Resolution. Any dispute hereunder ("DISPUTE") shall be settled by arbitration, to be held in Wilmington, Delaware, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

                        (a) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                        (b) Selection of Arbitrator. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Delaware contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                        (c) Payment of Costs. Broadbase and Servicesoft, or Broadbase and the Servicesoft Stockholders after the Closing, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

                        (d) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                        (e) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                        (f) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                        (g) Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

                13.11 Other Remedies. Except as otherwise provided in Section
12.3 or elsewhere herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

                13.12 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

                      If to Broadbase:      Broadbase Software, Inc.
                                            172 Constitution Drive
                                            Menlo Park, CA 94025
                                            Attention:  Chuck Bay
                                            Phone:  (650) 614-8300
                                            Fax:  (650) 614-8301

                      with a copy to:       Fenwick & West LLP
                                            275 Battery Street, Suite 1500
                                            San Francisco, CA 94111
                                            Attention:  David K. Michaels
                                            Phone:  (415) 875-2300
                                            Fax:  (415) 281-1350

                      If to Servicesoft:    Servicesoft, Inc.
                                            Two Apple Hill Drive
                                            Natick, MA 01760
                                            Attention:  Massood Zarrabian
                                            Phone:  (508) 653-4000
                                            Fax:  (508) 810-3322

                      with a copy to:       McDermott, Will & Emery
                                            28 State Street
                                            Boston, MA 12109-1775
                                            Attention:  John J. Egan III, P.C.
                                            Phone:  (617) 535-4000
                                            Fax:  (617) 535-3800

                        or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 13.12.

                13.13 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement.

                13.14 Effect of Disclosure Letters. Notwithstanding anything to the contrary contained in this Agreement or in either of the Servicesoft Disclosure Letter or the Broadbase Disclosure Letter (the "DISCLOSURE LETTERS"), any information disclosed in any part of either of such Disclosure Letters shall be deemed to be disclosed in any other part of such Disclosure Letter to which such information is relevant, to the extent it is reasonably apparent from the information disclosed that it is relevant to such other part.

                13.15 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            BROADBASE SOFTWARE, INC.



                                            By:
                                               ---------------------------------
                                            Name:  Chuck Bay
                                            Title: President and Chief Executive
                                            Officer



                                            SERVICESOFT, INC.



                                            By:
                                               ---------------------------------
                                            Name:  Massood Zarrabian
                                            Title:  President and Chief
                                            Executive Officer



                                            SOLDIER ACQUISITION CORP.



                                            By:
                                               ---------------------------------
                                            Name:  Eric Willgohs
                                            Title:  President and Chief
                                            Executive Officer





                               [SIGNATURE PAGE TO

                          AGREEMENT AND PLAN OF MERGER]

                             EXHIBITS AND SCHEDULES

Exhibits



Exhibit A:     Form of Certificate of Merger

Exhibit B:     Form of Voting Agreement

Exhibit C:     Form of Employment and Non-Competition Agreement

Exhibit D:     Form of Convertible Promissory Note

Exhibit E:     Form of Escrow Agreement

Exhibit F:     Form of Opinion of Counsel to Broadbase and Newco

Exhibit G:     Form of Opinion of Counsel to Servicesoft



Schedules



Schedule 1:    Certain Servicesoft and Broadbase Stockholders

Schedule 2:    Certain Servicesoft Employees

Schedule 3:    Third Party Consents

                              CERTIFICATE OF MERGER
                                FOR THE MERGER OF
                            SOLDIER ACQUISITION CORP.
                                  WITH AND INTO
                                SERVICESOFT, INC.

                 -----------------------------------------------

                        PURSUANT TO SECTION 251(c) OF THE
                        DELAWARE GENERAL CORPORATION LAW

                 -----------------------------------------------


        Servicesoft, Inc., a Delaware corporation ("SERVICESOFT"), does hereby certify to the following facts relating to the merger (the "MERGER") of Soldier Acquisition Corp., a Delaware corporation ("SOLDIER"), with and into Servicesoft, with Servicesoft to be the surviving corporation of the Merger (the "SURVIVING CORPORATION"):



FIRST: Servicesoft and Soldier are the constitutent corporations in the Merger. Servicesoft is a corporation incorporated pursuant to the laws of the State of Delaware, and Soldier is a corporation incorporated pursuant to the laws of the State of Delaware.

SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by Servicesoft and by Soldier in accordance with the provisions of subsection (c) of Section 251 of the Delaware General Corporation Law (the "DGCL").

THIRD:      The Surviving Corporation will be Servicesoft, Inc.

FOURTH: Upon the effectiveness of the Merger, the Restated Certificate of Incorporation of Servicesoft shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH: The executed Agreement and Plan of Merger is on file at the principal place of business of Servicesoft, the Surviving Corporation, at Two Apple Hill Drive, Natick, MA 01760.

SIXTH: A copy of the executed Agreement and Plan of Merger will be furnished by Servicesoft, the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

SEVENTH: This Certificate of Merger shall become effective at ______ p.m. Eastern Time on _____________, ______.



        IN WITNESS WHEREOF, Servicesoft has caused this Certificate to be executed by its duly authorized President as of _____________, ______.





                                        SERVICESOFT, INC.

                                        By:
                                           -------------------------------------
                                           Massood Zarrabian,
                                           Chief Executive Officer and President

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                SERVICESOFT, INC.



                                    ARTICLE I

        The name of the corporation is Servicesoft, Inc.

                                   ARTICLE II

        The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, DE 19801. The name of its registered agent at the address is The Corporation Trust Company.

                                   ARTICLE III

        The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

        The total number of shares of all classes of stock which the corporation has authority to issue is One Thousand (1,000) shares, all of which shall be Common Stock, $0.001 par value per share.

                                    ARTICLE V

        The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.

                                   ARTICLE VI

        Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE VII

        To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director; provided, however, that this limitation of liability of a director of the corporation shall not apply with respect to (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any liability arising under Section 174 of the Delaware General Corporation Law and (iv) any transaction from which the director derives an improper personal benefit. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                                                       EXHIBIT B

                BROADBASE VOTING AGREEMENT AND IRREVOCABLE PROXY


        THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this "AGREEMENT") is made and entered into as of September 18, 2000 (the "EFFECTIVE DATE"), by and between Servicesoft, Inc., a Delaware corporation ("SERVICESOFT"), and the undersigned stockholder (the "STOCKHOLDER") of Broadbase Software, Inc., a Delaware corporation ("BROADBASE").

                                    RECITALS

        A. Concurrently with the execution of this Agreement, Broadbase, Servicesoft and Soldier Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Broadbase ("MERGER SUB"), are entering into an Agreement and Plan of Merger of even date herewith (as such agreement may hereafter be amended from time to time, the "MERGER AGREEMENT") which provides for the merger of Merger Sub with and into Servicesoft (the "MERGER"). Pursuant to the Merger, shares of common stock of Servicesoft, par value $0.01 per share ("SERVICESOFT COMMON STOCK") will be converted into shares of common stock of Broadbase, par value $.001 per share ("BROADBASE COMMON STOCK") on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

        B. Stockholder owns of record or has the power to direct the voting with respect to such number of Shares (as defined herein) as are indicated on the final page of this Agreement;

        C. Stockholder is entering into this Agreement as a material inducement and consideration to Servicesoft to enter into the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

        1.     Definitions.

               (a) "EXPIRATION DATE" means the earlier to occur of (i) the Effective Time of the Merger, and (ii) such time as the Merger Agreement may be terminated in accordance with its terms.

               (b) "SHARES" means all issued and outstanding shares of Broadbase Common Stock owned of record by Stockholder or over which Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the stockholders of Broadbase called for the purpose of voting on the matters referred to in Section 2.1, or
(ii) to take action by written consent of the stockholders of Broadbase with respect to the matters referred to in Section 2.1; provided, however, that any shares of capital stock of Broadbase that Stockholder purchases or with respect to which Stockholder otherwise exercises voting power after the execution of this Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

        (c) "TRANSFER" with respect to any security means to directly or indirectly: (i) sell, pledge, encumber, transfer or disposes of, or grant an option with respect to, such security or any interest in such security; or (ii) enter into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

        2.     Agreement to Vote.

               2.1 Voting Agreement. Stockholder hereby covenants and agrees that, prior to the Expiration Date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Broadbase, however called, unless otherwise directed in writing by Servicesoft, Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares

                      (a) in favor of the Merger, the execution and delivery by Broadbase of the Merger Agreement and the adoption and approval of the terms thereof, including the issuance of the Exchange Shares pursuant to the Merger, and in favor of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof;

                      (b) in favor of an amendment to Broadbase's Certificate of Incorporation to increase the authorized number of shares of Broadbase Common Stock in order to permit the issuance of the Exchange Shares pursuant to the Merger; and

                      (c) against the approval of any proposal made in opposition to or in competition with the issuance of the Exchange Shares pursuant to the Merger, including, without limitation, any Broadbase Acquisition.

               Prior to the Expiration Date, Stockholder will not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with any provision of this Section 2.1.

               2.2 Irrevocable Proxy. Contemporaneously with the execution of this Agreement, Stockholder will deliver to Servicesoft a proxy with respect to the Shares in the form attached hereto as Exhibit 1, which proxy will be irrevocable to the fullest extent permitted by applicable law (the "PROXY").

               2.3 Transfer and Other Restrictions. Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

                      (i) grant any proxy, power of attorney, deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares except as provided in this Agreement; or

                      (ii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

        4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants as follows:

               4.1 Authority, Enforceability. Stockholder has full power and authority to enter into, execute, deliver and perform Stockholder's obligations under this Agreement and to make the representations, warranties and covenants contained herein. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

               4.2 No Conflicts, No Defaults and Consents. The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder's properties or Shares is bound or affected; (ii) violate any agreement to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust; (iii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, restriction, adverse claim, option on, right to acquire, or any encumbrance or security interest in or to any of the Shares, pursuant to any written, oral or other agreement, contract or legally binding commitment to which Stockholder is a party or by which Stockholder or any of Stockholder's properties (including, without limitation, the Shares) is bound or affected, or (iv) require any written, oral or other agreement, contract or legally binding commitment of any third party.

               4.3 Shares Owned. As of the Effective Date of this Agreement, Stockholder owns of record or has the power to direct the voting with respect to, in the aggregate, the number of shares of Broadbase Common Stock set forth below Stockholder's name on the signature page of this Agreement, and does not own of record, or have the power to direct the voting with respect to, any shares of capital stock of Broadbase, other than the shares set forth below Stockholder's name on the signature page hereof.

               4.4 Accuracy of Representations; Reliance by Servicesoft. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the Effective Time of the Merger as if made on that date except as to representations that speak only as of the date of this Agreement. Stockholder understands and acknowledges that Servicesoft is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

               4.5 Further Assurances. Stockholder agrees to execute and deliver any additional documents reasonably necessary or desirable, in the opinion of Broadbase or Servicesoft, to carry out the purposes and intent of this Agreement and the Proxy.

        5.     Miscellaneous.

               5.1 Severability. If any provision of this Agreement is found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision will, to the extent allowable by law and the preceding sentence, not be voided or canceled but will instead be modified by such arbitrator or court so that it becomes enforceable and, as modified, will be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

               5.2 Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by Servicesoft and Stockholder. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements will in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision of this Agreement will not be treated as a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

               5.3 Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

               5.4 Assignment. This Agreement and all rights and obligations hereunder are personal to Stockholder and may not be transferred or assigned by Stockholder at any time. Servicesoft may assign its rights, and may delegate its obligations hereunder, to any parent, subsidiary or affiliate of Servicesoft; provided, however, that any such assignee assumes Servicesoft's obligations hereunder. This Agreement will be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

               5.5 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, excluding that body of laws pertaining to conflict of laws.

               5.6 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' and experts' fees.

               5.7 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; or (iii) three (3) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below, or at such other address as such other party may designate by ten (10) days advance written notice to the other parties hereto.

If to Stockholder:              _________________
                                c/o Broadbase, Inc.
                                181 Constitution Drive
                                Menlo Park, California 94025
                                Attention: Chuck Bay
                                Phone:  (650) 614-8300
                                Fax:  (650) 614-8301

with a copy to:                 Fenwick & West, LLP
                                275 Battery Street, Suite 1500
                                San Francisco, CA  94111
                                Attention: David K. Michaels, Esq.
                                Phone:  (415) 875-2300
                                Fax: (415) 281-1350

If to Servicesoft:              Servicesoft, Inc.
                                Two Apple Hill Drive
                                Natick, MA 01760
                                Attention: Massood Zarrabian
                                Phone:  (508) 653-4000
                                Fax:  _______________

with a copy to:                 McDermott, Will & Emery
                                28 State Street
                                Boston, MA 12109-1775
                                Attention: John J. Egan III, P.C.
                                Phone:  (617) 535-4060
                                Fax: (617) 535-3800

               5.8 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

               5.9 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

               5.10 Titles. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and will have no effect on the construction or meaning of this Agreement.

               5.11 Termination. This Agreement will be terminated and will be of no further force and effect upon the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement pursuant to its terms.

        IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.



SERVICESOFT, INC.                            STOCKHOLDER

By:
   --------------------------------          -----------------------------------

Name:

Title:

                                             Broadbase Common Stock:
                                                                    ------------



                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                                   EXHIBIT 1 TO VOTING AGREEMENT


                                IRREVOCABLE PROXY

        The undersigned stockholder (the "STOCKHOLDER") of Broadbase, Inc., a Delaware corporation ("BROADBASE"), hereby irrevocably (to the fullest extent permitted by applicable law) appoints and constitutes the members of the Board of Directors of Servicesoft Inc., a Delaware corporation ("SERVICESOFT"), and each of them (collectively the "PROXYHOLDERS"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the fullest extent of the undersigned's rights with respect to (i) the shares of capital stock of Broadbase owned of record by the undersigned, or over which the undersigned has voting power, as of the date of this proxy, which shares are specified on the final page of this proxy; (ii) any and all other shares of capital stock of Broadbase which the undersigned may acquire or with respect to which the undersigned shall acquire voting power after the date hereof, including without limitation, in the event of a dividend or distribution of capital stock of Broadbase, or any change in Broadbase's capital stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, all shares of Broadbase's capital stock issued or distributed pursuant to such stock dividends and distributions and any shares of Broadbase's capital stock into which or for which any or all of the shares otherwise held by the undersigned may be so changed or exchanged. (The shares of the capital stock of Broadbase referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "SHARES.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares until such time as this proxy shall be terminated in accordance with its terms.

        The Proxyholders named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date (as defined in the Voting Agreement dated as of the date hereof, between Servicesoft and the undersigned (the "VOTING AGREEMENT")) at any meeting of the stockholders of Broadbase, however called, or in any action by written consent of stockholders of Broadbase:

                      (i) in favor of the merger (the "MERGER") contemplated by the Agreement and Plan of Merger by and among Broadbase, Soldier Acquisition Corp., and Servicesoft, dated as of the date hereof (the "MERGER AGREEMENT"), the execution and delivery by Broadbase of the Merger Agreement and the adoption and approval of the terms thereof and in favor of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof;

                      (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Broadbase in the Merger Agreement or that would preclude fulfillment of a condition precedent under the Merger Agreement to Servicesoft's or Broadbase's obligation to consummate the Merger; and

                      (iii) against approval of any proposal made in opposition to or in competition with the consummation of the Merger including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement).

        The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all such other matters. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 2 of the Voting Agreement.

        This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of Broadbase and with any Inspector of Elections at any meeting of the stockholders of Broadbase.

        This proxy is irrevocable, is coupled with an interest, and shall survive the insolvency, incapacity, death or liquidation of the undersigned and will be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

        Dated:  September 18, 2000.

                                        STOCKHOLDER


                                        ----------------------------------------

                                        Broadbase Common Stock:
                                                               -----------------

               SERVICESOFT VOTING AGREEMENT AND IRREVOCABLE PROXY


        This Voting Agreement and irrevocable proxy (this "AGREEMENT") is made and entered into as of September 18, 2000 (the "EFFECTIVE DATE"), by and between Broadbase Software, Inc., a Delaware corporation ("BROADBASE"), and the undersigned stockholder ("STOCKHOLDER") of Servicesoft, Inc., a Delaware corporation ("SERVICESOFT").

                                    Recitals

        A. Concurrently with the execution of this Agreement, Broadbase, Servicesoft and Soldier Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Broadbase ("MERGER SUB"), are entering into an Agreement and Plan of Merger of even date herewith (as such agreement may hereafter be amended from time to time, the "MERGER AGREEMENT") which provides for the merger of Merger Sub with and into Servicesoft (the "MERGER"). Pursuant to the Merger, shares of common stock of Servicesoft, par value $0.01 per share ("SERVICESOFT COMMON STOCK") will be converted into shares of common stock of Broadbase, par value $.001 per share ("BROADBASE COMMON STOCK") on the basis described in the Merger Agreement; capitalized terms that are used in this Agreement and are not otherwise defined herein will have the same meanings that such terms have in the Merger Agreement.

        B. Stockholder owns of record or has the power to direct the voting with respect to such number of Shares (as defined herein) as are indicated on the final page of this Agreement;

        C. Stockholder is entering into this Agreement as a material inducement and consideration to Broadbase to enter into the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

        1.     Definitions.

               (a) "EXPIRATION DATE" means the earlier to occur of (i) the Effective Time of the Merger; and (ii) such time as the Merger Agreement may be terminated in accordance with its terms.

               (c) "SHARES" means all issued and outstanding shares of Servicesoft Common Stock or each series of Servicesoft preferred stock owned of record by Stockholder or over which Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the stockholders of Servicesoft called for the purpose of voting on the matters referred to in Section 2.1, or (ii) to take action by written consent of the stockholders of Servicesoft with respect to the matters referred to in Section 2.1; provided, however, that any shares of capital stock of Servicesoft that Stockholder purchases or with respect to which Stockholder otherwise exercises voting power after the execution of this Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

               (d) "TRANSFER" with respect to any security means to directly or indirectly: (i) sell, pledge, encumber, transfer or dispose of, or grant an option with respect to, such security or any interest in such security; or (ii) enter into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

        2.     Agreement to Vote.

               2.1 Voting Agreement. Stockholder hereby covenants and agrees that, prior to the Expiration Date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Servicesoft, however called, and in any action taken by the written consent of stockholders of Servicesoft without a meeting, unless otherwise directed in writing by Broadbase, Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent for cause to be voted or consented the Shares:

                      (a) in favor of the Merger, the execution and delivery by Servicesoft of the Merger Agreement and the adoption and approval of the terms thereof and in favor of the other actions contemplated by the Merger Agreement and, to the extent that a vote is solicited in connection with this Voting Agreement or the Merger Agreement, any other action required in furtherance hereof or thereof;

                      (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Servicesoft in the Merger Agreement or that would preclude fulfillment of a condition precedent under the Merger Agreement to Servicesoft's or Broadbase's obligation to consummate the Merger; and

                      (c) against approval of any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement).

               Prior to the Expiration Date, Stockholder will not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with any provision of this Section 2.1.

               2.2 Irrevocable Proxy. Contemporaneously with the execution of this Agreement, Stockholder will deliver to Broadbase a proxy with respect to Shares in the form attached hereto as Exhibit 1, which proxy will be irrevocable to the fullest extent permitted by applicable law (the "PROXY").

               2.3 Transfer and Other Restrictions. (a) Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

                      (i) except pursuant to the terms of the Merger Agreement, Transfer any or all of the Shares or any interest therein except as provided in Section 2.2 hereof;

                      (ii) grant any proxy, power of attorney, deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares except as provided in this Agreement; or

                      (iii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

                      (b) To the extent Stockholder is, as of the date hereof, party to a contract or agreement that requires Stockholder to Transfer Shares to another person or entity (excluding a contract or agreement pledging Shares to Servicesoft), Stockholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit Stockholder from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant Stockholder may hold; provided, however, that the securities acquired upon such exercise shall be deemed Shares.

                      (c) Stockholder agrees with, and covenants to, Broadbase that Stockholder shall not request that Servicesoft register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made pursuant to and in compliance with this Agreement.

        3. Waivers. Stockholder agrees not to exercise any rights of appraisal and any dissenters' rights that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

        4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants as follows:

               4.1 Authority, Enforceability. Stockholder has full power and authority to enter into, execute, deliver and perform Stockholder's obligations under this Agreement and to make the representations, warranties and covenants contained herein. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

               4.2 No Conflicts, No Defaults and Consents. The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder's properties or Shares is bound or affected; (ii) violate any agreement to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust; (iii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, restriction, adverse claim, option on, right to acquire, or any encumbrance or security interest in or to any of the Shares, pursuant to any written, oral or other agreement, contract or legally binding commitment to which Stockholder is a party or by which Stockholder or any of the Shares is bound or affected, or (iv) require any written, oral or other agreement, contract or legally binding commitment of any third party.

               4.3 Certain Agreements. Stockholder is not a party to any agreement with Servicesoft or any subsidiary of Servicesoft (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction in the nature of any transaction contemplated by the Merger Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after termination of employment regardless of the reason for such termination of employment, in each case, except as set forth in the Servicesoft Disclosure Letter.

               4.4 Shares Owned. As of the Effective Date of this Agreement, Stockholder owns of record or has the power to direct the voting with respect to, in the aggregate the number of shares of

Servicesoft Common Stock and of each series of Servicesoft Preferred Stock set forth below Stockholder's name on the signature page of this Agreement, and does not own of record, or have the power to direct the voting with respect to, any shares of capital stock of Servicesoft other than the Shares set forth below Stockholder's name on the signature page hereof. All Shares are, and at all times until and through the Expiration Date will be, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances, except as set forth in the Servicesoft Disclosure Letter.

               4.5 Accuracy of Representations; Reliance by Broadbase. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the Effective Time of the Merger as if made on that date. Stockholder understands and acknowledges that Broadbase is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

               4.6 Further Assurances. Stockholder agrees to execute and deliver any additional documents reasonably necessary or desirable, in the opinion of Broadbase or Servicesoft, to carry out the purposes and intent of this Agreement and the Proxy.

        5.     Miscellaneous.

               5.1 Severability. If any provision of this Agreement is found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision will, to the extent allowable by law and the preceding sentence, not be voided or canceled but will instead be modified by such arbitrator or court so that it becomes enforceable and, as modified, will be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

               5.2 Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by Broadbase and Stockholder. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements will in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision of this Agreement will not be treated as a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

               5.3 Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

               5.4 Assignment. This Agreement and all rights and obligations hereunder are personal to Stockholder and may not be transferred or assigned by Stockholder at any time. Broadbase may assign its rights, and may delegate its obligations hereunder, to any parent, subsidiary, affiliate or successor of Broadbase, or in connection with any sale, transfer or other disposition of all or substantially all the business and assets of Broadbase or any of its subsidiaries or affiliates, whether by sale of stock, sale of assets, merger, consolidation or otherwise; provided however, that any such assignee assumes

Broadbase's obligations hereunder. This Agreement will be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

               5.5 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, excluding that body of laws pertaining to conflict of laws.

               5.6 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' and experts' fees.

               5.7 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; or (iii) three (3) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below, or at such other address as such other party may designate by ten (10) days advance written notice to the other parties hereto.

If to Stockholder:              _________________
                                c/o Servicesoft, Inc.
                                Two Apple Hill Drive
                                Natick, MA 01760
                                Attention:  _______________-
                                Phone:
                                Fax:

with a copy to:                 McDermott, Will & Emery
                                28 State Street
                                Boston, MA 02109-1775
                                Attention:  John J. Egan III, P.C.
                                Phone:  (617) 535-4000
                                Fax:  (617) 535-3800

If to Broadbase:                Broadbase, Inc.
                                181 Constitution Drive
                                Menlo Park, California 94025
                                Attention: Massood Zarrabian
                                Phone:  (508) 653-4000
                                Fax:  (508) 810-3322
with a copy to:                 Fenwick &West, LLP
                                275 Battery Street, Suite 1500
                                San Francisco, CA  94111
                                Attention: David K. Michaels, Esq.
                                Phone:  (415) 875-2300
                                Fax: (415) 281-1350

               5.8 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

               5.9 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

               5.10 Titles. The titles and captions of the sections and paragraphs of this Agreement are included for convenience of reference only and will have no effect on the construction or meaning of this Agreement.

               5.11 Termination. This Agreement will be terminated and will be of no further force and effect upon the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement pursuant to its terms.

        IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.



BROADBASE, INC.                         STOCKHOLDER

By:
   --------------------------------     ----------------------------------------

Name:

Title:

                                        Servicesoft Common Stock:
                                                                 ---------------

                                        Servicesoft Preferred Stock:
                                           Series H Convertible Preferred:
                                                                          ------
                                           Series I Convertible Preferred:
                                                                          ------
                                           Series J Convertible Preferred:
                                                                          ------
                                           Series X Special Preferred:
                                                                      ----------
                                           Series Y Special Preferred:
                                                                      ----------



                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                                   EXHIBIT 1 TO VOTING AGREEMENT


                                IRREVOCABLE PROXY

        The undersigned stockholder (the "STOCKHOLDER") of SERVICESOFT, Inc., a Delaware corporation ("SERVICESOFT"), hereby irrevocably (to the fullest extent permitted by applicable law) appoints and constitutes Rusty Thomas, Eric Willgohs and/or the members of the Board of Directors of BROADBASE, Inc., a Delaware corporation ("BROADBASE"), and each of them (collectively the "PROXYHOLDERS"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the fullest extent of the undersigned's rights with respect to (i) the shares of capital stock of Servicesoft owned of record by the undersigned, or over which the undersigned has voting power, as of the date of this proxy, which shares are specified on the final page of this proxy; (ii) any and all other shares of capital stock of Servicesoft which the undersigned may acquire or with respect to which the undersigned shall acquire voting power after the date hereof, including, without limitation, in the event of a dividend or distribution of capital stock of Servicesoft, or any change in Servicesoft's capital stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, all shares of Servicesoft's capital stock issued or distributed pursuant to such stock dividends and distributions and any shares of Servicesoft's capital stock into which or for which any or all of the shares otherwise held by the undersigned may be so changed or exchanged. (The shares of the capital stock of Servicesoft referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "SHARES.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares until such time as this proxy shall be terminated in accordance with its terms.

        The Proxyholders named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date (as defined in the Voting Agreement) at any meeting of the stockholders of Servicesoft, however called, or in any action by written consent of stockholders of Servicesoft:

               (i) in favor of the merger (the "MERGER") contemplated by the Agreement and Plan of Merger by and among Broadbase, Soldier Acquisition Corp., and Servicesoft, dated as of the date hereof (the "MERGER AGREEMENT"), the execution and delivery by Servicesoft of the Merger Agreement and the adoption and approval of the terms thereof and in favor of the other actions contemplated by the Merger Agreement and, to the extent that a vote is solicited in connection with this Voting Agreement or the Merger Agreement, any other action required in furtherance hereof or thereof;

               (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Servicesoft in the Merger Agreement or that would preclude fulfillment of a condition precedent under the Merger Agreement to Servicesoft's or Broadbase's obligation to consummate the Merger; and

               (iii) against approval of any proposal made in opposition to or in competition with the consummation of the Merger including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement).

        The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all such other matters. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 2 of the Voting Agreement.

        This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of Servicesoft and with any Inspector of Elections at any meeting of the stockholders of Servicesoft.

        This proxy is irrevocable, is coupled with an interest, and shall survive the insolvency, incapacity, death or liquidation of the undersigned and will be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Shares).

        Dated:  September 18, 2000.


                                   STOCKHOLDER

                                   ---------------------------------------------


                                   Servicesoft Common Stock:
                                                            --------------------

                                   Servicesoft Preferred Stock:
                                                               -----------------
                                      Series H Convertible Preferred:
                                                                     -----------
                                      Series I Convertible Preferred:
                                                                     -----------
                                      Series J Convertible Preferred:
                                                                     -----------
                                      Series X Special Preferred:
                                                                 ---------------
                                      Series Y Special Preferred:
                                                                 ---------------

                                                                       EXHIBIT C

                              EMPLOYMENT AGREEMENT


               THIS AGREEMENT is entered into as of September 18, 2000, by and between ________ (the "Employee") and BROADBASE SOFTWARE, INC., a Delaware corporation (the "Company"). This Agreement shall be effective at the effective time of the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated September 18, 2000, by and among the Company, Servicesoft, Inc., a Delaware corporation ("FormerCo"), and Soldier Acquisition Corp., a Delaware Corporation and a wholly owned subsidiary of the Company (the "Merger Agreement"). This Agreement shall be null and void, and no parties shall be deemed to have any rights hereunder, unless and until the Merger is consummated (the time of such consummation being the "Effective Time").

               1. DUTIES AND SCOPE OF EMPLOYMENT.

                      (a) POSITION. The Company agrees to employ the Employee in the position (the "Position") of _____________ (the "Employment"). The Employee shall report to the Company's ___________.

                      (b) OBLIGATIONS TO THE COMPANY. During his Employment, the Employee shall devote his full business efforts and time to the Company. During his Employment, without the prior written approval of the Company's Board of Directors, the Employee shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder owning more than five percent of the stock of any other corporation. The Employee shall have those responsibilities as the Company may reasonably determine to be consistent with the Employee's position. The Employee shall comply with the Company's policies and rules, as they may be in effect from time to time during his Employment.

                      (c) NO CONFLICTING OBLIGATIONS. The Employee represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Employee represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person. The Employee represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

               2. SALARY. The Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of not less than $_______. Employee will be eligible for a target sales commission of not less than $________ on an annualized basis pursuant to a commission plan established by the Company. Such salary and commissions shall be payable in accordance with the Company's standard payroll procedures.

               3. VACATION AND EMPLOYEE BENEFITS. During his Employment, the Employee shall be eligible for paid vacations in accordance with the Company's standard policy for similarly-situated employees, as it may be amended from time to time. During his Employment, the Employee shall be eligible to participate in the employee benefit plans maintained by the Company for similarly-situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

               4. BUSINESS EXPENSES. During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

               5. VESTING OF EQUITY IN THE COMPANY. Notwithstanding any provision in any plan, employment agreement, offer letter or other agreement between Employee and FormerCo ("Prior Agreements") to the contrary, ______ of the Employee's remaining unvested shares of FormerCo common stock, or unvested options to purchase shares of FormerCo common stock, that are exchanged for shares of, or options to purchase shares of, Common Stock of the Company on the date of the Merger ("Restricted Shares") shall remain initially unvested and shall not be accelerated, and shall thereafter continue to vest in accordance with the vesting schedule in effect prior to the Merger, for so long as Employee is continuously providing services to the Company, subject to the provisions of
Section 6. Employee agrees to cancel any right that Employee had to accelerated vesting of the Restricted Shares as a result of any Prior Agreements. Any portion of the Restricted Shares that do not vest pursuant to this Section 5 and/or Section 6 shall be forfeited.

               6. TERM OF EMPLOYMENT.

                      (a) EMPLOYMENT AT WILL. Either party may terminate the Employee's Employment at any time and for any reason (or no reason), and with or without cause, by giving the other party notice in writing. The Employee's Employment with the Company shall be "at will," meaning that either the Employee or the Company shall be entitled to terminate the Employee's employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the "at will" nature of the Employee's Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

                      (b) RIGHTS UPON TERMINATION OF EMPLOYMENT. Upon the termination of the Employee's Employment pursuant to this Section 6, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3, 4, 5 and 6 for the period preceding the effective date of the termination, and any severance that may be provided pursuant to
Section 6(d). The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

                      (c) TERMINATION OF AGREEMENT. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. Any earlier termination of this employment hereunder shall not limit or otherwise affect any of the Employee's obligations under Sections 7 and 8.

                      (d) SEVERANCE AND ACCELERATION OF VESTING.

                             (1) CASH SEVERANCE. Notwithstanding the foregoing,
               if Employee's employment is terminated within the Noncompetition Term (i) by Broadbase without "Cause", or (ii) by Employee, after "Constructive Termination" by Broadbase without Cause, then Employee shall be entitled to one year of base salary plus target bonus and/or commissions, payable in one lump sum.

                             (2) ACCELERATION OF VESTING. Notwithstanding the
               foregoing, if Employee's employment is terminated within one year of the Effective Time (i) by Broadbase without "Cause", or (ii) by Employee, after "Constructive Termination" by Broadbase without Cause, then _________ of the then remaining unvested Restricted Shares shall become immediately vested and exercisable as of the time of such termination. Any determination by the Board of Directors of the Company, after written notice to Employee and providing Employee an opportunity to be heard, regarding whether an event described in this Subsection 6(d) has occurred, shall be conclusive, whether or not there are any proceedings by public authorities with respect thereto and without regard to the outcome thereof.

                      The term "CAUSE" shall mean:

                             (i) Any material breach by Employee of this Agreement between the Employee and the Company, if either (i) such breach is of a nature which cannot be cured, or (ii) such breach is of a nature which can be cured but which remains uncured fifteen days after written notice of breach;

                             (ii) A determination by a majority of the Board of Directors of the Company that the Employee has engaged in willful misconduct causing significant harm to the Company or that is repeated or continues after written notice from the CEO or the Board of the Company;

                             (iii) Conviction of the Employee, or a plea by the Employee of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;

                             (iv) Misappropriation of the assets of the Company or other acts of fraud or embezzlement by Employee;

                             (v) The repeated or ongoing abuse of alcohol or controlled substances by Employee that has a repeated or ongoing detrimental effect upon the Employee's performance of his duties under this Agreement and that continues or is repeated after 30 days written notice from the Company;

                             (vi) A determination by a majority of the Board of Directors of the Company that there has occurred substantial and continuing neglect or inattention by the Employee of duties of his employment which shall continue for 30 business days following written notice by the Board of Directors; or

                             (vii) [other criteria].

The term "CONSTRUCTIVE TERMINATION" shall mean a material reduction in the Employee's base salary or total target compensation; any diminution or material adverse change to the Employee's title, reporting position and responsibilities constituting a de facto demotion; any material breach by the Company of this Agreement that is not cured within thirty (30) days after written notice from the Employee to the Company, including, without limitation, the wrongful failure of the Company to pay the Employee any material portion of his compensation; or the Company requiring the Employee to be based at and to work out of any office or location more than 35 miles from the location where the Employee is currently based at and working out of for FomerCo; provided, however, that in no event shall any of the changes contemplated by this Agreement to occur at the Effective time (i.e., assumption of new titles, etc.) constitute a Constructive Termination hereunder.

                      (e) RELEASE. Subsection (d) above shall not apply unless the Employee (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and which such claims are in any way related to such termination, Constructive Termination, or Cause for either, and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims; provided that such release shall not extend to claims for benefits under this Agreement for accrued compensation and benefits or indemnification as an officer or employee of FormerCo, the Company or any of their affiliates.

               7. NON-DISCLOSURE. This Agreement is contingent upon the Employee's execution of the Company's form of Proprietary Information and Inventions Agreement, a copy of which is attached hereto as EXHIBIT A. If any provisions of such Proprietary Information and Inventions Agreement are in conflict with the provisions of this Agreement, the provisions of this Agreement shall control.

               8. NON-COMPETITION, NON-SOLICITATION AND SAVINGS CLAUSE.

                      (a) NONCOMPETITION TERM. For the longer of (i) a period of one year following the Effective Time (the "NONCOMPETITION TERM"), or (ii) _______ year(s) after termination of employment hereunder, the Employee hereby agrees that, without the written consent of Broadbase, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Broadbase or its subsidiaries (other than as a holder of less than 1% of the outstanding capital stock of a publicly-traded company), he shall not:

                             (i) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner with any business engaged in: (A) developing and marketing software in the field of customer relationship management; or (B) developing any product or providing any service that is substantially the same as, is based upon or competes in any material respect with any business described in clause (A) of this paragraph;

                             (ii) Recruit, attempt to hire, solicit, assist others in recruiting or hiring, or refer to others concerning employment, any person who is or was (within one year of Employee's termination) an employee of FormerCo, Broadbase, or any of Broadbase's other subsidiaries, or induce or attempt to induce any such employee to terminate his employment with FormerCo, Broadbase, or any of Broadbase's other subsidiaries (as the case may be);

                             (iii) Induce or attempt to induce any person or entity to curtail or cancel any business or contracts that such person or entity had with FormerCo, Broadbase, or any of Broadbase's other subsidiaries; or

                             (iv) Contact, solicit or call upon any person or entity who was a customer of, or potential customer being actively solicited on behalf of, FormerCo, Broadbase, or any of Broadbase's other subsidiaries at the time of the Employee's termination, on behalf of any other person or entity for the purpose of selling or providing any services or products of the type normally sold or provided by FormerCo, Broadbase, or any of Broadbase's other subsidiaries.

               (b) The agreements set forth in this Section 8 include within their scope all cities, counties, provinces and states of all countries in which Broadbase or any of its subsidiaries has engaged in development of products or sales or otherwise conducted business or selling or licensing efforts at any time during the two years prior to the Effective Time or during the Noncompetition Term. The Employee acknowledges that the scope and period of restrictions and the geographical area to which the restriction imposed in this Section 8 shall apply are fair and reasonable and are reasonably required for the protection of Broadbase and that Section 8(a) accurately describes the business to which the restrictions are intended to apply.

               (c) It is the desire and intent of the parties that the provisions of this Section 8 shall be enforced to the fullest extent permissible under applicable law. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then:
    (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Section 8. Each provision of this Section 8 is separable from every other provision of this Section 8, and each part of each provision of this Section 8 is separable from every other part of such provision.

               (d) The Employee acknowledges that any breach of the covenants of
    Section 8 will result in immediate and irreparable injury to Broadbase and, accordingly, consents to the application of injunctive relief and such other equitable remedies for the benefit of Broadbase as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies shall be in addition to all other legal remedies to which Broadbase may be entitled hereunder, including, without limitation, monetary damages.

               9. SUCCESSORS.

                      (a) COMPANY'S SUCCESSORS. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

                      (b) EMPLOYEE'S SUCCESSORS. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

               10. MISCELLANEOUS PROVISIONS.

                      (a) NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                      (b) MODIFICATIONS AND WAIVERS. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                      (c) WHOLE AGREEMENT. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Merger Agreement and Plan of Reorganization and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof. This Agreement shall supersede in its entirety the offer letter or other agreement executed by the Employee and FormerCo and any Restricted Stock Purchase Agreement between the Employee and FormerCo to the extent inconsistent herewith.

                      (d) WITHHOLDING TAXES. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

                      (e) CHOICE OF LAW AND SEVERABILITY. This Agreement shall be interpreted in accordance with the laws of the State of California (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

                      (f) ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Employee's Employment or the termination thereof, with the exception of any controversy or claim arising out of or relating to Section 8, shall be settled by arbitration in Boston, Massachusetts in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall enter a written decision and shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Any controversy or claim arising out of or relating to Section 8 shall be settled in the appropriate federal or state court in the State of California. The Company and the Employee hereby consent to personal jurisdiction of the state and federal courts located in the State of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

                      (g) NO ASSIGNMENT. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

                      (h) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


               IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.





                                   By:
                                      ------------------------------------------
                                      [NAME]


                                   BROADBASE SOFTWARE, INC.



                                   By
                                      ------------------------------------------

                                   Title:
                                         ---------------------------------------

                                                                       EXHIBIT D


             EXHIBIT D TO MERGER AGREEMENT:  FORM OF CONVERTIBLE PROMISSORY NOTE


THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR, IF REASONABLY REQUIRED BY THE ISSUER OF THIS NOTE, AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THIS NOTE THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.


                           CONVERTIBLE PROMISSORY NOTE

$_____________                                            Menlo Park, California
                                                          __________, 2000


        FOR VALUE RECEIVED, the undersigned Servicesoft, Inc., a Delaware corporation ("BORROWER") promises to pay to the order of Broadbase Software, Inc., a Delaware corporation ("LENDER"), or the assignee of Lender (including Lender, the "HOLDER") at Lender's office at 181 Constitution Drive, Menlo Park, California, or at such other place as Holder may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of ______________________ ($_______), with interest thereon, to be computed from the date of its disbursement as set forth herein. Capitalized terms not defined in the text are defined in Section VII hereof.


        I. LOAN AND REPAYMENT

                (a) Loan. Lender shall loan to Borrower the amount set forth above, provided that (i) the loaned funds may be used by Borrower only for the purpose of financing operating expenses, and (ii) Borrower shall have given Lender a written affirmation that as of the date hereof: (a) all of the representations and warranties of Borrower set forth in the Agreement and Plan of Merger by and among Lender, Borrower and Soldier Acquisition Corp., dated as of September 18, 2000 (the "MERGER AGREEMENT") are true and correct in all material respects; and (b) Borrower has not breached in any material respect any covenant contained in the Merger Agreement. The unpaid principal balance of this obligation at any time shall be the total amount advanced hereunder by Holder less the amount of principal payments made hereon by or for any Borrower.

                (b) Repayment. Subject to Section III and Section V(b) below, the outstanding balance of this Note shall be due and payable on demand of Holder at any time on or after December 31, 2002 (the "DUE DATE"); provided, however, that in the event of the termination of the Merger Agreement pursuant to Article 11 of the Merger Agreement, this Note shall become due and payable by Borrower, subject to Section III and Section V(b) below, on the date that is one year after the date of the termination of the Merger Agreement; provided that Holder shall be entitled, by written notice to Borrower, to require earlier repayment either upon (i) the closing of Borrower's Next Equity Financing following such termination, in which case, Holder shall be entitled to receive the lesser of (1) the aggregate amount of principal and accrued interest outstanding under this Note and (2) 50% of the net proceeds received by Borrower in such Next Equity Financing, with the remainder of the outstanding principal and interest to be paid in full on the Due Date or (ii) an Acquisition of Borrower other than pursuant to the Merger Agreement.

                (c) Wire Instructions. Borrower shall provide Lender with Borrower's wire instructions for Lender to send the advance.

                (d) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

                (e) Prepayment. Borrower may prepay principal on any portion of this Note at any time, in any amount and without penalty, upon ten days' written notice to Holder.


        II. INTEREST

                (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 365-day year, actual days elapsed) at the rate of 8.5% per annum ("REGULAR INTEREST").

                (b) Payment of Interest. Interest accrued on this Note shall be payable on the Due Date.

                (c) Default Interest. From and after the Due Date of this Note, or from and after the occurrence of an Event of Default (as defined below), the outstanding principal balance of this Note shall, at the election of Holder, bear interest until paid in full at an increased rate per annum (computed on the basis of a 365-day year, actual days elapsed) equal to the lesser of four percent (4%) above the rate of interest from time to time applicable to this Note or the highest rate of interest permitted under applicable usury laws (either, as applicable, "DEFAULT INTEREST"). The imposition of such Default Interest shall be effective as of the date of notice to Borrower from Holder making such election and specifying such Event of Default, provided, however, that such Default Interest shall not apply if Borrower, within ten (10) days of the date of such notice, either (i) cures the Event of Default or (ii) pays all outstanding principal and Regular Interest through the date of such payment.


        III. CONVERSION; ADJUSTMENT

                (a) Conversion

                (i) Upon Failure to Pay Amount Due. At any time on or after the Due Date, Holder has the right, at Holder's option, prior to the repayment of principal and interest by Borrower, to convert the outstanding principal and accrued interest on this Note, in whole or in part, into Conversion Stock at the Conversion Price; provided, however, that Holder shall not be entitled to receive the stock certificate representing the shares of Conversion Stock to be issued upon conversion of this Note until the original of this Note is surrendered to Borrower.

                (ii) Upon Lender's Next Equity Financing. At any time upon or after the closing of the Next Equity Financing of Borrower, Holder has the right, at Holder's option, prior to the repayment of principal and interest by Borrower, to convert the outstanding principal and accrued interest on this Note, in whole or in part, into shares of Next Equity Stock at the Next Equity Price; provided, however, that Holder shall not be entitled to receive the stock certificate representing the shares of Next Equity Stock to be issued upon conversion of this Note until the original of this Note is surrendered to Borrower. Borrower and Lender will take all steps necessary or advisable to effect such result.

                (iii) Issuance of Conversion Stock or Next Equity Stock. As soon as practicable after any conversion of this Note pursuant to clause (i) or (ii) above, Borrower at its expense will cause to be issued in the name of and delivered to Holder, a certificate or certificates for the number of shares of Conversion Stock to which the Lender shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of Borrower, by Borrower's certificate of incorporation or bylaws, or by any agreement between Borrower and Lender), together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note. Such conversion shall be deemed to have been made immediately prior to the close of business on the date that this Note shall have been surrendered for conversion, accompanied by written notice of election to convert. No fractional shares will be issued upon conversion of this Note. If upon any conversion of this Note a fraction of a share would otherwise result, then in lieu of such fractional share the Borrower will pay the cash value of that fractional share, calculated on the basis of the Conversion Price or Next Equity Price, as applicable.

                (b) Adjustment Provisions. The number and character of shares of Conversion Stock issuable upon conversion of this Note (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Note) and the Conversion Price therefore, are subject to adjustment upon occurrence of the following events between the date this Note is issued and the date it is converted:

                (i) Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc. The Conversion Price of this Note and the number of shares of Conversion Stock issuable upon conversion of this Note (or any shares of stock or other securities at the time issuable upon conversion of this Note) shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of Conversion Stock (or such other stock or securities).

                (ii) Adjustment for Other Dividends and Distributions. In case Borrower shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive a dividend or other distribution payable with respect to the Conversion Stock that is payable in (A) securities of Borrower (other than issuances with respect to which adjustment is made under Section III(b)(i), or (B) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, Holder, upon conversion of this Note at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Conversion Stock issuable upon such exercise prior to such date, the securities or such other assets of Borrower to which Holder would have been entitled upon such date if Holder had converted this Note immediately prior thereto (all subject to further adjustment as provided in this Note).

                (iii) Adjustment for Reorganization, Consolidation, Merger. In case of any reorganization of Borrower (or of any other corporation the stock or other securities of which are at the time receivable on the conversion of this Note), after the date of this Note, or in case, after such date, Borrower (or any such corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then, and in each such case, Holder, upon the conversion of this Note (as provided in Section III(a)) at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion of this Note prior to such consummation, the stock or other securities or property to which Holder would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if Holder had converted this Note immediately prior thereto, all subject to further adjustment as provided in this Note, and the successor or purchasing corporation in such reorganization, consolidation, merger or conveyance (if other than Borrower) shall duly execute and deliver to Holder a supplement hereto acknowledging such corporation's obligations under this Note; and in each such case, the terms of the Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after the consummation of such reorganization, consolidation, merger or conveyance.

                (iv) Conversion of Next Equity Stock. In case all the authorized Next Equity Stock of Borrower is converted, pursuant to Borrower's certificate of incorporation, into Borrower's common stock or other securities or property, or the Next Equity Stock otherwise ceases to exist, then, in such case, Holder, upon conversion of this Note at any time after the date on which the Next Equity Stock is so converted or ceases to exist (the "TERMINATION DATE"), shall receive, in lieu of the number of shares of Next Equity Stock that would have been issuable upon such exercise immediately prior to the Termination Date (the "FORMER NUMBER OF SHARES OF NEXT EQUITY STOCK"), the stock and other securities and property to which Holder would have been entitled to receive upon the Termination Date if the Lender had converted this Note with respect to the Former Number of Shares of Next Equity Stock immediately prior to the Termination Date (all subject to further adjustment as provided in this Note).

                (v) Notice of Adjustments. Borrower shall promptly give written notice of each adjustment or readjustment of the Conversion Price or the number of shares of Conversion Stock or other securities issuable upon conversion of this Note. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

                (vi) No Change Necessary. The form of this Note need not be changed because of any adjustment in the Conversion Price or in the number of shares of Conversion Stock issuable upon its conversion.

                (vii) Reservation of Stock. If at any time the number of shares of Conversion Stock or other securities issuable upon conversion of this Note shall not be sufficient to effect the conversion of this Note, Borrower will use best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Conversion Stock or other securities issuable upon conversion of this Note as shall be sufficient for such purpose.


        IV COVENANTS

           (a) Monthly Reports. During the period from the date hereof until such time as all amounts due and payable under this Note have been paid in full or converted into Conversion Stock, Borrower shall, within 20 days after the end of each month, furnish Lender with a balance sheet, income statement (which shall include monthly and year-to-date income), and statement of cash flow (which shall include monthly and year-to-date cash flow). Borrower shall also provide Lender, on a monthly basis, with copies of all financial information and materials delivered to the Board of Directors of Borrower, that relate primarily to the financial operations of Borrower, during the subject month, if any.

           (b) Annual Reports. Annually, within 90 days following the end of Borrower's fiscal year, Borrower shall furnish Lender with an original signed counterpart of Borrower's annual audited financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, Borrower's independent certified public accountants (i.e. said statement shall be "certified" by such accountants). Such annual statement shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement and a statement of cash flow. Borrower shall also provide Lender with any "management letter" or other letter delivered to Borrower by its certified public accountant with such certified public accountant's recommendations to Borrower.

           (c) Officer's Certificates. Borrower shall cause Borrower's Chief Financial Officer to provide a Certificate (the "OFFICER'S CERTIFICATE") with the monthly and annual statements to be furnished pursuant to Section IV (a) and
(b) of this Note, which Certificate shall:

                (i) Indicate that the subject statement was prepared in accordance with GAAP consistently applied, and presents fairly the financial condition of Borrower at the close of, and the results of Borrower's operations and cash flows for, the period(s) covered, subject, however, to usual year-end adjustments; and

                (ii) Indicate either that (i) no Event of Default has occurred or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by Borrower to be taken on account thereof.

           (d) Additional Financial Information.

                (i) In addition to the foregoing, Borrower promptly shall provide Lender with such additional information concerning Borrower, the operation of Borrower's business, and Borrower's financial condition, including original counterparts of financial reports and statements, as Lender may from time to time reasonably request from Borrower.

                (ii) Borrower agrees to give Holder 7 days' prior written notice of (i) the consummation of the closing of its Next Equity Financing,
        (ii) an Acquisition of Borrower other than pursuant to the Merger Agreement and (iii) any agreement to enter into any such transaction.

           (e) Negative Covenants. Borrower covenants and agrees that, until the earlier of (i) payment in full of the outstanding principal and interest hereunder or for so long as Lender may have any commitment to make any loans or advances or (ii) expiration or termination of the Merger Agreement, Borrower will not breach any of its covenants in the Merger Agreement.

        V. DEFAULT

           (a) Events of Default. The occurrence of any of the following shall constitute an "EVENT OF DEFAULT" under this Note:

                (i) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under this Note.

                (ii) Any representation or warranty made by Borrower herein proves to be untrue or incorrect in all material respects.

                (iii) Borrower breaches or fails to comply in any material respect with any covenant set forth in this Note or in the Merger Agreement if the Merger Agreement has not expired or been terminated; provided, however, that, any such failure shall not be deemed an Event of Default if cured within ten (10) days of occurrence thereof.

                (iv) Borrower shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its Indebtedness as they become due, or shall make a general assignment for the benefit of creditors;

        Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("BANKRUPTCY CODE"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower and not dismissed within 90 days, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

                (v) Borrower shall fail to perform or observe any covenant or agreement to be performed or observed by it contained in any other agreement or agreements, or in any instrument or instruments, evidencing any of its Indebtedness, which Indebtedness totals, in aggregate, more than $1,000,000 and, as a result of that failure, any other party to that agreement or instrument is entitled to exercise, and has not irrevocably waived, the right to accelerate the maturity of any amount owing thereunder.

            (b) Remedies. Upon the occurrence of any Event of Default, Holder, at its option, may declare all sums of principal and interest outstanding hereunder to be due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower on the applicable date set forth in Section I
(b), and the obligation, if any, of Holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to Holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by Holder in connection with the enforcement of Holder's rights and/or the collection of any amounts which become due to Holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity.


        VI. REPRESENTATIONS AND WARRANTIES OF BORROWER

            Borrower hereby represents and warrants to Lender that the statements in the following paragraphs of this Section VI are all true and complete:

            (a) Organization, Good Standing and Qualification. Borrower has been duly incorporated and organized, and is validly existing in good standing, under the laws of the State of Delaware. Borrower has the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted.

            (b) Due Authorization. All corporate action on the part of Borrower's directors necessary for the authorization, execution, delivery of, and the performance of all obligations of Borrower under the Note has been taken, and the Note when executed and delivered will constitute the valid and legally binding obligation of Borrower, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditor's rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

             (c) Corporate Power. Borrower has the corporate power and authority to execute and deliver this Note, to issue this Note and to carry out and perform all its obligations under this Note.

             (d) No Conflicts. The execution and delivery of this Note will not conflict with, or (with or without notice or lapse of time or both) result in a termination, breach, impairment or violation of:

                (i) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Borrower (including, without limitation, any usury laws); or

                (ii) any material agreement, contract, understanding, arrangement, instrument, note, guarantee, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, work order, commitment, covenant, obligation, promise or undertaking of any nature to which Borrower is a party.

             (f) Merger Agreement Representations. Each of the representations and warranties of Borrower set forth in the Merger Agreement is true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties are, to such extent, true and correct on and as of the date hereof and on and as of such particular date as if made on and as of such particular date.

        VII. DEFINITIONS

             The following definitions shall apply for all purposes of this
Note:

             (a) "ACQUISITION" means any transaction or series of related transactions that results in the holders of record of an entity's capital stock immediately prior to the transaction or transactions holding less than fifty percent (50%) of the voting power of such entity immediately after the transaction or transactions, including the acquisition of such entity by another entity and any reorganization (other than a reincorporation of such entity under the laws of the state of Delaware), merger, consolidation or share exchange, or which results in the sale of all or substantially all of the assets of such entity.

             (b) "CONVERSION PRICE" means the price at which the loaned funds may be converted (i) into shares of the Borrower's common stock, which price shall be $10 per share or (ii) the Next Equity Price, as applicable.

             (c) "CONVERSION STOCK" means either Borrower's common stock or the Next Equity Stock, as applicable. The term "Conversion Stock" shall include stock and other securities and property at any time receivable or issuable upon conversion of this Note in accordance with its terms.

             (d) "INDEBTEDNESS," with respect to any Person, means any amount payable by that Person as debtor, borrower, issuer or guarantor pursuant to an agreement or instrument involving or evidencing money borrowed or received, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, or pursuant to a lease with substantially the same economic effect as any such agreement or instrument.

                (e) "NEXT EQUITY FINANCING" means Borrower's next sale of its common stock or convertible preferred stock in one transaction or a series of related transactions occurring after the termination of the Merger Agreement.

                (f) "NEXT EQUITY PRICE" means the price per share of the Next Equity Stock issued in Borrower's Next Equity Financing. The Next Equity Price is subject to adjustment as provided herein.

                (g) "NEXT EQUITY STOCK" means shares of equity securities issued in Borrower's Next Equity Financing following the termination of the Merger Agreement. The number and character of shares of Next Equity Stock are subject to adjustment as provided herein and the term "Next Equity Stock" shall include stock and other securities and property at any time receivable or issuable upon conversion of this Note in accordance with its terms.

                (h) "NOTE" means this Convertible Promissory Note.

                (i) "PERSON" means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization or government, or any political subdivision, department or agency of any government.

        VIII. MISCELLANEOUS

                (a) Transfer; Successors and Assigns. Neither party hereto may assign this Note, or any of its rights nor may it delegate any of its obligations hereunder, without the prior written consent of the other party hereto. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

                (b) Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

                (c) Notices. Any notice or other communication required or permitted by this Note will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed, by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:


                    If to Lender:    Broadbase Software, Inc.
                                     172 Constitution Drive
                                     Menlo Park, CA 94025
                                     Attention:  Chuck Bay
                                     Phone:  (650) 614-8300
                                     Fax:  (650) 614-8301

                    with a copy to:  Fenwick & West LLP
                                     275 Battery Street, Suite 1500
                                     San Francisco, CA 94111
                                     Attention:  David K. Michaels
                                     Phone:  (415) 875-2300
                                     Fax:  (415) 281-1350

                    If to Borrower   Servicesoft, Inc.
                                     Two Apple Hill Drive
                                     Natick, MA 01760

                                     Attention: Massood Zarrabian
                                     Phone:  (508) 653-4000
                                     Fax:  (508) 810-3322

                    with a copy to:  McDermott, Will & Emery
                                     28 State Street
                                     Boston, MA 12109-1775
                                     Attention:  John J. Egan III, P.C.
                                     Phone:  (617) 535-4000
                                     Fax:  (617) 535-3800

                        or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section VIII(c).


                (d) Amendments and Waivers. Any term of this Note may be amended only with the written consent of Holder and Borrower. Any amendment or waiver effected in accordance with this Section VIII(d) shall be binding upon Holder and Borrower and each transferee of this Note.

                (e) Entire Agreement. This Note and the Merger Agreement and the exhibits thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.


           [THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name as of the date first above written.


                                    BORROWER: SERVICESOFT, INC.


                                    By:
                                       -----------------------------------------

                                    Name: Massood Zarrabian

                                    Title: President and Chief Executive Officer


AGREED AND ACKNOWLEDGED:


LENDER:  BROADBASE SOFTWARE, INC.


By:
   ------------------------------
Name: Chuck Bay

Title: President and Chief Executive Officer









                 [SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE]

                                                                       EXHIBIT E

                                ESCROW AGREEMENT


        THIS ESCROW AGREEMENT is made and entered into as of ____________, 2000 by and among BROADBASE Software, Inc., a Delaware corporation ("BROADBASE"), Mark Skapinker, as representative (the "REPRESENTATIVE") of all of the holders of common stock (the "STOCKHOLDERS") of SERVICESOFT, Inc., a Delaware corporation ("SERVICESOFT"), and State Street Bank and Trust Company of California, N.A. (the "ESCROW AGENT").

                                    RECITALS

        A. Broadbase, Servicesoft and Soldier Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Broadbase ("MERGER SUB"), have entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of September 18, 2000, pursuant to which Merger Sub will merge with and into Servicesoft in a reverse triangular merger (the "Merger"), with Servicesoft to be the surviving corporation of the Merger. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement, a copy of which is attached hereto;

        B. Section 2.2 of the Merger Agreement provides that, at the Effective Time, Broadbase will be entitled to withhold from the Stockholders an aggregate number of the shares of Broadbase common stock equal to ten percent (10%) of the shares of Broadbase common stock issuable to the Stockholders at the Effective Time for the purpose of securing the Stockholders' indemnification obligations to Broadbase and the other Indemnified Persons pursuant to the terms and conditions set forth in Article 12 of the Merger Agreement and in this Agreement;

        C. The Representative is entering into this Agreement on behalf of the Stockholders as a material inducement and consideration for Broadbase to enter into the Merger Agreement and to consummate the transactions contemplated therein and as a material inducement and condition precedent to consummation of the Merger; and

        D. The parties desire to set forth in this Agreement the terms and conditions pursuant to which the Escrow Shares shall be deposited in, held in and delivered from an escrow account.

        NOW, THEREFORE, in consideration of the facts stated in the foregoing recitals and the mutual promises hereinafter set forth, the parties hereby agree as follows:

        1. ESCROW AND INDEMNIFICATION

               1.1 Establishment of Escrow.

                      (a) Deposit of Escrow Shares. On the Closing Date, Broadbase will deposit with U.S. Stock Corporation, transfer agent for Broadbase common stock (the "EXCHANGE AGENT"), the Exchange Shares, including shares to be subsequently held in escrow. The Exchange Agent will give the Escrow Agent prompt written notice of the Closing Date and Effective Time of the Merger. Promptly after the Closing, the Exchange Agent will issue to the Escrow Agent the Escrow Shares to be withheld from the Stockholders upon the surrender of their Servicesoft Certificates (including any Additional Escrow Shares, as defined in Section 2.1(b)), each registered in the name of the applicable Stockholder.

                      (b) Delivery of Stock Powers. As promptly as practicable after receipt of the letter of transmittal from the Exchange Agent, each Stockholder will deliver to the Escrow Agent three duly endorsed stock powers (each a "STOCK POWER") substantially in the form attached hereto as Exhibit A and bearing a "medallion" signature guarantee. In the event any Additional Escrow Shares are issued, or if the Escrow Agent reasonably requires an additional Stock Power to effect a transfer, each Stockholder will, upon request, promptly execute and deliver an additional Stock Power to the Escrow Agent.

                      (c) Legends. Stock certificates representing Escrow Shares will (until they are released to the Stockholders or Broadbase in accordance with this Agreement) bear the following legend indicating that they are subject to this Agreement (in addition to any other legends which might be applicable to such shares):

        "THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED ONLY IN ACCORDANCE WITH THE TERMS OF AN ESCROW AGREEMENT AMONG THE ISSUER, THE HOLDER THEREOF AND STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER."

    Such legend shall be removed from certificates representing Escrow Shares prior to the release of such Escrow Shares.

                      (d) Investments of Cash. The Escrow Agent shall invest cash, if any, held in the Escrow, other than amounts immediately distributable by the Escrow Agent, in the SSgA U.S. Treasury Money Market Fund. For tax reporting and withholding purposes, the income on such investments shall be allocated to the Stockholders in accordance with their proportionate interests in the Escrow Shares as set forth in the Escrow Ledger (defined in Section 2.2).

               1.2 Indemnification. Broadbase and the other Indemnified Persons are entitled to be indemnified by the Stockholders pursuant to the terms of
Article 12 of the Merger Agreement against any Damages during the Escrow Period. Each of the Stockholders has agreed to the use of the Escrow Shares as collateral for these indemnity obligations, subject to the terms and limitations set forth in Article 12 of the Merger Agreement and in this Agreement.

        2. OWNERSHIP INTERESTS IN AND RELEASE OF THE ESCROW SHARES

               2.1 Stockholders' Interests in the Escrow Shares.

                      (a) Individual Stockholder Interests. The Escrow Shares shall be evidenced by certificates issued in the name of each Stockholder. All of the Escrow Shares shall be deemed to be issued and outstanding capital stock of Broadbase.

                      (b) Dividends. If Broadbase declares any cash dividends, dividends payable in other property or other distributions of any kind with respect to Escrow Shares held by the Escrow Agent, Broadbase will issue such distributions directly to the Stockholders. Tax-free (pursuant to Section 305(a) of the Code) stock dividends declared on the Escrow Shares during the Escrow Period in order to effect a stock split of Broadbase common stock ("ADDITIONAL ESCROW SHARES") will be delivered promptly to the Escrow Agent, held in escrow and distributed to the Stockholders in the same manner and in the same proportions as the Escrow Shares. For all purposes of this Agreement, the Additional Escrow Shares will be treated the same as the Escrow Shares. Unless and until the Escrow Agent receives certificates representing Additional Escrow Shares, the Escrow Agent may assume, without inquiry, that no Additional Escrow Shares have been, or are required to be, issued and that the stock certificates that the Escrow Agent possesses represent all of the Escrow Shares.

                      (c) Voting and Other Rights of Ownership. While the Escrow Shares remain in the possession of the Escrow Agent, each Stockholder beneficially owning Escrow Shares will retain and will be able to exercise with respect to such Escrow Shares: (i) voting rights, and (ii) all other incidents of ownership of such Escrow Shares which are not inconsistent with the terms of this Agreement. Subject to the rights of Broadbase under the Merger Agreement and this Agreement, all beneficial interest in the Escrow Shares shall be the property of the Stockholders from and after the Closing, and Broadbase shall have no interest therein. Each of the Stockholders shall be obligated for all federal, state or local taxes applicable to such Stockholder's interest in the Escrow Shares.

                      (d) No Transfers or Encumbrances. Prior to the Release Date, as defined in Section 2.3(a), (or the release of the Escrow Shares, with respect to shares held with respect to pending Claims pursuant to
    Section 2.3(b) of this Agreement), Stockholders may not sell, assign, transfer, pledge or otherwise place any encumbrance on, any Escrow Shares or any beneficial interest therein, except: (i) transfers made for estate planning purposes, and (ii) transfers by operation of law or laws of descent and distribution. In the case of any permitted transfer, the transferee will be subject to all terms and provisions of this Agreement. Also, prior to the Release Date (or the release of the Escrow Shares, with respect to shares held with respect to pending Claims pursuant to Section 2.3(b) of this Agreement), no Escrow Shares nor any beneficial interest therein shall be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Stockholder, except to satisfy such Stockholder's obligations under Article 12 of the Merger Agreement. The Escrow Agent shall have no responsibility for determining or enforcing compliance with this paragraph, other than by retaining possession of the Escrow Shares.

                      (e) Right of Escrow Agent to Transfer Shares. Notwithstanding the other provisions of this Section 2.1, the Escrow Agent shall have the power to effect any transfer of Escrow Shares required by this Agreement or necessary for administrative purposes. Broadbase shall cooperate with the Escrow Agent in promptly issuing, or causing its transfer agent to promptly issue, such stock certificates as shall be required to effect such transfers.

               2.2 Escrow Ledger. The Escrow Agent shall create and maintain a written record of each Stockholder's interest in the Escrow Shares, in substantially the form attached as Exhibit B (the "ESCROW LEDGER"). The Escrow Agent shall adjust the Escrow Ledger to reflect changes in each Stockholder's interests in the Escrow Shares. This duty will continue until the Escrow Agent is required to deliver each Stockholder's Escrow Shares pursuant to Section 2.3. Absent manifest error, all of the Escrow Agent's determinations as to the Escrow Ledger shall be binding and conclusive on all parties to this Agreement. Adjustments to the Escrow Ledger shall include, but are not limited to, the following:

                      (a) Adjustments for Capital Changes. The Escrow Agent shall adjust the Escrow Ledger to reflect the Escrow Agent's receipt of Additional Escrow Shares pursuant to Section 2.1(b).

                      (b) Adjustments for Claims. The Escrow Agent shall deduct Escrow Shares that become subject to pending Contested Claims (as defined in Section 4.3) of Broadbase or other

    Indemnified Persons from column 6 of each Stockholder's account in the Escrow Ledger and add such Escrow Shares to column 5 of each Stockholder's account. The Escrow Agent shall deduct Escrow Shares that are charged and allocated to each Stockholder's account pursuant to Article 4 in satisfaction of Claims (as defined in Section 3.1) by Broadbase or other Indemnified Persons from columns 2-6, as appropriate.

               2.3 Release of Escrow Shares to Stockholders.

                      (a) Release of Escrow Shares Generally. On the first anniversary of the Closing Date (the "RELEASE DATE"), in accordance with
    Section 2.3(c), the Escrow Agent shall certify the Escrow Share balances reflected in the Escrow Ledger as of that date and direct the Exchange Agent to release the appropriate number of Escrow Shares to each Stockholder as designated in column 6 of the Escrow Ledger, which shall equal such Stockholder's original Escrow Shares plus any Additional Escrow Shares issued to such Stockholder, minus: (i) any Escrow Shares attributable to such Stockholder that were returned to Broadbase in accordance with Article 4 in satisfaction of a Claim(s) by Broadbase or another Indemnified Person(s), and (ii) any Escrow Shares attributable to such Stockholder that are subject to pending Claims of Broadbase or other Indemnified Persons, to be held pursuant to Section 2.3(b). The Escrow Agent will direct the Exchange Agent to remove the legend described in Section 1.1(c) from all Escrow Shares distributed by it.

                      (b) Escrow Shares Subject to Pending Claims.

                             (i) Upon the Release Date and thereafter, the Escrow Agent shall continue to hold any Escrow Shares that are subject to pending Claims until the ten (10) business day period in Section 4.2 expires. At that time, the Escrow Agent shall, as appropriate, either instruct the Exchange Agent to distribute the Escrow Shares subject to such Claims pursuant to Section 4.2, or continue to hold the Escrow Shares subject to such Claims pursuant to Section 2.3(b)(ii).

                             (ii) Upon the Release Date and thereafter, the Escrow Agent shall continue to hold any Escrow Shares that are subject to Contested Claims of Broadbase or other Indemnified Persons, as designated in column 5 of the Escrow Ledger, until the Escrow Agent receives written notice of resolution of each specific Claim pursuant to
        Section 4.3(c). After the Escrow Agent receives such notice, in accordance with Section 2.3(c), the Escrow Agent shall: (a) either deliver or instruct the Exchange Agent to deliver to each Stockholder the number of Escrow Shares, if any, due to each Stockholder in accordance with the resolution of the Claim; (b) if applicable, charge and allocate Escrow Shares against each Stockholder's account in satisfaction of the resolution of the Claim and either return or instruct the Exchange Agent to return such Escrow Shares back to Broadbase; and (c) notify the Representative in writing of any deduction of Escrow Shares as promptly as reasonably practicable. The Escrow Agent shall make the appropriate entries in the Escrow Ledger.

                      (c) Procedure for Release and Delivery. Subject to Section 2.3(b)(i), within five (5) days after the Release Date (or with respect to Escrow Shares held pursuant to Section 2.3(b)(ii), within five (5) days after the Escrow Agent's receipt of written notice of a resolution of a Claim pursuant to Section 4.3(c)), the Escrow Agent shall instruct the Exchange Agent to deliver to each Stockholder by mailing (by registered or certified mail, return receipt requested) to the address set forth opposite each Stockholder's name on the Escrow Ledger (or such other address as provided in writing by the Representative to the Escrow Agent) the number of Escrow Shares determined in accordance with Section 2.3(a). No fractional Escrow Shares will be delivered. Broadbase shall have provided to the Escrow Agent prior to the expiration of the Escrow Period, and the Escrow Agent shall distribute to each Stockholder at the time Escrow Shares, if any, are distributed to each Stockholder, cash in lieu of any fractions of Escrow Shares in an amount equal to the product of such fraction multiplied by the value of an Escrow Share as determined in accordance with Section 4.5. The Escrow Agent need not invest cash on hand pending distribution.

        3. CLAIMS

               3.1 "Claim" Defined. As used herein, the term "CLAIM" means a claim for indemnification under Article 12 of the Merger Agreement made by Broadbase or by any other Indemnified Person.

               3.2 Notice of Claim.

                      (a) When a Notice of Claim is Required. An officer of Broadbase shall execute and deliver written notice of a Claim (a "NOTICE OF CLAIM") to the Representative and the Escrow Agent as promptly as reasonably practicable, and in no event after the Release Date, upon Broadbase's discovery of any Damages directly or indirectly arising out of or resulting from:

                             (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, agreements and covenants given or made by Servicesoft in the Merger Agreement or any certificate, document or instrument delivered by or on behalf of Servicesoft pursuant to the Merger Agreement;

                             (ii) any Excess Expenses;

                             (iii) any order or proceeding brought by any third person against Broadbase and/or any Indemnified Person that is based upon or includes assertions that would, if true, constitute a misrepresentation, breach of or default in connection with any of the representations, warranties, agreements and covenants given or made by Servicesoft in the Merger Agreement or any certificate, document or instrument delivered by or on behalf of Servicesoft pursuant to the Merger Agreement (a "THIRD PARTY PROCEEDING"); or

                             (iv) any failure of a Servicesoft Stockholder to have good, valid and marketable title to the issued and outstanding Servicesoft common stock disclosed on Item 4.3(a) of the Servicesoft Disclosure Letter as being held by such Servicesoft Stockholder;

                      (b) Failure to Provide Notice of Claim. Failure to provide such notice in a timely manner shall not reduce Broadbase's indemnification rights or the indemnification obligations of the Stockholders in this Agreement and under the Merger Agreement, unless the failure to provide such timely notice impairs the indemnifying party's ability to defend the Claim, and then only to the extent of such impairment, and except as set forth in
    Section 3.2(c) below.

                      (c) All claims for Damages under Article 12 of the Merger Agreement must be initiated prior to the expiration of the Escrow Period.

               3.3 Contents of Each Notice of Claim. Each Notice of Claim given by Broadbase pursuant to Section 3.2 shall be set forth in writing and shall contain the following information to the extent it is reasonably available to
Broadbase:

                      (a) Statement of Damages. The statement of Damages shall include Broadbase's good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages that will ultimately be incurred by Broadbase and/or any other Indemnified Person in connection with such Claim, including, without limitation, any Damages from a potential Third Party Proceeding.

                      (b) Statement of Basis for Damages. The statement of basis for Damages shall include: (i) a brief description of the facts, circumstances or events giving rise to the alleged Damages based on Broadbase's or any other affected Indemnified Person's good faith belief, and (ii) if applicable, specific references to the provisions of the Merger Agreement alleged to have been breached.

               3.4 Requirement of Resolution of Claims. The Escrow Agent shall not act regarding any of the Escrow Shares held pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Article 4 and, in the case of a Contested Claim, it receives appropriate notice pursuant to
Section 4.3(c).

        4. RESOLUTION OF CLAIMS

        Any Notice of Claim received by the Representative and the Escrow Agent pursuant to Article 3 shall be resolved as follows:

               4.1 Third Party Proceedings. Broadbase shall have the right, at the Stockholders' expense (to be paid in Escrow Shares subject to the provisions of Section 12 of the Merger Agreement), to select counsel in connection with conducting the defense or handling each Third Party Proceeding and defend or handle such Third Party Proceeding in such manner as Broadbase may deem reasonably appropriate (including, without limitation, consent to an entry of judgement or settlement of such Third Party Proceeding); provided, however, that Broadbase shall keep the Representative timely apprised of the status of such Third Party Proceeding. The reasonable costs and expenses incurred by Broadbase in connection with such defense (including, but not limited to, reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which Broadbase may seek indemnity pursuant to a Claim made by Broadbase or an Indemnified Person hereunder. The Representative and the Stockholders shall cooperate with Broadbase and shall be entitled to participate in the defense or handling of the Third Party Proceeding with their own counsel and at their own expense.

               4.2 Uncontested Claims. If, within ten (10) business days after the Escrow Agent and the Representative receive a Notice of Claim, the Representative does not contest such Notice of Claim (an "UNCONTESTED CLAIM") in a written notice delivered to the Escrow Agent pursuant to Section 4.3, then the Escrow Agent shall: (a) immediately charge and allocate against each Stockholder's accounts in the Escrow Ledger the number of Escrow Shares required, pursuant to Section 4.5, to satisfy the amount of Damages specified in such Notice of Claim (reduced by any recovery to date under policies of insurance not reflected in the Notice of Claim); (b) update the Escrow Ledger to reflect the effect of the deduction pursuant to Section 2.2(b); and (c) notify the Representative in writing of the deduction of Escrow Shares as promptly as reasonably practicable. The number of Escrow Shares deducted hereunder shall be charged to and allocated among the Stockholders pro rata according to each Stockholder's percentage share, as set forth in column 4 of the Escrow Ledger, except as otherwise provided for in Section 12.2 of the Merger Agreement.

               4.3 Contested Claims. If Broadbase and the Escrow Agent receive a written notice contesting all, or a portion of, a Notice of Claim within the ten
(10) business day period described in Section 4.2 (a "CONTESTED CLAIM"), then the parties will work together in good faith to resolve their dispute for up to thirty (30) days. If the Contested Claim is not resolved in such thirty (30) day period, then: (a) such Contested Claim shall be resolved by binding arbitration in accordance with Section 13.10 of the Merger Agreement, and (b) the Escrow Agent shall continue to hold the number of Escrow Shares sufficient, pursuant to
Section 4.5, to satisfy the maximum potential award to all Indemnified Persons under such Claim. Any portion of the Notice of Claim that is not contested by the Representative in accordance with the foregoing provisions of this Section
4.3 shall be resolved as an Uncontested Claim in accordance with Section 4.2. In addition to the provisions of Section 13.10 of the Merger Agreement, resolution of Contested Claims shall be subject to the following additional provisions:

                      (a) Award.

                             (i) Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "FINAL AWARD") and shall deliver such documents to the Escrow Agent, the Representative and Broadbase. The Final Award shall constitute a conclusive determination of all issues in question, binding upon the Representative, the Stockholders and Broadbase, and shall not be contested by the Representative, the Stockholders or Broadbase.

                             (ii) To the extent that the Final Award determines that Broadbase or any other Indemnified Person has actually incurred Damages in connection with the Contested Claim through the date of the Final Award ("INCURRED DAMAGES"), the Final Award will set forth and award to Broadbase the amount of such damages, reduced by any recovery under policies of insurance to date that were not specified in the Notice of Claim. In addition, the Final Award will set forth an additional amount of Damages equal to the reasonably foreseeable amount of alleged Damages that the arbitrator determines (based on the evidence submitted by the parties in the arbitration) are reasonably likely to be incurred by Broadbase and any other Indemnified Person as a result of the facts giving rise to the Contested Claim ("ESTIMATED DAMAGES"), which amount of Estimated Damages may, without limitation, include the amount of damages claimed by a third party in an action brought against any Indemnified Person based on alleged facts which, if true, would give rise to Damages. The Escrow Agent will continue to hold Escrow Shares representing the Estimated Damages, in accordance with Section 4.5, in escrow, including, if appropriate, beyond the expiration of the Escrow Period, until and to the extent that: (A) the arbitrator deems that Broadbase has actually incurred such Estimated Damages, reduced by any recovery under policies of insurance to date that were not specified in the Notice of Claim; (B) the arbitrator deems that Broadbase will not actually incur any additional Estimated Damages; or (C) the parties come to a written settlement agreement pursuant to Section 4.4. Both Incurred Damages and Estimated Damages owed to Indemnified Persons are deemed to be Damages for purposes of this Agreement. Upon issuance and delivery of the Final Award pursuant to Section 4.3(a)(i), and subject to receipt by the Escrow Agent of a written notice of resolution of the Claim pursuant to Section 4.3(c), Broadbase will immediately be entitled to recover the amount of any Incurred Damages awarded to Broadbase under such Final Award.

                      (b) Timing. The Representative, Broadbase and the arbitrator shall conclude each arbitration pursuant to this Section 4.3 as promptly as practicable. Time is of the essence with regards to all aspects of this Agreement.

                      (c) Notice of Resolution of Claim. The Escrow Agent shall not deliver Escrow Shares held pursuant to a Contested Claim until the Escrow Agent receives appropriate notice. Such notice must consist of: (i) written notice of the resolution of such Claim executed by both the Representative and Broadbase; (ii) a written settlement agreement pursuant to Section 4.4; (iii) delivery to the Escrow Agent of an appropriate final non-appealable order by a court of competent jurisdiction; or (iv) delivery to the Escrow Agent of a copy of the Final Award of an arbitrator or court. The Escrow Agent shall act on such notice without further inquiry in accordance with Sections 2.3(b) and (c).

                      (d) Multiplicity of Claims. The assertion of any single Claim for indemnification hereunder will not bar Broadbase from asserting other Claims hereunder.

               4.4 Settled Claims. If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Representative and Broadbase, then the Representative and Broadbase shall promptly deliver such written settlement agreement to the Escrow Agent with written instructions on the appropriate charges or adjustments to be made to the Escrow Ledger, and the Escrow Agent shall promptly release and/or return the Escrow Shares subject to such claim in accordance with Sections 2.3(b) and 2.3(c). Any settlement which is effected without the consent of the Representative, which consent shall not be unreasonably withheld or delayed, shall not be determinative of the amount of Damages for which indemnification may be sought.

                4.5 Determination of Number of Escrow Shares for Claims. Unless a specific number of Escrow Shares is specified, or unless any claim asserts that a different allocation should be made pursuant to Section 12.2 of the Merger Agreement, any amount owed to Broadbase under this Agreement will be immediately payable to Broadbase, subject to Section 4.3(c), by deducting pro rata from each Stockholder's account in the Escrow Ledger the number of Escrow Shares equal to: (a) the Damages for that Claim, divided by, (b) the average of the closing prices of Broadbase common stock for the ten (10) trading days ending 2 trading days prior to the Closing (subject to adjustment for changes in Broadbase capital stock as set forth in a certificate of Broadbase delivered to the Escrow Agent).

               4.6 Election of Remedies. Broadbase may institute Claims against the Escrow Shares and in satisfaction thereof may elect to have such Escrow Shares deducted from the Escrow Ledger, after any notice to the Representative required hereunder, without making any other claims directly against the Stockholders and without rescinding or attempting to rescind the transactions consummated pursuant to the Merger Agreement. Broadbase need not exhaust any other remedies that may be available to it but may proceed directly in accordance with the provisions of this Agreement.

        5. THE ESCROW AGENT

               5.1 Limitation of Escrow Agent's Liability/Responsibility. In performing any of its duties under this Escrow Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except in the event of gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable for punitive, consequential or incidental damages. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Escrow Agreement that the Escrow Agent shall in good faith believe to be genuine; nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any agent's authority. In addition, the Escrow Agent may consult with legal counsel of its choice in connection with its duties under this Escrow Agreement and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Escrow Agreement. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Escrow Agreement, and the Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Escrow Agreement. No implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent.

               5.2 Indemnification of the Escrow Agent.

                      (a) For the purposes of this Section 5.2, references to the Escrow Agent shall include the Escrow Agent's officers, directors, employees, counsel and agents.

                      (b) Each party to this Agreement other than the Escrow Agent and the Representative in his capacity as the Representative (each an "INDEMNIFYING PARTY" and together the "INDEMNIFYING PARTIES") will severally reimburse, indemnify and hold harmless the Escrow Agent from and against any damage, liability or loss suffered, incurred by, or asserted against the Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel, collectively, "LOSS") arising out of, in connection with or based upon any act or omission by the Escrow Agent relating in any way to this Agreement or the Escrow Agent's services hereunder. This indemnity will exclude any indemnification for any Loss arising in whole or in part, directly or indirectly, from any fraud, gross negligence or willful misconduct on the Escrow Agent's part. Anything in this Agreement to the contrary notwithstanding, in no event will the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) suffered by another party to this Agreement or by any Stockholder, even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent's right to indemnification hereunder will survive the Escrow Agent's resignation or removal as the Escrow Agent and will survive the termination of this Agreement by lapse of time or otherwise.

                      (c) Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against the Escrow Agent related to this Agreement, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that, if there exists a conflict of interest that would make it inappropriate, in the sole discretion of the Escrow Agent, for the same counsel to represent both Escrow Agent and the Indemnifying Parties, the Escrow Agent's retention of separate counsel will be reimbursable as provided in Section 5.2(b).

                      (d) The Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter, of any receipt by Escrow Agent of a written assertion of a claim against the Escrow Agent arising out of this Agreement, or any action commenced against the Escrow Agent arising out of this Agreement, within five (5) business days after the Escrow Agent's receipt of written notice of such claim. However, the Escrow Agent's failure to so notify each Indemnifying Party will not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have to the Escrow Agent under this Section 5.2 or otherwise unless such failure by the Escrow Agent to give such notice materially prejudices such Indemnifying Party.

               5.3 Compensation and Expenses of Escrow Agent. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder shall be paid by Broadbase upon receipt of a written invoice by Escrow Agent in accordance with Exhibit C attached hereto.

               5.4 Resolution of Conflicting Demands. In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Shares or the Escrow Ledger, the Escrow Agent shall have the right, at the Escrow Agent's election, to either: (a) give written notice to the other parties to this Agreement that it has received conflicting instructions from Broadbase and the Representative and is refraining from taking action until it receives instructions consented to in writing by both Broadbase and the Representative, or (b) resign so that a successor escrow agent can be appointed pursuant to Section 5.5. In the further event that the Escrow Agent gives written notice under "(a)" above and does not receive instructions consented to in writing by both Broadbase and the Representative within thirty
(30) calendar days, then the Escrow Agent may file a suit in interpleader and obtain an order from a court of competent jurisdiction located in Wilmington, Delaware, requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In this case, the Escrow Agent shall thereby be fully released and discharged from all further obligations imposed upon it under this Agreement with respect to the matters that are the subject of such interpleader suit, and Broadbase shall pay the Escrow Agent all costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent's rights under this paragraph.

               5.5 Successor Escrow Agent.

                      (a) In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity as Escrow Agent hereunder, the Escrow Agent may resign and be discharged from its duties hereunder by giving notice of resignation to the parties to this Agreement, specifying a date not less than thirty (30) days following such notice date of when such resignation shall take effect and refunding to Broadbase any prepaid but unearned fees previously paid by Broadbase to the Escrow Agent hereunder. Broadbase shall designate a successor Escrow Agent reasonably satisfactory to the Representative prior to the expiration of such thirty (30) day period by giving written notice to the Escrow Agent and the Representative. If no successor escrow agent is named by Broadbase, then the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. In either case, the Escrow Agent shall promptly transfer the Escrow Shares and Escrow Ledger to the designated successor Escrow Agent.

                      (b) In the event Escrow Agent is merged with, acquired or otherwise combined with another entity, or Escrow Agent transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another institution, the successor as a result of such transaction will be the Escrow Agent hereunder without any further action by the parties hereto.

        6. THE REPRESENTATIVE

               6.1 Duties as Provided in Merger Agreement. From and after the deposit of the Escrow Shares as provided in Article 1, the Stockholders shall be represented by the Representative, or, upon written notice to the Escrow Agent, by his successor appointed in accordance with Section 12.6(d) of the Merger Agreement. The Representative (a) shall have the duties and obligations set forth in Section 12.6(a) of the Merger Agreement, (b) shall not be liable to the Stockholders in connection with the performance of his duties and obligations under this Agreement except as set forth in Section 12.6(b) of the Merger Agreement, and (c) shall be indemnified by the Stockholders in connection with the performance of the his duties and obligations under this Agreement as provided in Section 12.6(c) of the Merger Agreement.

               6.2 No Compensation; Reimbursement for Expenses. Except as stated in Section 12.6(c) of the Merger Agreement and in this paragraph, the Representative shall not be entitled to receive any compensation for his services in connection with this Agreement. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of this Agreement shall be paid by the Stockholders in proportion to their percentage interest in the aggregate Escrow Shares set forth in column 4 of the Escrow Ledger promptly upon the Representative's written request to the Stockholders and, at the Representative's option, may be taken by the Representative from the Escrow Shares reflected in the Escrow Ledger after the final resolution of all Claims made under this Agreement.

               6.3 Tax Reporting Documentation. The Representative agrees to use all reasonable efforts to obtain for the Escrow Agent certified tax identification numbers for each of the Stockholders consisting of appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, "TAX REPORTING DOCUMENTATION") to the Escrow Agent within 30 days after the date of such request. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Code, as it may be amended from time to time, to withhold a portion of the interest earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

         7. MISCELLANEOUS

               7.1 Term of Escrow Agreement. This Escrow Agreement shall terminate upon the distribution by the Escrow Agent of all Escrow Shares and other property held in escrow.

               7.2 Entire Agreement. This Agreement, the Merger Agreement and the exhibits hereto and thereto constitute the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersede all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. As between the Escrow Agent and the other parties hereto, all such parties agree that the Escrow Agent's duties are defined only in this Agreement, any contrary provisions of the Merger Agreement notwithstanding.

               7.3 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

               7.4 Assignment; Binding Nature. Broadbase may not assign all or any of its rights and obligations hereunder without the prior written consent of the Escrow Agent and the Representative, which consent shall not be unreasonably withheld. Except for assignments in connection with permitted transfers of Escrow Shares under Section 2.1(d) of this Agreement, neither the Stockholders, nor the Representative on their behalf, may assign any of rights or obligations of the Stockholders hereunder, nor may their rights or obligations be assigned by operation of law, without the prior written consent of Broadbase. This Agreement and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

               7.5 Absence of Third Party Beneficiary Rights. No provisions of this Escrow Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, Stockholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Escrow Agreement.

               7.6 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and have been reviewed by each party hereto. Accordingly, no ambiguity in the language of this Agreement will be construed for or against either party.

               7.7 Section Headings. A reference to a section, article or exhibit will mean a section in, article in or exhibit to this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement, which will be considered as a whole.

               7.8 Amendment. This Agreement may be amended by the written agreement of Broadbase, the Escrow Agent and the Representative; provided, however, that, if the Escrow Agent does not agree to an amendment agreed upon by Broadbase and the Representative, then the Escrow Agent shall resign and a successor Escrow Agent shall be appointed in accordance with the provisions of
Section 5.5. No amendment of the Merger Agreement shall increase or alter the Escrow Agent's duties, responsibilities or liability hereunder without the Escrow Agent's written agreement.

               7.9 Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless it is set forth in a writing signed by such party. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

               7.10 Severability. If any provision of this Agreement or its application will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as to effect the intent of the parties hereto. The parties will replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

               7.11 Governing Law. The validity of this Agreement the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties of this Agreement will be exclusively governed by and construed in accordance with the internal laws of the State of Delaware, as applied to agreements entered into solely between residents of and to be performed entirely in the State of Delaware, without reference to that body of law relating to conflicts of law or choice of law.

               7.12 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

               7.13 Notices. No notice or other communication shall be deemed given unless sent in the manner, and to the persons, specified in this Section
7.13. All notices and other communications hereunder will be in writing and win be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier; or (c) upon dispatch if transmitted by facsimile (and confirmed by a copy delivered in accordance with clause (a) or (b)), addressed to the parties at the following addresses:

If to Broadbase:             Broadbase Software, Inc.
                             181 Constitution Drive
                             Menlo Park, California 94025
                             Attention: General Counsel
                             Phone: (650) 614-8300
                             Fax:  (650) 614-8301

with a copy to:              Fenwick & West LLP
                             275 Battery Street, Suite 1500
                             San Francisco, CA  94111
                             Attention:  David K. Michaels
                             Phone: (415) 875-2300
                             Fax:  (415) 281-1350

If to the Escrow Agent:      State Street Bank and Trust Company of California,
                               N.A.
                             633 West 5th Street, 12th Floor
                             Los Angeles, CA  90071
                             Attention:  Corporate Trust Administration
                                         (Broadbase/Servicesoft 2000 escrow)
                             Phone: (213) 362-7373
                             Fax:  (213) 362-7357

If to the Representative:    Mark Skapinker
                             c/o Servicesoft, Inc.
                             Two Apple Hill Drive
                             Natick, MA 01760
                             Phone:  (508) 653-4000
                             Fax:  (508) ___-____

With a copy to:              McDermott, Will & Emery
                             28 South State Street
                             Boston, MA 02109-1775
                             Attention:  John J. Egan III, P.C.
                             Phone:  (617) 535-4000
                             Fax:  (617) 535-3800

Any party may change its address for such communications by giving notice thereof to the other parties. Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt except that a notice faxed to Escrow Agent shall be deemed received on such day provided that (i) such fax was transmitted prior to 5:00 P.M. Pacific Standard Time on such date and (ii) there exists written confirmation of such transmittal. If any Claim, objection thereto or any other document of any kind is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that such Claim notice, objection or other document was received by such other person on the date on which it was received by the Escrow Agent.

               7.14 Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



BROADBASE SOFTWARE, INC.                     REPRESENTATIVE


By:
   --------------------------------          -----------------------------------
    Rusty Thomas,                            Mark Skapinker
    Executive Vice President and
    Chief Financial Officer



ESCROW AGENT

STATE STREET BANK AND TRUST
COMPANY OF CALIFORNIA, N.A.


-----------------------------------
(Duly Authorized Signature)


-----------------------------------
(Printed Name)


-----------------------------------
(Title)

                                    EXHIBIT A


                     STOCK POWER AND ASSIGNMENT CERTIFICATE


        In connection with the merger (the "MERGER") of Soldier Acquisition Corp., a wholly owned subsidiary of Broadbase Software, Inc. ("BROADBASE"), with and into Servicesoft, Inc. ("SERVICESOFT"), the undersigned is receiving shares of Broadbase common stock in respect of the shares of Servicesoft common stock held by the undersigned immediately prior to the Merger.

        FOR VALUE RECEIVED, and pursuant to that certain Agreement and Plan of Merger dated as of September 18, 2000 (the "MERGER AGREEMENT") and that certain Escrow Agreement dated as of September __, 2000 executed in connection with the Merger (the "ESCROW AGREEMENT"), the undersigned hereby assigns and transfers unto State Street Bank and Trust Company of California., N.A., as Escrow Agent (the "AGENT") pursuant to the Merger Agreement and the Escrow Agreement:


        _____________     shares of Broadbase common stock represented by stock
                          certificate No. ____ tendered herewith (the "SHARES")


        The undersigned hereby irrevocably appoints the Agent, as attorney-in-fact, with full power of substitution and re-substitution, to hold any and all certificates for such Shares in escrow and to transfer such Shares on the books of Broadbase solely to the extent provided in the Escrow Agreement.

        THIS STOCK POWER AND ASSIGNMENT CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE ESCROW AGREEMENT AND THE MERGER AGREEMENT AND MAY ONLY BE USED STRICTLY IN ACCORDANCE THEREWITH.


Dated:  ________, 2000
                                             -----------------------------------
                                             (Signature)


                                             -----------------------------------
                                             (Printed Name)



                                    Signature guarantee:
                                                        ------------------------

                                    EXHIBIT B


                                  ESCROW LEDGER


-----------------------------------------------------------------------------------------------------------------------------------
                                                                       4. PERCENTAGE      5. SHARES/ ASSETS    6. SHARES/ASSETS TO
1. STOCKHOLDER'S NAME, ADDRESS AND  2. NUMBER OF     3. OTHER ASSETS   INTEREST IN TOTAL  HELD FOR PENDING     BE RELEASED ON THE
TAXPAYER I.D. NO. (WHEN KNOWN)      ESCROW SHARES    IN ESCROW         ESCROW SHARES      CONTESTED CLAIMS     RELEASE DATE
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

----------------------------------- ---------------- ----------------- ------------------ -------------------- ------------------

                                    EXHIBIT C

                       STATE STREET BANK AND TRUST COMPANY
                               OF CALIFORNIA, N.A.

                      SCHEDULE OF FEES FOR ESCROW SERVICES


BROADBASE, INC./SERVICESOFT, INC.

ACCEPTANCE FEE:                                                                      $750.00
        This one-time charge, payable at closing, includes acceptance and assumption of responsibility and duties as Escrow Agent; review and comment on the form of agreement; and establishment of account(s) in accordance with governing document.

LEGAL COUNSEL:                                                                       AT COST

ESCROW AGENT FEE:                                                                  $3,500.00
        Payable at funding and annually thereafter, if applicable.  Compensates
        State Street for administrative services in accordance with the Escrow
        Agreement.

        ADDITIONAL FEES, IF APPLICABLE:
        PRO-RATA PERCENTAGE: Should the Escrow Agreement require pro-rata distribution of principal cash or investment income to the beneficiaries, STATE STREET WILL ASSESS an additional $100, for each beneficiary pro-rata distribution, which may be offset at State Street's discretion against each distribution.

        DIRECTED SALE: State Street will charge $500.00, plus broker commission, for each Directed Sale. The fee will be paid from the proceeds of such sale.

CLAIMS (if applicable):
        Uncontested                                                                  $250.00
        Contested                                                             BILLED AT COST

WIRE TRANSFER FEE (This fee will be deducted from wire amount, if applicable)
        International                                                                 $40.00
        Domestic                                                                      $20.00

INVESTMENT FEE:                                                                       $65.00
        Per security purchased (i.e. Treasuries, Agencies, etc.)

INVESTMENT IN STATE STREET INVESTMENT VEHICLES:                     40 BASIS POINTS (.0040)
        (Calculated on THE Average Daily Net Assets)
INVESTMENT VEHICLES:
        SSgA Prime Money Market Fund
        SSgA US Treasury Money Market Fund
        SSgA Tax Free Money Market Fund

OUT-OF-POCKET EXPENSE:                                                   AT COST

The transaction underlying this proposal, and all related documentation, is subject to review and acceptance by State Street in accordance with its policies and procedures. Should the actual transaction materially differ from the assumptions used herein, State Street reserves the right to modify this proposal. In the event that the subject transaction fails to close for reasons beyond the control of State Street, the party requesting these services agrees to pay State Street's acceptance fees, legal fees and out-of-pocket expenses. This proposal is a confidential document and should not be duplicated and/or distributed.

Dated: ___________, 2000

Page Two of Two

                                                                       EXHIBIT F

                  OPINION TO BE PROVIDED BY COUNSEL TO BENTLEY


All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger dated September 18, 2000 by and among Bentley, Inc., Saturn, Inc. and Soldier Acquisition Corp.


        1. Each of Bentley and Newco is a corporation validly existing and in good standing under the laws of the State of Delaware, and Bentley is duly qualified to do business and is in good standing under the laws of the State of California. Each of Bentley and Newco has the corporate power and authority under the Delaware General Corporation Law to own and operate its properties and assets and to carry on its business as currently conducted.

        2. Each of Bentley and Newco has the requisite corporate power and corporate authority to execute, deliver and perform its obligations under the Merger Agreement and the Certificate of Merger and to consummate the transactions contemplated thereby.

        3. The shares of Bentley's common stock to be issued in the Merger will, when issued in accordance with the provisions of the Merger Agreement be duly authorized, validly issued, fully paid and nonassessable.

        4. The Merger Agreement and the Certificate of Merger have been duly and validly executed by Bentley and Newco and delivered by Bentley and Newco, as applicable, to Saturn, and each constitutes a valid and binding obligation of Bentley and Newco, enforceable against Bentley and Newco in accordance with its respective terms.

        5. Neither the execution, delivery and performance of the Merger Agreement and the Certificate of Merger by Bentley and Newco nor the consummation by Bentley and Newco of the transactions contemplated thereby will
(a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Bentley or Newco, as currently in effect or, to our knowledge, any judgment, order or decree of any court or arbitrator to which Bentley or Newco is a party or is subject, or (b) to our knowledge, violate any provision of any applicable U.S. federal or California state law, rule or regulation, or any provision of the DGCL, except to the extent that such conflict, breach or violation would not have a Material Adverse Effect on Bentley.

        6. To our knowledge, no filing with, or authorization or approval from, any California state or U.S. federal governmental entity or any Delaware state governmental entity pursuant to the DGCL, is necessary to enable Bentley and Newco to enter into, and to perform their obligations under, the Merger Agreement and the Certificate of Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing with the SEC of the Form S-4 and the Prospectus/Proxy Statement and a Current Report on Form 8-K with respect to the Merger, each in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Form S-4, (iii) the filing with the Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Bentley's common stock to be issued in the Merger, (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Bentley or the Surviving Corporation or prevent, alter or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

        7. To our knowledge, there is no action, proceeding or investigation pending or overtly threatened against Bentley or Newco before any court or administrative agency that questions the validity of the Merger Agreement or that could be reasonably expected to result, either individually or in the aggregate, in any material adverse change in the assets, financial condition or results of operations of Bentley.

                                                                       EXHIBIT G


                  OPINION TO BE PROVIDED BY COUNSEL TO SATURN


        All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger dated September 18, 2000 by and among Broadbase Software, Inc., Servicesoft, Inc. and Soldier Acquisition Corp.


        1. Saturn is a corporation validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing under the laws of the Commonwealth of Massachusetts, and has the corporate power and authority under the Delaware General Corporation Law to own and operate its properties and assets and to carry on its business as currently conducted. Each Subsidiary that is incorporated in Delaware or Massachusetts is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority under the Delaware General Corporation Law or Massachusetts Corporations Statute, as applicable, to own and operate its properties and assets and to carry on its business as currently conducted.

        2. Saturn has the requisite corporate power and corporate authority to execute, deliver and perform its obligations under the Merger Agreement and the Certificate of Merger and to consummate the transactions contemplated thereby.

        3. The authorized capital stock of Saturn consists solely of 30,000,000 shares of Saturn Common Stock and 16,450,002 shares of Saturn Preferred Stock, 8,000,000 of which are designated as Series H Convertible Preferred Stock, 4,450,000 are designated as Series I Convertible Preferred Stock, 4,000,000 are designated as Series J Convertible Preferred Stock, 1 is designated as Series X Special Preferred Stock and 1 is designated as Series Y Special Preferred Stock. To our knowledge, as of the date hereof, there are issued and outstanding _______________ shares of Saturn Common Stock, _________ shares of Saturn's Series __ Preferred Stock, _________ shares of Saturn's Series __ Preferred Stock, _________ shares of Saturn's Series __ Preferred Stock, _________ shares of Saturn's Series __ Preferred Stock, and _________ shares of Saturn's Series
__ Preferred Stock. All of the issued and outstanding shares of Saturn's capital stock have been duly authorized and are validly issued, fully paid and nonassessable. To our knowledge, except as set forth in Item 4.3(b) of the Saturn Disclosure Letter, no warrant, option, or other right to purchase from Saturn any shares of its capital stock is authorized or outstanding.

        4. The Merger Agreement and the Certificate of Merger have been duly and validly executed by Saturn and delivered by Saturn to Bentley and Newco, and each constitutes a valid and binding obligation of Saturn, enforceable in accordance with its respective terms.

        5. Neither the execution, delivery and performance of the Merger Agreement and the Certificate of Merger by Saturn, nor the consummation by Saturn of the transactions contemplated thereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Saturn, as currently in effect or, to our knowledge, any judgment, order or decree of any court or arbitrator to which Saturn or any Subsidiary is a party or is subject, or (b) to our knowledge, violate any provision of any applicable U.S. federal or Massachusetts state law, rule or regulation, or any provision of the DGCL, except to the extent that such conflict, breach or violation would not have a Material Adverse Effect on Saturn.

        6. To our knowledge, no filing with, or authorization or approval from, any Massachusetts state or U.S. federal governmental entity or any Delaware state governmental entity pursuant to the DGCL, is necessary to enable Saturn to enter into, and to perform its obligations under, the Merger Agreement and the Certificate of Merger, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Form S-4 and Prospectus/Proxy Statement with the SEC, each in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Form S-4, (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Saturn, Bentley or the Surviving Corporation or prevent, alter or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.


        7. To our knowledge, there is no action, proceeding or investigation pending or overtly threatened against Saturn before any court or administrative agency that questions the validity of the Merger Agreement or that could be reasonably expected to result, either individually or in the aggregate, in any material adverse change in the assets, financial condition or results of operations of Saturn.

              OPINION TO BE PROVIDED BY CANADIAN ADVISOR TO SATURN

All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger dated September ___, 2000 by and among Bentley, Inc., Saturn, Inc. and Soldier Acquisition Corp.]



        1. Saturn Canada is a corporation incorporated and validly existing under the Business Corporations Act (Ontario). There are no restrictions on the corporate power and capacity of Saturn Canada to own and lease property and assets and to carry on its business.

        2. Any amendments to the Saturn Canada Constituent Documents (the "SATURN CANADA AMENDMENTS") entered into pursuant to Section 10.9 of the Merger Agreement have been duly executed and delivered by Saturn Canada, and each is enforceable in accordance with its respective terms. Saturn Canada has all necessary corporate power, capacity and authority to enter into the Saturn Canada Amendments and to carry out its obligations thereunder. The execution and delivery of the Saturn Canada Amendments has been duly authorized by all necessary corporate action on the part of Saturn Canada.


        3. Saturn Canada is not a party to, bound or affected by or subject to any provision of its articles or by-laws, statutory law or regulation, which is violated, contravened or breached by the execution and delivery by Saturn Canada of the Saturn Canada Amendments, or the performance by Saturn Canada of any of the terms thereof.

        4. There are no governmental or regulatory authorizations, approvals, orders, consents or filings required in Ontario or under the federal laws of Canada on the part of Saturn Canada in connection with the execution, delivery and performance of the Saturn Canada Amendments by Saturn Canada.

        5. The authorized capital stock of Saturn Canada consists solely of ____ shares of Common Stock, _______ shares of Exchangeable Common Stock and _______ shares of Exchangeable Preferred Stock, ________. To our knowledge, as of the date hereof, there are issued and outstanding _______________ shares of Saturn Canada Common Stock, _________ shares of Saturn Canada Exchangeable Common Stock and _________ shares of Saturn Canada Exchangeable Preferred Stock. All of the issued and outstanding shares of Saturn Canada's capital stock have been duly authorized and are validly issued, fully paid and nonassessable. To our knowledge, no warrant, option, or other right to purchase from Saturn Canada any shares of its capital stock is authorized or outstanding.








        [Note - paragraphs 2-5 are only to be included if any amendments are made to the Saturn Canada Constituent pursuant to Section 10.9 of the Merger Agreement]